UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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COMMONWEALTH TELEPHONE ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

July 16, 2003

Dear Shareholder:

At the Annual Meeting of Shareholders to be held on September 3, 2003, you will be asked to consider and vote upon, among other things, a proposal to amend the Company’s Articles of Incorporation (Proposal 3) to reclassify and convert each outstanding share of Class B Common Stock into 1.09 shares of Common Stock and to eliminate all provisions relating to the Class B Common Stock and certain inoperative provisions from the Articles of Incorporation.

The reclassification and related amendments to the Company’s Articles of Incorporation, collectively referred to as the “Charter Amendment”, are being proposed in accordance with a Recapitalization Agreement dated as of April 24, 2003 among the Company, Eldorado Equity Holdings, Inc. and Level 3 Communications, Inc. Level 3 Communications is the ultimate parent of Eldorado, and they are sometimes collectively referred to as “Level 3”. Level 3 is the Company’s largest shareholder in terms of voting power. Under the terms of the Recapitalization Agreement, the Company has agreed to propose the Charter Amendment for shareholder approval and Level 3 has agreed to vote in favor of this proposal. Level 3 is the beneficial owner of 1,017,061 shares of Class B Common Stock or 50.2% of the Class B Common Stock outstanding. The shares owned by Level 3 represent approximately 29.3% of the total votes entitled to be cast by the holders of Class B Common Stock and Common Stock collectively. After giving effect to the Charter Amendment, Level 3 would own shares of Common Stock representing approximately 4.6% of the total votes entitled to be cast.

Approval of the Charter Amendment proposal requires the affirmative vote of (a) a majority of the votes cast by the holders of the outstanding Common Stock, voting separately as a class, (b) a majority of the votes entitled to be cast by the holders of the outstanding Class B Common Stock, voting separately as a class, and (c) a majority of the votes entitled to be cast by the holders of outstanding Common Stock and Class B Common Stock, voting together without regard to class. Approval of the holders of Common Stock voting separately as a class is not required under Pennsylvania law or the Company’s Articles of Incorporation. We have added this approval requirement, however, in order to provide an independent opportunity for the holders of Common Stock to determine whether the Charter Amendment should be implemented.

A Special Committee of independent Directors unanimously determined that the Recapitalization Agreement, the recapitalization of the Class B Common Stock and the Charter Amendment are fair to and in the best interests of the holders of Common Stock and fair to and in the best interests of the holders of Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the recapitalization and the Charter Amendment. The Board of Directors, taking into account the findings and recommendation of the Special Committee, determined that the Recapitalization Agreement, the recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Common Stock and fair to and in the best interests of the holders of Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made), approved the Recapitalization Agreement, the recapitalization and the Charter Amendment and recommends that shareholders vote for approval of the Charter Amendment proposal.

The accompanying Proxy Statement provides a detailed description of the Charter Amendment proposal. I urge you to read the entire Proxy Statement and its appendices carefully.

I urge you to vote in favor of the Charter Amendment proposal and I look forward to the opportunity to share my vision for CTE with you at the Annual Meeting.

Sincerely,

Michael J. Mahoney

President and Chief Executive Officer

This Proxy Statement is dated July 16, 2003 and is first being mailed to shareholders on or about July 17, 2003

100 CTE Drive

Dallas, Pennsylvania 18612-9774

(570) 631-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 3, 2003

The Annual Meeting of Shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on Wednesday, September 3, 2003, at 11:30 A.M., local time. The meeting will be held for the following purposes:

1.	To elect four (4) Directors to Class I to serve for a term of three (3) years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003;

3.	To approve a proposal to amend the Company’s Articles of Incorporation to reclassify and convert each outstanding share of Class B Common Stock of the Company into 1.09 shares of Common Stock of the Company and, immediately following the reclassification and conversion, to eliminate from the Articles of Incorporation all provisions relating to the Class B Common Stock and certain inoperative provisions; and

4.	To approve a proposal to adjourn the Annual Meeting, if needed, to solicit additional votes in favor of the proposal to amend the Company’s Articles of Incorporation.

5.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on June 20, 2003, will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

In order to insure that your shares are represented and are voted in accordance with your wishes, YOU SHOULD DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

Registration for the meeting will begin at 10:00 A.M. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: July 16, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

PROXY STATEMENT

THE ANNUAL MEETING

Wednesday, September 3, 2003

Time, Date and Place

This Proxy Statement is being mailed to all shareholders on or about July 17, 2003, in connection with the solicitation of proxies by the Board of Directors of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 3, 2003, at 11:30 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, and at any adjournment or postponement thereof.

Purpose of the Annual Meeting

Shareholders of the Company will consider and vote upon proposals: (i) to elect four (4) Directors to Class I to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003; (iii) to amend the Company’s Articles of Incorporation to reclassify and convert each outstanding share of Class B Common Stock into 1.09 shares of Common Stock (the “Recapitalization”) and to eliminate from the Articles of Incorporation all provisions relating to the Class B Common Stock and certain inoperative provisions (the “Restatement Amendment”, and collectively with the Recapitalization, the “Charter Amendment”); (iv) to adjourn the Annual Meeting, if needed, to solicit additional votes in favor of the proposal to amend the Company’s Articles of Incorporation, and (v) to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Common Stock of the Company is sometimes referred to herein as the “CTE Common Stock”; the Class B Common Stock of the Company is sometimes referred to herein as the “CTE Class B Common Stock”; and the CTE Common Stock and the CTE Class B Common Stock are sometimes referred to herein collectively as the “CTE Combined Common Equity”.

Record Date, Quorum, Required Vote

The close of business on June 20, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. On June 20, 2003, there were outstanding 21,717,406 shares of CTE Common Stock and 2,025,381 shares of CTE Class B Common Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one (1) vote per share of CTE Common Stock and fifteen (15) votes per share of CTE Class B Common Stock on all matters to be submitted to such class for a vote at the Annual Meeting.

Shareholders have cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder’s total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying Proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of CTE Common Stock and holders of CTE Class B Common Stock will vote as a single class on Proposal 1. In accordance with Pennsylvania law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees of Directors or can withhold authority to vote for certain nominees of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

The approval of Proposal 2 (regarding ratification of the appointment of independent accountants) and Proposal 4 (regarding adjourning the meeting, if necessary) requires the affirmative vote of a majority of the votes cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class.

The approval of Proposal 3 (regarding approval of the Charter Amendment) requires the affirmative vote of (i) a majority of the votes cast by the holders of CTE Common Stock, voting separately as a class; (ii) a majority of the votes entitled to be cast by the holders of CTE Class B Common Stock, voting separately as a class; and (iii) a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock, voting together without regard to class. Pursuant to a Recapitalization Agreement dated as of April 24, 2003 (the “Recapitalization Agreement”) among the Company, Level 3 Communications, Inc. (“Level 3 Communications”), and Eldorado Equity Holdings, Inc., a wholly owned subsidiary of Level 3 Communications (“Eldorado”, and collectively with Level 3 Communications, “Level 3”), Level 3 has agreed to vote all shares of CTE Class B Common Stock it owns in favor of Proposal 3. Because Level 3 owns approximately 50.2% of the CTE Class B Common Stock, approval of Proposal 3 by the holders of CTE Class B Common Stock as a class is assured.

Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have no effect on the vote for Proposal 1, 2, 4 and the vote of the holders of CTE Common Stock, voting separately as a class, in Proposal 3. Abstentions and broker non-votes will effectively count as “no” votes for the vote of the holders of CTE Class B Common Stock, voting separately as a class, and the vote of the holders of CTE Common Stock and CTE Class B Common Stock, voting together without regard to class, in Proposal 3.

Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three (3) classes and consists of ten (10) members. One class is elected each year for a three-year term. Class I Directors whose terms will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: Daniel E. Knowles, David C. McCourt, David C. Mitchell and Walter Scott, Jr. These four (4) nominees, if elected at the 2003 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2006.

It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such unavailable person, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE FOUR (4) NOMINEES AS CLASS I DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

Information concerning the nominees for re-election as Class I Directors and the other Directors of the Company is set forth below:

Name of Director	Age	Nominees for Re-Election in Class I	Director Since	Term Expires In
Daniel E. Knowles	73	President of Cambridge Human Resources Consulting Group since 1989. Former Director of Cable Michigan, Inc. (“Cable Michigan”) from September 1997 to November 1998.	1995	2003

David C. McCourt	46	Chairman of the Company since October 1993; Chairman, Chief Executive Officer and a Director of RCN Corporation (“RCN”) since September 1997; Director of Level 3 Communications and Cable Satellite Public Affairs Network (“C-SPAN”). Former Chief Executive Officer of the Company from October 1993 to November 1998; Chairman, Director and Chief Executive Officer of Cable Michigan from September 1997 to November 1998; Chairman and Chief Executive Officer as well as a Director of Mercom, Inc. (“Mercom”) from October 1993 to November 1998; Director of MFS/WorldCom from July 1990 to December 1996; Director of WorldCom, Inc. (“WorldCom”) from December 1996 to March 1998; Director of Level 3 Telecom Holdings, Inc., from 1993 to 2002; President and Director of Metropolitan Fiber Systems/McCourt, Inc., from 1988 to 1997; President of Level 3 Telecom Holdings, Inc. from 1992 to 1999.	1993	2003

David C. Mitchell	62	Telecommunications consultant from 1993 to 2002 for RCN and CTE; Mr. Mitchell held various positions at Rochester Telephone Corporation from 1963 to 1992, including President of the Telephone Group, Chief Financial Officer and Director; Director of Lynch Inter Active Corporation since 1999; Director of Lynch Corporation from 1997 to 1999; Director of HSBC Bank, Inc, Rochester Advisory Board from 1989 to 2001; Director of USN Communications from 1997 to 2000; Director of Cable Michigan from 1997 to 1998.	1993	2003

Walter Scott, Jr.	72	Chairman of Level 3 Communications since 1979 and Director since 1964; Chairman Emeritus of Peter Kiewit Sons’, Inc. (“PKS”) since 1998; Director of PKS, Berkshire Hathaway, Inc., Burlington Resources, Inc., MidAmerican Energy Holdings, Inc., Valmont Industries, Inc. and RCN. Former Director of WorldCom from December 1996 to July 1997.	1993	2003

Name of Director	Age	Other Directors of the Company in Class II	Director Since	Term Expires In
Frank M. Henry	70	Chairman of Frank Martz Coach Company (“Martz”) since 1995 and President of Martz from 1964 to 1995; President of Goldline, Inc. since 1975; member of the Northeastern Pennsylvania Regional Advisory Board of First Union Corporation. Director of Cable Michigan from September 1997 to November 1998.	1980	2004

Michael J. Mahoney	53	Director, President and Chief Executive Officer of the Company since July 2000; Telecommunications consultant from October 1999 to July 2000; Director of the Company from June 1995 to October 1999; President and Chief Operating Officer of the Company from February 1994 to September 1997; Director, President and Chief Operating Officer of RCN from September 1997 to October 1999; President and Chief Operating Officer of Mercom from February 1994 to September 1997; Director of Mercom from January 1994 to November 1998; Executive Vice President of the Company’s Cable Television Group from June 1991 to February 1994; Executive Vice President of Mercom from December 1991 to February 1994; and Chief Operating Officer of Harron Communications Corporation from April 1983 to December 1990.	2000	2004

John J. Whyte	62	President of Whyte Worldwide PCE (Professional Corporate Executives) from 1986 to the present. As a member of Whyte Worldwide PCE, in addition to various consulting assignments, Mr. Whyte served as: Executive Vice President, Chief Operating Officer and Chief Information Technology Officer of Safety 1st, Inc.; Executive Vice President, President, and Chief Operating Officer of Risk Management, Inc.; and Executive Vice President and Chief Operating Officer of Infinium Software, Inc. Partner of Stavisky, Shapiro & Whyte CPA’s from 1970 through 1986.	1997	2004

Name of Director	Age	Other Directors of the Company in Class III	Director Since	Term Expires In
James Q. Crowe	54	Chief Executive Officer of Level 3 Communications since August 1997; President of Level 3 Communications from August 1997 to February 2000; Chairman of the Board of Directors of WorldCom from January 1997 until July 1997 following the company’s merger with MFS Communications Company, Inc. (“MFS”) in 1996; Former President, Chief Executive Officer and Chairman of the Board of MFS. Director of Level 3 Communications since 1993. Director of RCN and PKS.	1993	2005

Richard R. Jaros	51	Private Investor since 1998; Former President of Level 3 Communications from 1996 to 1997; Executive Vice President of PKS from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997; Chairman of CalEnergy Company, Inc. (“CECI”), now known as MidAmerican Energy Holdings, Inc., from 1993 to 1994; President and Chief Operating Officer of CECI from 1992 to 1993; served in various capacities at PKS between 1980 and 1993. Director of Level 3 Communications, MidAmerican Energy Holdings, Inc. and RCN.	1993	2005

Eugene Roth	68	Senior Partner at Rosenn, Jenkins & Greenwald L.L.P. (attorney since 1964); Director of Pennsylvania Regional Board of Directors of First Union National Bank, RCN and Geisinger Wyoming Valley Medical Center.	1989	2005

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

On April 23, 2003, Michael Adams and Timothy Stoklosa, each a member of the Company’s Board of Directors since 1999, resigned from the Board of Directors. Each of Mr. Adams and Mr. Stoklosa is an officer of RCN. Level 3 owns a significant equity interest in RCN. In light of (i) the fact that the Level 3 had previously sold a significant portion of its interest in the Company, (ii) the possibility that the Company and Level 3 would enter into the Recapitalization Agreement and (iii) the fact that Level 3’s voting interest in the Company will be further reduced if the Recapitalization is completed, the Company and Messrs. Adams and Stoklosa determined that it would be appropriate for Messrs. Adams and Stoklosa to resign from the Board of Directors. After the resignations, the Board of Directors of the Company had ten remaining members.

At a meeting held on April 24, 2003, the Board of Directors set the number of members constituting the entire Board of Directors at ten. This was done in accordance with the Company’s bylaws, which provide that the number of Directors constituting the entire board shall be not less than six nor more than twenty-four and shall be determined from time to time by the Board of Directors. Pennsylvania law and the Company’s bylaws require that each of the three classes of the Board be as nearly equal in number as possible. To maintain the classes as nearly equal in number as possible while making the fewest changes within the classes of the Board, the Board of Directors set the classes as follows:

Class I (expires 2003) - 4 Directors

Class II (expires 2004) - 3 Directors

Class III (expires 2005) - 3 Directors

After the resignations of Messrs. Adams and Stoklosa, Class III then had two members and Class I and Class II each had four members. In order to have the proper number of Directors in each class, at the April 24 meeting of the Board of Directors, Eugene Roth resigned as a Class II Director and was selected by a vote of the Board of Directors to fill the vacancy in Class III. At the April 24 meeting and prior to the selection of Eugene Roth as a Class III Director, the provision in the Company’s bylaws providing that a person selected by the Board of Directors to fill a vacancy on the Board would serve in such position until the next election of Directors was amended, consistent with Pennsylvania law, to provide that any person elected by the Board of Directors to fill a vacancy in a given class will hold office for the remainder of the term of that class.

During 2002, the Board of Directors of the Company held four (4) regular meetings and one (1) special meeting; the Audit Committee met formally seven (7) times; the Compensation/Pension Committee met four (4) times and the Executive Committee met one (1) time.

Directors’ Compensation

Directors of CTE who are employees of the Company, its subsidiaries or RCN did not receive Directors’ fees in 2002. In 2003, Non-employee Directors of the Company, including RCN employees, will receive an annual Directors’ fee of $30,000 which is paid in cash, plus $1,000 in cash per Board meeting attended. The Committee Chairmen and other committee members will be paid $1,000 in cash, for each committee meeting attended. The Chairman of the Audit Committee receives an annual fee of $10,000 in cash, while the other members of the Audit Committee receive an annual fee of $5,000 in cash. The Chairman of the Compensation/Pension Committee receives an annual fee of $5,000 in cash while the other members of the Compensation/Pension Committee receive an annual fee of $2,000 in cash. These annual fees for the Audit Committee and Compensation/Pension Committee are in addition to their per meeting fees. Pursuant to the 1997 Non-Management Directors’ Stock Compensation Plan, each Non-employee Director will receive an annual grant of restricted stock in the amount of 750 shares of CTE Common Stock on the date of the Annual Meeting of Shareholders.

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, James Q. Crowe, Michael J. Mahoney and Walter Scott, Jr.

Compensation/Pension Committee

The principal functions of the Compensation/Pension Committee are detailed in the Compensation/Pension Committee Charter (included as Appendix A to this Proxy Statement) and include making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and establishing compensation policy. The Compensation/Pension Committee also oversees the Company’s annual bonus system, Equity Incentive Plan and the Executive Stock Purchase Plan. In addition, the Compensation/Pension Committee reviews and evaluates the investment performance of the various pension and retirement plans of the Company and monitors the performance of the administrators, investment managers and trustees of such plans, as well as reviews the actuarial assumptions used in setting the Company’s funding policies for such plans. The current Compensation/Pension Committee consists of the following three (3) Directors who are not employees of the Company: Eugene Roth, Esq., Chairman, Daniel E. Knowles and John J. Whyte.

Compensation Committee Interlocks and Insider Participation

The Company paid approximately $69,000 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services during 2002. Also, the Company received approximately $64,000 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. during 2002. Mr. Roth, a Director of the Company and a member of the Compensation/Pension Committee and Special Committee, is a Senior Partner at the law firm.

Special Committee

During 2001 and 2002, the Special Committee (as defined below) met nine times with respect to the registration rights agreement (as described in more detail under “Transactions with Related Parties”). In connection with their service with respect to this matter, the Chairman of the Special Committee, Eugene Roth, received aggregate fees of $45,000 and the other two members of the Special Committee, Frank M. Henry and Daniel E. Knowles, each received aggregate fees of $33,500. During 2002, the Special Committee also met three times with respect to the shelf registration agreement (as described in more detail under “Transactions with Related Parties”) and possible other related transactions involving Level 3, other than the Recapitalization. In connection with their service in 2002 on these matters, Mr. Roth, received aggregate fees of $10,000 and Mr. Henry and Mr. Knowles, each received aggregate fees of $5,000. The Special Committee met once in January and twice in April 2003 with respect to the Recapitalization Agreement. In connection with their service to date in 2003, the Chairman of the Special Committee has received aggregate fees of $10,000 and the other two members have each received aggregate fees of $5,000.

Audit Committee

The principal functions of the Audit Committee are detailed in the Audit Committee Charter (included as Appendix B to this Proxy Statement) and include (i) oversight of the majority of the financial reporting process; (ii) oversight of the internal controls over financial reporting; (iii) as related to financial reporting, oversight of internal auditors’ roles and responsibilities; and (iv) hiring of the independent auditors. The Audit Committee consists of the following three (3) Directors who are not employees of the Company: John J. Whyte, Chairman, Frank M. Henry and David C. Mitchell. Mr. Mitchell was appointed to the Audit Committee effective January 1, 2003. Each member of the Audit Committee is “independent” as such term is defined in Rule 4200 (a) (15) of the NASD listing standards. During 2002, Stuart E. Graham was a member of the Audit Committee until his resignation from the Company’s Board of Directors on December 3, 2002.

Audit Committee Report

The Committee formally met seven (7) times during 2002 as well as having conducted several other informal meetings during the year in order to fulfill its responsibilities as set forth in the Audit Committee Charter. In addition to numerous other activities, the Committee has approved the Company’s audited financial statements for the year ended December 31, 2002 based upon its review of same and discussions with management and the independent accountants. The independent accountants are responsible for expressing an opinion on whether the financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. Said opinion has been received from the independent accountants without qualification.

The Committee discussed with the independent accountants, the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Committee has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed the issue of independence with the independent accountants.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Independent accountants’ fees for services rendered during fiscal year 2002 were $260,000 for audit fees and expenses; $49,900 for audits of benefit plans; and $100,600 for assistance with SEC registration statements.

THE AUDIT COMMITTEE

John J. Whyte, Chairman

Frank M. Henry

David C. Mitchell (*)

Dated: March 11, 2003

(*)	Mr. Mitchell was not a member of the Audit Committee during 2002. He was appointed to the Audit Committee effective January 1, 2003. During 2002, Stuart E. Graham was a member of the Audit Committee until his resignation from the Board of Directors on December 3, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Set forth below is certain information regarding the beneficial ownership of CTE Common Stock and CTE Class B Common Stock as of May 31, 2003 held by: (i) each current Director of the Company; (ii) the named executive officers; (iii) persons who are currently Directors or executive officers of the Company as a group; and (iv) each person known to the Company to own beneficially more than 5% of the outstanding shares of CTE Common Stock or CTE Class B Common Stock. Because the shares of CTE Class B Common Stock are convertible at the option of the holder into shares of Common Stock on a one-for-one basis at any time and from time to time, the “Assuming Conversion” columns in the CTE Common Stock table reflect the total shares of CTE Common Stock which would be beneficially owned by such person or group assuming such a conversion. The “Percent of Outstanding Shares” columns represent ownership, not voting interest. Shares of CTE Common Stock have one (1) vote per share and shares of CTE Class B Common Stock have fifteen (15) votes per share. Each Director or named executive officer has investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto. This chart does not reflect the effect of the proposed Recapitalization.

	CTE Common Stock(1)		CTE Class B Common Stock		Assuming Conversion
Name of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent of Outstanding Shares(2)	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Beneficially Carried(2)	Percent of Outstanding Shares(2)
Donald P. Cawley (3)(7)	97,161	*	—	—	97,161	*
James Q. Crowe (4)(15)	23,629	*	—	—	23,629	*
James DePolo (5)	185,227	*	—	—	185,227	*
Raymond J. Dobe, Jr. (6)(7)	22,620	*	—	—	22,620	*
Frank M. Henry (4)	47,910	*	15,398	*	63,308	*
Richard R. Jaros (4)(15)	11,886	*	—	—	11,886	*
Daniel E. Knowles (8)	12,484	*	—	—	12,484	*
Michael J. Mahoney (7)(9)	234,022	1%	—	—	234,022	1%
David C. McCourt (7)(15)	15,551	*	—	—	15,551	*
David C. Mitchell (4)	13,645	*	—	—	13,645	*
Eugene Roth (10)	1,049	*	3,999	*	5,048	*
James Samaha (7)(11)	25,363	*	—	—	25,363	*
Walter Scott, Jr. (4)(15)	117,062	*	—	—	117,062	*
John J. Whyte (4)	11,680	*	—	—	11,680	*
Directors and Executive Officers as a group (16 persons)	894,244	4%	19,397	1%	913,641	4%
Eldorado Equity Holdings, Inc. (12)	—	—	1,017,061	50%	1,017,061	4%
Mario J. Gabelli Group (13)	1,414,136	7%	371,630	18%	1,785,766	8%
Liberty Wanger Asset Management, L.P. (14)	1,675,000	8%	—	—	1,675,000	7%

(*)	Less than one percent of the outstanding shares of the class.
(1)	The CTE Class B Common Stock is convertible, at the option of the holder, into shares of CTE Common Stock on a one-for-one basis at any time and from time to time. The CTE Common Stock column has been prepared assuming that no shares of CTE Class B Common Stock are converted into CTE Common Stock.
(2)	Includes vested matching share units and participants’ contributions under the CTE Executive Stock Purchase Plan (further described below) at May 31, 2003.
(3)	Includes options to purchase 51,005 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(4)	Includes options to purchase 10,000 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(5)	Includes options to purchase 136,000 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(6)	Includes options to purchase 6,000 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(7)

Under the CTE Executive Stock Purchase Plan (“ESPP”), participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of CTE Common Stock. The Company also credits each participant’s matching account under the ESPP with 100 percent of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company, or on the participant’s death or disability while actively employed. The Company has established a grantor trust to hold CTE Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote the Share Units. The table below shows with respect to each named participant, Share Units relating to the CTE Common Stock acquired by each such participant in lieu of current compensation and the vested Share Units credited to the ESPP account of each such participant as of May 31, 2003, including matching Share Units scheduled to vest within 60 days thereafter:

Name	Total Shares Acquired and Vested Restricted Matching Shares
Michael J. Mahoney	14,454
Donald P. Cawley	8,203
Raymond J. Dobe, Jr.	4,818
James Samaha	5,956

Additionally, David C. McCourt is the beneficial owner of 15,551 shares of CTE Common Stock and Mr. Mahoney is the beneficial owner of 9,068 shares of CTE Common Stock through RCN’s Executive Stock Purchase Plan. On March 31, 2003 Mr. Mahoney transferred these 9,068 shares of CTE Common Stock to the CTE ESPP from the RCN plan.

(8)	Includes options to purchase 8,000 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(9)	Includes options to purchase 188,000 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(10)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth is a Senior Partner of the firm.
(11)	Includes options to purchase 8,400 shares of CTE Common Stock exercisable within 60 days after May 31, 2003.
(12)	Eldorado is a subsidiary of Level 3 Delaware Holdings, Inc., which is a subsidiary of Level 3 Telecom Holdings, Inc. (“Level 3 Telecom”). Level 3 Communications indirectly holds all of the capital stock of Level 3 Telecom and all of the preferred stock of Level 3 Telecom. During 2002, the Company entered into a registration rights agreement and a shelf registration agreement with Level 3 Communications for the potential sale by Level 3 Communications of shares of the Company’s common stock and class B common stock. Level 3 Communications completed the sale of all of its common stock in two separate underwritten offerings in April and December of 2002. Level 3 Communications and Eldorado are parties with the Company to the Recapitalization Agreement as described in greater detail under “ Proposal 3: The Charter Amendment”. The address of Level 3 Communications and Level 3 Telecom is 1025 Eldorado Blvd., Broomfield, Colorado 80021. The address of Level 3 Delaware Holdings and Eldorado is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.
(13)	Based on Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission on April 25, 2003, on behalf of certain entities affiliated with the Mario J. Gabelli Group. The address of each affiliate is One Corporate Center, Rye, New York 10580-1434.
(14)	Based on estimates obtained from Thompson Financial Group reported as of May 30, 2003, for Liberty Wanger Asset Management L.P. (“WAM”) along with Liberty Acorn Fund, Liberty VIT-U.S. Small Cap Fund, Liberty Acorn USA Fund and Wanger U.S. Small Cap Fund. The address of WAM is 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606.
(15)	Does not include CTE Class B Common Stock beneficially owned by Eldorado. As an officer, Director or shareholder of Level 3 Communications, Level 3 Telecom, Level 3 Delaware Holdings, or Eldorado, this person may be deemed to beneficially own all of the shares of CTE Class B Common Stock beneficially owned by Eldorado.

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ending December 31, 2002, 2001 and 2000, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the top four (4) other most highly compensated executive officers of the Company (the named executive officers).

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long Term Compensation
					Awards		Payouts
Name and Position	Year	Compen- sation/ Salary($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($) (3)
Michael J. Mahoney	2002	388,462	625,000	—	187,489	—	—	690
President and	2001	294,231	600,000	—	188,942	200,000	—	719
Chief Executive Officer	2000	101,923	400,000	—	94,871	—	—	230

James DePolo (4)	2002	283,503	450,000	—	—	—	—	—
Executive Vice President	2001	264,000	528,000	—	—	60,000	—	—
and Chief Operating Officer	2000	260,000	300,000	—	1,655,938	70,000	—	—

Donald P. Cawley	2002	187,692	200,000	—	79,167	—	—	6,614
Senior Vice President and	2001	167,692	204,000	—	75,134	50,000	—	3,436
Chief Accounting Officer	2000	142,404	125,000	—	1,010,959	10,000	—	5,257

Raymond J. Dobe, Jr.	2002	168,846	111,916	—	56,152	12,000	—	5,140
Senior Vice President	2001	158,846	112,000	—	54,169	10,000	—	4,965
and General Manager	2000	140,288	60,000	—	749,746	10,000	—	5,545
of CTSI, LLC

James Samaha	2002	154,423	109,599	—	57,343	12,000	—	4,214
Senior Vice President	2001	148,846	105,000	—	72,182	10,000	—	2,862
and General Manager of	2000	128,654	50,000	—	518,328	10,000	—	4,726
Commonwealth Telephone Company

(1)	Includes the amount of deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Refer to Footnote (2) below.

(2)	Represents the market value on the date of grant of matching share units acquired in lieu of cash compensation pursuant to the ESPP and the market value of restricted stock acquired in lieu of cash compensation at the date of the grant of the restricted stock pursuant to the CTE Equity Incentive Plan. See Footnote (7) under “Security Ownership of Certain Beneficial Owners and Management.”

As of December 31, 2002, the aggregate holdings and the value of share units for CTE Common Stock were:

Name	Share Units (#)	Aggregate Value ($)
Michael J. Mahoney	18,050	646,912
Donald P. Cawley	9,670	346,584
Raymond J. Dobe, Jr.	6,866	246,083
James Samaha	6,943	248,828

Vesting of Share Units in the ESPP is accelerated upon a change in control of the Company. Dividends, if any, are paid on restricted Share Units. Subject to continued employment, restricted Share Units credited to participants’ accounts vest in three (3) calendar years following the date on which the Share Units were initially credited to the participant’s account.

The Restricted Stock Awards column also includes the market value on the date of grant of a restricted stock award of 35,000 shares, market value $1,655,938 to Mr. DePolo; 20,000 shares, market value $946,250 to Mr. Cawley; 15,000 shares, market value $709,687 to Mr. Dobe; and 10,000 shares, market value $473,125 to Mr. Samaha.

The aggregate holdings and the value of the restricted stock as of December 31, 2002 were: Mr. DePolo, 17,500 shares, aggregate value $627,200; Mr. Cawley, 10,000 shares, aggregate value $358,400; Mr. Dobe, 7,500 shares, aggregate value $268,800; and Mr. Samaha, 5,000 shares, aggregate value $179,200.

(3)	Includes the following amounts for the last fiscal year:

(i)	Michael J. Mahoney: $690 — Company paid life insurance;

(ii)	Donald P. Cawley: $300 — Company paid life insurance; $6,314 — 401(k) Company match;

(iii)	Raymond J. Dobe, Jr.: $1,290 — Company paid life insurance; $3,850 — 401(k) Company match;

(iv)	James Samaha: $270 — Company paid life insurance; $3,944 — 401(k) Company match.

(4)	During 2002 and through March 2003, Mr. DePolo acted as an independent consultant for the Company. For a description of this agreement, see “Employment Agreements”. As of April 1, 2003, Mr. DePolo became a full-time employee of CTE.

CTE Options/SAR Grants in Fiscal Year 2002

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Emp. In Fiscal Yr. 2002	Exercise Or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%($)	10%($)
Michael J. Mahoney	—	—	—	—	—	—
James DePolo	—	—	—	—	—	—
Donald P. Cawley	—	—	—	—	—	—
Raymond J. Dobe, Jr.	12,000	4.78	38.79	3/05/12	292,738	741,855
James Samaha	12,000	4.78	38.79	3/05/12	292,738	741,855

Fiscal Year-End Option Values (1)

	Number of Securities Underlying Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002 (2)
Name	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Michael J. Mahoney	112,000	268,000	71,100	284,400
James DePolo	96,000	104,000	649,370	242,330
Donald P. Cawley	36,005	49,000	405,642	104,745
Raymond J. Dobe, Jr.	6,000	31,000	3,555	70,295
James Samaha	6,000	31,000	3,555	58,420

(1)	All options become fully vested on a change of control of the Company.
(2)	The fair market value of CTE Common Stock at the close of trading on December 31, 2002 was $35.84 per share.

Pension Benefits

The following table shows the estimated annual benefits payable under the Company’s pension plan upon retirement for the named executive officers based upon the compensation and years of service classifications indicated:

	Years of Service
Average Compensation	5	10	15	20	25
$100,000	$5,689	$11,378	$17,066	$22,755	$28,444
$125,000	$7,376	$14,753	$22,129	$29,505	$36,881
$150,000	$9,064	$18,128	$27,191	$36,255	$45,319
$175,000	$10,751	$21,503	$32,254	$43,005	$53,756
$200,000	$12,439	$24,878	$37,316	$49,755	$62,194

Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee’s highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the “Summary Compensation Table”.

Employment Agreements

During 2002 and through March 2003, Mr. DePolo acted as an independent consultant for the Company pursuant to an agreement with the Company. Under the terms of this agreement, Mr. DePolo received a fee of $24,167 per month as well as other consideration in exchange for acting as the Chief Operating Officer (“COO”) of the Company. The agreement was terminable by either party without penalty on sixty days’ written notice. Under the agreement, Mr. DePolo undertook to, inter alia: i) indemnify the Company for harm resulting from his actions; ii) protect the Company’s proprietary information; iii) maintain adequate insurance; and iv) refrain from soliciting the Company’s employees for a two-year period following termination of the agreement. Under the agreement, the Company agreed to indemnify and hold Mr. DePolo harmless in the performance of his duties as COO as well as to provide coverage for Mr. DePolo under its Directors and Officers insurance policy. As of April 1, 2003, Mr. DePolo became a full-time employee of CTE and his consulting agreement was terminated.

COMPENSATION/PENSION COMMITTEE REPORT

The Compensation/Pension Committee of the Board of Directors (the “Committee”) consists of three independent Non-employee Directors and is responsible for all compensation decisions for the Company’s executive officers, including the Chief Executive Officer. The Committee met four (4) times during 2002 in order to fulfill its duties and responsibilities as set forth in the Committee Charter (which is included as Appendix A to this Proxy Statement).

Compensation Philosophy

The Company’s compensation philosophy for all executive officers, including the Chief Executive Officer, is to provide performance-based cash and equity-based compensation programs that recognize those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value.

The principles of the Company’s compensation philosophy are as follows:

Competitive Positioning:    The Company’s objective is to provide competitive total direct compensation opportunities, consisting of competitive base salaries, competitive to somewhat more than competitive annual incentive compensation opportunities, and competitive longer-term, equity-based incentive opportunities. For our purposes, the Committee defines “competitive” as a narrow range around the market median, on a size-adjusted basis, where the range is employed to recognize differences in performance, roles and responsibilities as well as taking into account the Company’s financial performance as compared to the Peer Group (as defined below).

Competitive Comparisons:    The desired level of base salary, annual incentives, longer-term equity incentives and total direct compensation are compared to executives with comparable responsibilities in similar firms (the “Peer Group” firms) and data from telecommunications industry survey sources for firms of comparable size. Peer Group firms are selected on the basis of similarity of service, market, revenue, and market capitalization. Peer Group firms are reviewed annually for continued relevance. Many, but not all, of the Peer Group firms are represented in the indices employed in the Company’s peer performance graph presented in this proxy statement. The Committee regularly works with an outside consultant to reassess Peer Group firms and to establish appropriate base salary, annual incentive, and longer-term equity incentive guidelines for each executive officer, including the Chief Executive Officer, considering the results of competitive analysis and the Committee’s desired competitive positioning.

Performance Orientation:    The Company’s annual incentive program provides each executive officer, including the Chief Executive Officer, with an opportunity to earn awards based on the achievement of predetermined corporate and business unit financial and operational objectives. Annually, the Committee reviews and approves the Company’s objectives as well as the objectives for each executive officer, including the Chief Executive Officer, weights each objective based on its relative importance, and establishes certain relationships between performance achievement and rewards. At the close of each year, the Committee reviews the Company’s performance with respect to these objectives and makes an appropriate award using a scorecard approach. While awards under the annual incentive plan are typically derived directly from the formulas relating to performance and reward, the Committee reserves the right to make appropriate adjustments.

Alignment with Shareholder Value:    The Committee believes that the best way to align executive interests with shareholder value is through regular, though not necessarily annual, grants of equity-based compensation such as restricted stock and stock options. Grants of equity incentives to executive officers, including the Chief Executive Officer, consider the performance of the Company, the guidelines developed through competitive analysis, the officers’ roles and responsibilities, the performance of the individual and the degree to which they are encouraged to continue employment through prior grants. To further align the interests of the Company’s executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

All decisions regarding compensation for the executive officers, including the Chief Executive Officer, are made by the Committee with respect to these principles.

Decision-Making Process

For the executive officers of the Company other than the Chief Executive Officer, the Chief Executive Officer makes recommendations (for the Committee’s consideration) regarding base salary, annual incentive opportunities and awards, and longer-term incentives consistent with the compensation guidelines and the compensation philosophy of the Company. The Committee, in its sole discretion, has the right to approve or amend these recommendations, as well as to establish the base salary, annual incentives, and longer-term incentives for the Chief Executive Officer. In making specific decisions about all pay elements, the Committee considers the philosophy and guidelines described here, as well as the individual performance evaluations for the executive officers made by the Chief Executive Officer, their roles in the organization and their responsibilities relative to the responsibilities of other executive officers within the Company.

Executive Officer Compensation

The base salaries paid to executive officers in 2002, including to the Chief Executive Officer, were determined in accordance with the philosophy and process outlined above. The Committee believes that base salaries for the executive officers, including the Chief Executive Officer, are competitive for comparable positions in similar firms.

The annual incentive awards paid to executive officers, including the Chief Executive Officer, in early 2003 for 2002 (and shown in the Summary Compensation Table) were determined using a scorecard approach in accordance with the philosophy and process outlined above. The plan was designed to provide a strong link between the financial success of the Company and individual performance and rewards. These awards reflect the exceptional performance of the Company and the executive officers with respect to predetermined financial and non-financial objectives during 2002.

Restricted stock grants in early 2003 for 2002 to executive officers, including the Chief Executive Officer, were made in accordance with the philosophy and process outlined above. This reflects a change in philosophy from previous years when stock options were granted to Management as long-term compensation. In determining its restricted stock grants to the Chief Executive Officer and certain other executive officers, the Committee carefully considered their prior equity incentive grants and determined that the grants made were appropriate to further align these executives with shareholder interests and to retain these executives over time.

Chief Executive Officer Compensation

For fiscal year 2002, Mr. Mahoney received a salary of $400,000 and a bonus of $625,000. Mr. Mahoney’s short-term incentive award was determined using the scorecard approach as well as additional considerations relative to certain non-financial achievements during 2002. The payment reflects the exceptional performance of the Company and Mr. Mahoney with respect to predetermined financial and non-financial objectives during 2002.

Chairman of the Board of Directors Compensation

Mr. McCourt, the Chairman of the Company, was not compensated by the Company in 2002, but was compensated by RCN or one of its affiliates. Mr. McCourt’s services were provided to the Company under the terms of a Management Services Agreement with RCN as described in Transactions with Related Parties section of the Proxy Statement. Said Management Services Agreement is no longer in effect.

Compliance with Internal Revenue Code Section 162(m)

The Company’s incentive based compensation plans are designed to be consistent with the performance-based requirements of Internal Revenue Code Section 162(m). The 2002 Bonus Plan was put in place toward that end. The Committee has determined that it is in the Company’s interest to maintain plans that provide the Committee with a degree of flexibility and, therefore, all awards made through our incentive plans, from time to time, may not be fully deductible.

COMPENSATION/PENSION COMMITTEE

Eugene Roth, Esq., Chairman

Daniel E. Knowles

John J. Whyte

Dated: March 25, 2003

Performance Graph

The following performance graph compares the performance of CTE Common Stock and CTE Class B Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in CTE Common Stock, CTE Class B Common Stock and each index was $100 at December 31, 1997. It also assumes the reinvestment of dividends, if applicable.

Comparison of Five-Year Cumulative Total Return

Among Commonwealth Telephone Enterprises, Inc.,

The NASDAQ Stock Market (U.S.) Index and The NASDAQ Telecommunications Index

TRANSACTIONS WITH RELATED PARTIES

The Company had an agreement with RCN Long Distance whereby Commonwealth Long Distance Company (“CLD”) and CTSI, LLC (“CTSI”) purchased long-distance services from RCN Long Distance for resale to customers of CLD and CTSI. In 2002, CLD and CTSI incurred approximately $4,200,000 of expenses associated with this long-distance resale agreement and related customer service expenses. This Agreement expired in September 2002 and is no longer in effect. In addition the Company paid RCN Long Distance $82,000 in 2002 for network costs.

During 2002, RCN provided certain management services to the Company pursuant to a Management Services Agreement between the parties. In 2002, these services included the Office of the Chairman. The amount paid by CTE for such services in 2002 was $1,200,000. This relationship was not the result of an arms-length negotiation between unrelated parties. This contract was terminated in 2002 and these services are no longer being provided to the Company by RCN.

In 2002, the Company purchased certain properties from RCN, a portion of which was formerly leased from RCN. The purchase price was approximately $2,000,000 and the agreement was the result of an arms-length negotiated transaction.

Commonwealth Telephone Company (“CT”) and CTSI received approximately $1,100,000 during 2002 in access charges from RCN Long Distance as a result of RCN originating and terminating traffic on the Company’s networks. In addition, CT and CTSI received approximately $1,000,000 in 2002 in local service, telephone access, toll and enhanced service revenue from related parties, primarily RCN companies.

In September 1997, the Company entered into a Tax Sharing Agreement with RCN Corporation and Cable Michigan, Inc. The agreement governs contingent tax liabilities and benefits, tax contests and other tax matters arising on or before the distribution date as that term is defined in the Tax Sharing Agreement. Under the Tax Sharing Agreement, adjustments (as defined in the Tax Sharing Agreement) to taxes that are clearly attributable to Cable Michigan, Inc., RCN or the Company will be allocated solely to that company. Adjustments to all other tax liabilities will generally be allocated 50% to the Company, 20% to Cable Michigan, Inc. and 30% to RCN.

The Company paid approximately $69,000 in 2002 to Rosenn, Jenkins & Greenwald, L.L.P. for legal services. Also, the Company received approximately $64,000 in 2002 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins & Greenwald, L.L.P. Mr. Roth, a Director of the Company, is a Senior Partner at the law firm.

The Company paid approximately $62,000 in 2002 to Hanify and King for legal services. Terence McCourt, Esq., a partner in the law firm, is a brother of Mr. McCourt, Director and Chairman of the Company.

The Company, primarily through its subsidiary CTSI, recorded approximately $62,000 of telecommunications services revenue from Martz Trailways in 2002. Mr. Henry, a Director of the Company, is Chairman of Martz Trailways.

In 2002, the Company recorded approximately $493,000 in telecommunications services revenues from the Geisinger Health System and its subsidiaries. Mr. Roth, a Director of the Company, is a Director of Geisinger Wyoming Valley Medical Center.

The Company had a telecommunications consulting agreement with Mr. Mitchell, a Director of the Company, through December 2002. Consulting fees, including expenses, paid to Mr. Mitchell in 2002 were approximately $31,000.

In 1999, the Company entered into a $240.0 million revolving credit facility with First Union Securities. In addition, First Union has acted as intermediary for the Company in $85.0 million of interest rate swaps. Mr. Henry, a Director of the Company, is a member of the NEPA Regional Advisory Board of First Union

Corporation. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

CTE, through its subsidiary epix® Internet Services, Inc., paid approximately $348,000 to Level 3 Communications in 2002 for integrated communications services including transport services, collocation and gateway services and Softswitch services.

In October 1998, the Company entered into a registration rights agreement with Walter Scott, Jr., James Q. Crowe and David C. McCourt, each of whom is an officer and/or Director of Level 3 Communications as well as a Director of the Company. Pursuant to such agreement, a majority of these shareholders may make up to two requests that the Company file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to certain shares of the CTE Common Stock they beneficially own, if: (i) the shares of CTE Common Stock sought to be registered have a fair market value (as defined in the agreement) in excess of $1.0 million; and (ii) a demand for registration has not been made within 180 days prior to such demand. This agreement also provides for unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements relating to an offering of any of the CTE Combined Common Equity under the Securities Act, for the Company or the Company’s other shareholders, the Company must provide prompt notice to each of these shareholders and include in such registration certain shares of the Company’s stock held by each shareholder that each shareholder requests to be included. In the registration rights agreement, the Company agreed to indemnify these shareholders and any underwriters for any material misstatements or omissions contained in any registration statement or prospectus related to the registrable securities except for any material misstatements or omissions that arise from information furnished to the Company by any of the shareholders or underwriters. These shareholders have agreed to indemnify the Company for any material misstatements or omissions that arise from information supplied by them. The Company has agreed to pay the following expenses incurred in connection with a registration pursuant to this agreement: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the registrable securities; (v) fees and expenses of counsel to the Company and of the independent certified public accountants for the Company; (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration; and (vii) the reasonable fees and expenses of one counsel for all the participating shareholders not in excess of $25,000. These shareholders have agreed to pay any underwriting fees, discounts or commissions attributable to the sale of the securities and any out-of-pocket expenses of these shareholders.

The Company is a party to a registration rights agreement with Level 3 dated as of February 7, 2002 and amended on April 23, 2003 (as amended, the “Level 3 Registration Rights Agreement”) which permitted Level 3 to make up to three demands for the Company to register Level 3’s shares of CTE Combined Common Equity. Level 3 exercised one of these demands in February 2002 (the “February 2002 Level 3 Demand”). Each of its two remaining demands may not be made within 150 days of the effective date of a prior demand, and must be for not less than (x) 1,500,000 shares of CTE Combined Common Equity, (y) CTE Combined Common Equity representing the right to cast at least 6,500,000 votes at a meeting of the Company’s shareholders or (z) all of Level 3’s remaining shares of CTE Combined Common Equity. Alternatively, Level 3 could use its remaining demand rights to request that the Company file a shelf registration statement for all of its remaining shares of CTE Combined Common Equity.

Pursuant to the February 2002 Level 3 Demand, Level 3 completed the sale of 4,898,000 shares of CTE Common Stock in an underwritten offering on April 2, 2002 (the “April 2002 Level 3 Sale”). Level 3 paid $500,000 of the Company Expenses (as defined below) incurred in connection with this transaction as well as the underwriting discounts and commissions, and the Company paid the remaining Company Expenses. Company Expenses means: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the shares; (v) fees and expenses of counsel to the Company and of the independent certified public accountants of the Company; (vi) the reasonable fees and expenses of any additional experts the Company retains in connection with such registration; and (vii) the reasonable fees and expenses of one counsel for Level 3 not to exceed $25,000.

Pursuant to the Level 3 Registration Rights Agreement, Level 3 also has unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements, either for itself or the Company’s other shareholders, the Company must provide prompt notice to Level 3 and register certain of Level 3’s shares if Level 3 so chooses. The Company has agreed to pay all of the Company Expenses, and Level 3 has agreed to pay any underwriting fees, discounts or commissions, incurred in connection with any “piggyback” registration.

The Company is also a party to a shelf registration agreement dated November 12, 2002 with Level 3 (the “Level 3 Shelf Registration Agreement”) which superseded the Level 3 Registration Rights Agreement with respect to (i) sales of certain shares of CTE Common Stock held by Level 3 at that time (but not with respect to CTE Class B Common Stock held by Level 3 or any CTE Common Stock or other securities into which such shares of CTE Class B Common Stock are converted or exchanged) and (ii) the allocation of expenses between the Company and Level 3 for sales by Level 3 of shares of CTE Combined Common Equity whether pursuant to the Level 3 Shelf Registration Agreement or the Level 3 Registration Rights Agreement.

Pursuant to the Level 3 Shelf Registration Agreement, the Company filed a shelf registration statement covering the remaining 4,741,326 Shares of CTE Common Stock that Level 3 continued to own following the April 2002 Level 3 Sale. On December 18, 2002, Level 3 completed the sale of all of these shares in an underwritten offering. The Company paid all of the expenses in connection with the filing of the shelf registration statement and paid 50% of the other Company Expenses incurred in connection with this transaction. Level 3 paid the remaining Company Expenses as well as the underwriting discounts and commissions.

Although Level 3 has two demands remaining under the Level 3 Registration Rights Agreement, the Company is required only to pay 50% (and any excess over $500,000) of the Company Expenses incurred in connection with one of these demands. Under the Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement, the Company has agreed to indemnify Level 3 and any underwriters for any material misstatements or omissions contained in any registrations made thereunder, except for any material misstatements or omissions that arise from information furnished to the Company by Level 3 or the underwriters, and Level 3 has agreed to indemnify the Company for any material misstatements or omissions that arise from certain information Level 3 supplied to the Company for use in registration statements filed pursuant the terms of such agreements (subject to a specified limit).

On April 24, 2003, the Company entered into the Recapitalization Agreement with Level 3 as described in more detail under “Proposal 3: The Charter Amendment”.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003.

If the shareholders do not ratify this appointment, the Audit Committee will consider other independent accountants. Notwithstanding the shareholders’ ratification of the selection of the independent accountants, the Audit Committee reserves the right to select other independent accountants at its discretion.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003, requires the affirmative vote of a majority of the votes cast by holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL 3

THE CHARTER AMENDMENT

GENERAL

On April 24, 2003, the Company entered into the Recapitalization Agreement with Level 3 Communications and Eldorado. Level 3 is the Company’s largest shareholder in terms of voting power. Under the terms of the Recapitalization Agreement, the Company agreed, subject to the satisfaction or waiver of certain conditions, including receipt of the required shareholder approval, to amend the Company’s existing Articles of Incorporation (the “Existing Articles”) to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares (the “Exchange Ratio”) of CTE Common Stock (as defined previously, the “Recapitalization”) and (ii) eliminate from the Existing Articles, immediately following the Recapitalization, the Class B Common Stock, and all provisions related thereto, and certain miscellaneous inoperative provisions such as provisions providing for the 1997 reverse stock split and the initial issuance of the CTE Class B Common Stock in 1986 (as previously defined, the “Restatement Amendment”, and collectively with the Recapitalization, the “Charter Amendment”).

Shareholder approval of the Charter Amendment requires the affirmative vote of:

•	a majority of the votes cast by the holders of CTE Common Stock, voting separately as a class;

•	a majority of the votes entitled to be cast by the holders of CTE Class B Common Stock, voting separately as a class; and

•	a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together without regard to class (together with the votes in the previous two bullet points, the “Required Vote”).

The votes under the second and third bullet points above are required under the Existing Articles. The vote under the first bullet point above is an additional condition to the effectiveness of the Charter Amendment that was agreed to in the Recapitalization Agreement. This condition was added in order to provide an independent opportunity for the holders of CTE Common Stock to determine whether the Charter Amendment should be implemented. In the Recapitalization Agreement, Level 3 has agreed to vote in favor of the Charter Amendment proposal (Proposal 3). Level 3 owns 1,017,061 shares of CTE Class B Common Stock, which shares are entitled to cast approximately 50.2% of the votes entitled to be cast by the holders of CTE Class B Common Stock voting as a separate class and approximately 29.3% of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together without regard to class. Consequently, approval of the Charter Amendment proposal by the holders of CTE Class B Common Stock voting as a separate class is assured.

The Charter Amendment will not become effective unless the conditions set forth in the Recapitalization Agreement are satisfied or, to the extent permitted by applicable law, waived. These conditions are: (i) shareholder approval of the Charter Amendment by the Required Vote; (ii) the absence of any law or injunction preventing the Charter Amendment; (iii) approval for listing on the Nasdaq National Market of the CTE Common Stock to be issued in the Recapitalization (the “Issued Shares”); (iv) that all actions by or in respect of, or filings with, the Federal Communications Commission and the Pennsylvania Public Utility Commission required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; (v) that there shall be no legal proceedings pending against the Company, Level 3 or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment; (vi) that all representations and warranties made by the Company and Level 3 shall be true in all material respects as of the date of the Recapitalization Agreement and at the effective time of the Charter Amendment; and (vii) that there shall not have occurred any Material Adverse Effect (as defined therein) on the Company.

If the shareholders approve the Charter Amendment proposal and all of the other conditions to the effectiveness of the Charter Amendment are satisfied or, to the extent permitted by applicable law, waived, the

Board of Directors presently intends to effect the Charter Amendment by filing two articles of amendment with the Department of State of the Commonwealth of Pennsylvania. The first articles of amendment will provide for an amendment to the Company’s Existing Articles to effect the Recapitalization in the form attached hereto as Appendix E-1 and incorporated by reference into this Proxy Statement, and will be effective at the close of business on the day this articles of amendment is accepted for filing by the Department of State. Concurrently with the filing of the first articles of amendment with the Department of State, the Company will file a second articles of amendment with the Department of State which will set forth the amended and restated Articles of Incorporation (the “Amended and Restated Articles”) in the form attached hereto as Appendix E-2 and incorporated by reference into this Proxy Statement, to eliminate the CTE Class B Common Stock, and all provisions related thereto, and delete certain miscellaneous provisions, as described in more detail under “Description of the CTE Common Stock and the CTE Class B Common Stock.” The second articles of amendment will become effective immediately after the first articles of amendment becomes effective.

The Company and Level 3 have reserved the right to terminate the Recapitalization Agreement and to abandon the Charter Amendment without further action by the Company’s shareholders at any time before the filing of the articles of amendment with the Department of State of the Commonwealth of Pennsylvania, notwithstanding approval thereof by the shareholders. Following the effectiveness of the Charter Amendment, the CTE Common Stock will continue to trade on the Nasdaq Stock Market under the symbol CTCO.

The Special Committee (as defined below) unanimously determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment. The Board of Directors, taking into account the findings and recommendation of the Special Committee, determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (excluding, in each case, Level 3, as to which no determination of fairness was made), approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment and recommends that shareholders vote FOR approval of the Charter Amendment proposal.

EFFECT OF THE RECAPITALIZATION ON RELATIVE VOTING POWER AND ECONOMIC INTEREST

If the Recapitalization is approved and implemented, the relative voting power of the Company’s shareholders will change, as will the relative voting power of Level 3. The 2,025,381 shares of CTE Class B Common Stock outstanding as of the record date of this Proxy Statement will be converted into approximately 2,207,665 shares of CTE Common Stock.

The following tables illustrates the principal effects of the Charter Amendment on the current holders of CTE Common Stock and on the current holders of CTE Class B Common Stock by comparing their relative position immediately prior to the Charter Amendment and immediately after the Charter Amendment.

	Holders of CTE Class B Common Stock prior to the Charter Amendment	Holders of CTE Common Stock prior to the Charter Amendment
Prior to the Charter Amendment
Shares held	2,025,381 shares of CTE Class B Common Stock	21,717,406 shares of CTE Common Stock

Percentage of Voting Power	58.3%	41.7%

Percentage of CTE Combined Common Equity	8.5%	91.5%

After the Charter Amendment
Shares held	2,207,665 shares of CTE Common Stock	21,717,406 shares of CTE Common Stock

Percentage of Voting Power	9.2%	90.8%

Percentage of CTE Combined Common Equity	9.2%	90.8%

Level 3 currently owns 1,017,061 shares of CTE Class B Common Stock, or approximately 50.2% of the outstanding CTE Class B Common Stock, and owns no shares of CTE Common Stock. Level 3’s shares of CTE Class B Common Stock represent 4.3% of the economic interest of the Company and 29.3% of the total voting power of the Company. If the Charter Amendment is implemented, Level 3 will own 1,108,596 shares of CTE Common Stock, or approximately 4.6% of the economic interest and voting power of the Company.

All amounts in this section are based on the number of shares of CTE Class B Common Stock and CTE Common Stock outstanding on the record date of the Proxy Statement, June 20, 2003.

BACKGROUND OF THE CHARTER AMENDMENT

Level 3 previously has stated publicly that it would consider monetizing certain of its non-core assets, including its holdings in public companies such as CTE. From time to time, since August 2001, CTE and Level 3 have had discussions regarding various possible alternatives to reduce Level 3’s ownership in CTE. At August 1, 2001, Level 3 owned 9,639,326 shares of CTE Common Stock and 1,017,061 shares of CTE Class B Common Stock, which collectively represented 44.5% of the CTE Combined Common Equity. A Special Committee of directors, independent of Level 3 (the “Special Committee”), was formed in August 2001 to evaluate one or more possible transactions involving the Company and Level 3. The Special Committee consists of Eugene Roth, who serves as its Chairman, Frank M. Henry and Daniel E. Knowles.

In February 2002, the Company and Level 3 entered into a registration rights agreement under which Level 3 was allowed to make up to three demands for the Company to register under the Securities Act of 1933 sales of shares of CTE Class B Common Stock and CTE Common Stock held by Level 3. In February 2002, Level 3 exercised one demand right under this agreement and sold 4,898,000 shares of CTE Common Stock in an underwritten offering. In November 2002, the Company entered into a shelf registration agreement with Level 3 which superseded the registration rights agreement with respect to CTE Common Stock held by Level 3 at that time. Pursuant to the shelf registration agreement, the Company filed a shelf registration statement with respect to Level 3’s remaining 4,741,326 shares of CTE Common Stock and, on December 18, 2002, Level 3 sold those shares in an underwritten offering. On April 23, 2003, the Company and Level 3 amended the registration rights agreement (i) to clarify that the minimum size requirement applicable to Level 3 under the agreement would be satisfied if Level 3 elects to register all of its remaining shares of CTE Class B Common Stock or CTE Common Stock and (ii) to allow Level 3 to elect a shelf registration for its shares. For more information on the Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement, see “Transactions with Related Parties”. The Level 3 Registration Rights Agreement and the Level 3 Shelf Registration Agreement were negotiated on behalf of the Company by the Special Committee.

In mid-January 2003, Michael Mahoney, President and Chief Executive Officer of the Company, spoke with James Crowe, Chief Executive Officer of Level 3 Communications and a Director of the Company, and discussed Level 3’s intention with respect to the remaining shares of CTE Class B Common Stock held by Level 3. Mr. Crowe indicated that Level 3 continued to view the CTE Class B Common Stock as non-strategic to Level 3 and that Level 3 may eventually want to monetize its interest in the Company or gain increased liquidity with respect to its CTE Class B Common Stock. Mr. Mahoney indicated to Mr. Crowe that the Company would be interested in the ultimate disposition of the shares of CTE Class B Common Stock due to their significant vote and proposed that the Company and Level 3 consider alternatives with respect to Level 3’s interest in the Company and, more generally, with respect to the elimination of the CTE Class B Common Stock. Mr. Crowe noted that Level 3 would be willing to discuss these matters with the Company and the Special Committee.

Thereafter, Mr. Mahoney informed the Chairman of the Special Committee of the Company’s interest in eliminating the CTE Class B Common Stock and of the conversation with Mr. Crowe.

In the second half of January 2003, prior to initiating further discussions, each of Level 3, the Company and the Special Committee retained financial advisors to assist it in considering the various alternatives with respect to Level 3’s CTE Class B Common Stock. Level 3 retained Goldman, Sachs & Co., the Company hired Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and the Special Committee hired Allen & Company LLC (“Allen & Company”).

During late January and early February 2003, the Company met with its advisors to consider the general terms of a potential transaction in which the CTE Class B Common Stock would be reclassified or Level 3’s stake purchased. During February 2003, Goldman Sachs and Morgan Stanley held preliminary discussions and had various conversations regarding possible alternatives, including the reclassification of all outstanding CTE Class B Common Stock at an exchange ratio that would be fair to all shareholders of CTE or the purchase of Level 3’s CTE Class B Common Stock. Morgan Stanley informed representatives of Allen & Company as to the discussions that took place. In addition, the Company’s outside legal counsel, Davis Polk & Wardwell, informed the legal advisors of the Special Committee, Weil, Gotshal & Manges LLP, as to the nature of the discussions.

On February 27, 2003, Mr. Mahoney and Mr. Crowe met and discussed a potential reclassification of the CTE Class B Common Stock. Mr. Mahoney and Mr. Crowe discussed a possible exchange ratio of 1.09 shares of CTE Common Stock for each outstanding share of CTE Class B Common Stock. Mr. Crowe indicated that Level 3 would consider such a potential reclassification of the CTE Class B Common Stock and that he would discuss the matter with Level 3’s legal and financial advisors.

Subsequently, during the first week of March 2003, representatives of the Company and its financial and legal advisors had various discussions and conversations and prepared an initial draft of a Recapitalization Agreement. On March 7, 2003, Davis Polk & Wardwell sent an initial draft of the Recapitalization Agreement to Level 3 and its outside legal counsel, Willkie Farr & Gallagher, with the condition that any agreement would be subject to further negotiation, review and approval of the Special Committee. During March 2003, counsel to the Company discussed issues relating to the Recapitalization Agreement and provided drafts of the Recapitalization Agreement to the Special Committee’s counsel.

On March 19, 2003, Mr. Mahoney and representatives of Level 3, including Mr. Crowe, together with their respective legal advisors, discussed issues relating to a potential reclassification of the CTE Class B Common

Stock, including the vote of shareholders to approve any reclassification and other related amendments to the Company’s charter at the Company’s upcoming Annual Meeting.

On March 28, 2003, counsel to the Company prepared and sent a second draft of a Recapitalization Agreement to representatives of Level 3 and its legal counsel, with the condition that any agreement would be subject to further negotiation, review and approval of the Special Committee.

During the first three weeks of April 2003, the respective legal advisors negotiated and finalized the terms of the Recapitalization Agreement, with an exchange ratio of 1.09 shares of CTE Common Stock for each outstanding share of CTE Class B Common Stock, and delivered a draft Recapitalization Agreement to the Special Committee.

Throughout the process, the Chairman of the Special Committee, Mr. Roth, received updates from and had discussions with the Special Committee’s financial and legal advisors, Allen & Company and Weil, Gotshal & Manges LLP regarding the status of the possible transaction.

On April 23, 2003, the Special Committee met to consider, and received presentations from its financial and legal advisors regarding, the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

On April 24, 2003, the Special Committee met again with its financial and legal advisors. Allen & Company delivered to the Special Committee its opinion that the Exchange Ratio was fair to the holders of CTE Common Stock from a financial point of view and was fair to the holders of CTE Class B Common Stock from a financial point of view (other than, in each case, Level 3, as to which no determination of fairness was made). See “Opinion of the Financial Advisor to the Special Committee”. The Special Committee determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment were fair to and in the best interests of the holders of CTE Common Stock and were fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made) and recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

Later, on April 24, the Board of Directors of the Company held a meeting at which it received the recommendation of the Special Committee. Based on the finding and recommendation of the Special Committee, the Board of Directors (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment were fair to and in the best interests of the holders of CTE Common Stock and were fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made), (ii) approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment and (iii) agreed to recommend that the shareholders of CTE approve the Charter Amendment.

Shortly thereafter on April 24, 2003, the Company, Level 3 Communications and Eldorado entered into the Recapitalization Agreement.

REASONS FOR THE CHARTER AMENDMENT

In the course of determining that the Recapitalization Agreement and the Recapitalization are fair to and in the best interests of the holders of CTE Class B Common Stock and fair to and in the best interests of the holders of CTE Common Stock (in each case, other than Level 3, as to which no determination of fairness was made) and recommending that the Board approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment, the Special Committee consulted with its financial and legal advisors and carefully considered a number of factors, including the following material factors:

•	Currently, holders of CTE Class B Common Stock, representing approximately 8.5% of the economic interest in CTE, control approximately 58.3% of the Company’s voting power, while holders of CTE

Common Stock, representing approximately 91.5% of the economic interest in CTE, hold approximately 41.7% of the voting power. The Charter Amendment will better align the stockholders’ voting rights with their economic interests and will establish a simplified one share/one vote capital structure. The Charter Amendment will reduce Level 3’s voting interest in CTE from approximately 29.3% to approximately 4.6%.

•	The Charter Amendment will eliminate the opportunity for an investor to gain voting influence that is disproportionate to its economic interest.

•	Although the Charter Amendment will provide a fair premium to the holders of CTE Class B Common Stock, the dilution to the holders of CTE Common Stock from an economic perspective will be minimal. The total number of incremental shares of CTE Combined Common Equity that will be issued will be 182,284, which represents less than 1.0% of the shares of CTE Combined Common Equity outstanding on the record date for the Annual Meeting.

•	The Charter Amendment will provide the holders of CTE Class B Common Stock with a substantially more liquid security. The shares of CTE Class B Common Stock are thinly traded on the Nasdaq SmallCap Market, with an average trading volume of 1,197 shares per day during the twelve months ended July 10, 2003. By contrast, the CTE Common Stock trades on the Nasdaq National Market and had an average volume of 115,703 shares per day for the twelve months ended July 10, 2003.

•	The Charter Amendment will increase the market float of the CTE Common Stock, which should, in turn, increase its liquidity, trading volume and trading efficiencies. Heightened liquidity may also increase the number of institutional holders that invest in the Company’s equity.

•	The Charter Amendment will simplify the Company’s capital structure, which may generate increased investor interest and a larger investor base and would likely provide greater flexibility and efficiency in pursuing strategic acquisitions and equity financings if, when and to the extent desired or needed by the Company.

•	The Charter Amendment would conform the Company’s capital structure to that of most other publicly traded corporations and eliminate any perceived negative impact on the market price of the CTE Common Stock and CTE Class B Common Stock that results from having two classes of traded stock with generally similar characteristics except voting rights.

•	If a change of control transaction involving the Company were to occur in the future, the Charter Amendment would increase the likelihood of a full takeover premium accruing to all shareholders equally.

•	The Charter Amendment will eliminate additional administrative expenses caused by the dual class capital structure and would eliminate potential investor confusion.

•	The Charter Amendment is not expected to cause shareholders to receive taxable income except in respect of cash in lieu of fractional shares received by holders of CTE Class B Common Stock.

The Special Committee also considered the following factors relating to the Exchange Ratio:

•	the presentation of Allen & Company that involved various valuation analyses of CTE Class B Common Stock and CTE Common Stock, and the opinion of Allen & Company to the Special Committee and the Board of Directors to the effect that, as of April 24, 2003 and based upon and subject to the matters stated in the opinion, the Exchange Ratio was fair from a financial point of view to holders of CTE Common Stock and fair from a financial point of view to the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made), see “Opinion of Financial Advisor”;

•	the current and historical trading prices and volumes of the CTE Class B Common Stock compared to CTE Common Stock;

•	the trading price differentials between two classes of stock of other similarly situated companies in relation to the Exchange Ratio; and

•	the premiums received in comparable dual class recapitalization transactions.

In addition, the Special Committee and the Board considered the interests of certain Directors that are different from, or in addition to, the interests of the Company’s shareholders generally, as described under “Interest of Certain Persons”.

In reaching its decision to recommend that shareholders approve the Charter Amendment, the Board of Directors consulted with management and its legal and financial advisors and considered the conclusions and recommendation of the Special Committee and the factors referred to above as having been taken into account by the Special Committee.

In view of the wide variety of factors considered in connection with its evaluation of the Recapitalization Agreement, the Recapitalization and the Charter Amendment, the Special Committee and the Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. The Special Committee relied on the experience and expertise of Allen & Company, its financial advisor, for quantitative analysis of the financial terms of the Recapitalization, as described under “Opinion of Financial Advisor”. In addition, the Special Committee and the Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Special Committee and the Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with their respective legal and financial advisors. In considering the factors described above, individual members of the Special Committee and the Board of Directors may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

At a meeting on April 24, 2003, the Special Committee unanimously (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made); and (ii) recommended that the Board of Directors approve the Recapitalization Agreement, the Recapitalization and the Charter Amendment.

At a separate meeting held on April 24, 2003, the Board of Directors, taking into account the findings and recommendation of the Special Committee, unanimously (i) determined that the Recapitalization Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of CTE Common Stock and fair to and in the best interests of the holders of CTE Class B Common Stock (other than, in each case, Level 3, as to which no determination of fairness was made); (ii) approved the Recapitalization Agreement, the Recapitalization and the Charter Amendment; and (iii) directed that the Charter Amendment be submitted to a vote at the Annual Meeting and recommended that the shareholders vote for the Charter Amendment proposal.

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RECAPITALIZATION AGREEMENT, THE RECAPITALIZATION AND THE CHARTER AMENDMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

The Special Committee and Board of Directors have received a written fairness opinion, dated April 24, 2003, from Allen & Company to the effect that the Exchange Ratio is fair to the holders of CTE Common Stock from a financial point of view, and fair to the holders of CTE Class B Common Stock from a financial point of view (other than, in each case, Level 3, as to which no determination of fairness was made).

THE FULL TEXT OF THE ALLEN & COMPANY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY ALLEN & COMPANY IN ARRIVING AT ITS OPINION IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. The summary of the Allen & Company opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

Allen & Company’s written opinion is addressed to the Special Committee and the Board of Directors in connection with their consideration of the Recapitalization Agreement and the Recapitalization and does not constitute a recommendation as to how any holder of CTE Class B Common Stock or CTE Common Stock should vote on the Charter Amendment proposal. Holders of CTE Common Stock and CTE Class B Common Stock are urged to and should read the opinion in its entirety.

In arriving at its opinion, Allen & Company:

•	reviewed and analyzed the most recent draft of the Recapitalization Agreement dated April 22, 2003;

•	reviewed and analyzed the final form of Amendment No. 1 to that certain Registration Rights Agreement dated February 7, 2002;

•	reviewed and analyzed the Company’s Form 10-K (the “10-K”) for the fiscal year ended December 31, 2002, the Company’s Schedule 14A Proxy Statement filed on May 8, 2002 and the Company’s Amended and Restated Articles of Incorporation filed as an exhibit to the 10-K;

•	reviewed and analyzed the current and pro forma ownership structure of the Company;

•	reviewed and analyzed the public market prices and trading activity of the CTE Common Stock and CTE Class B Common Stock for the period from April 20, 1998 to April 21, 2003;

•	reviewed and analyzed the public market prices and trading activity of the capital stock of selected companies with two classes of publicly traded capital stock;

•	reviewed and analyzed the terms of transactions in which two classes of capital stock of public companies were converted into a single class of capital stock;

•	reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were acquired;

•	analyzed the potential accretion or dilution due to the Recapitalization;

•	analyzed the effect of the Recapitalization on the voting control of the holders of the CTE Common Stock and the CTE Class B Common Stock; and

•	conducted other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

Allen & Company’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company’s opinion does not imply any conclusion as to the likely trading range of the CTE Common Stock following the approval of the Recapitalization. This may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

The following is the summary of the material analyses Allen & Company performed while preparing its fairness opinion. All amounts pertaining to the Company in this section and throughout the Allen & Company opinion are based on the fully diluted number of shares outstanding of CTE Common Stock and CTE Class B Common Stock as of April 21, 2003 using the treasury method.

Analysis of the Historical Trading Activity of the CTE Common Stock and CTE Class B Common Stock

Allen & Company analyzed the historical trading activity of the CTE Common Stock and CTE Class B Common Stock. Allen & Company’s analysis included an examination of the average percentage by which the price per share of the Company’s higher voting stock exceeded the price per share of the Company’s lower voting stock (such percentage is referred to as the “Trading Premium;” a negative Trading Premium is sometimes referred to as the “Trading Discount”) exhibited by the Company’s stock based on daily closing prices over the five-year period ended April 21, 2003. This analysis demonstrated a range of yearly average Trading Premiums over such period from approximately 3% to 6%. The average Trading Premium for the past year was approximately 2.6%; the average Trading Premium for the past three years was approximately 5.5%; and the average Trading Premium for the past five years was approximately 6.1%. The Trading Premiums ranged from a high of approximately 44.9% to a Trading Discount of approximately 19.1%. The 9% premium implied by the Exchange Ratio is within the range and above the average of the Trading Premiums implied by the historical trading activity of the CTE Common Stock and the CTE Class B Common Stock over the one year, three year and five year periods analyzed.

Analysis of Dual Class Publicly Traded Companies

Allen & Company identified and analyzed 52 companies (the “Comparable Companies”) which, as of the time of the analysis, had two classes of publicly traded common stock with different voting rights listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (the “Public Company Analysis”). For most of the Comparable Companies, the trading volume of the higher voting stock was lower than the trading volume of the lower voting stock; in cases where the higher voting stock trades relatively few shares, there was no apparent premium that was exhibited on a consistent basis. Generally, the range of Trading Premiums or Trading Discounts was between approximately 20% and -20% (and in certain outliers, much higher or lower). The Trading Premium for the higher voting stock is more consistently apparent in cases where the trading volume of the higher voting stock was close to or greater than the trading volume of the lower/non-voting stock. Based on the average share prices for the 52 weeks preceding April 21, 2003, the Trading Premiums for the Comparable Companies ranged from a high of approximately 75.2% to a Trading Discount of approximately 22.6%. The average Trading Premium for the Comparable Companies was approximately 8.4%. The 9% premium implied by the Exchange Ratio is within the range and slightly above the average of the Trading Premiums implied by the Public Company Analysis.

Analysis of Historical Recapitalization Transactions

Allen & Company identified and analyzed 16 recapitalization transactions occurring among publicly traded companies over the years 1998 to 2002 (the “Recapitalization Transaction Analysis”). In each recapitalization transaction, two classes of stock of a single company with differential voting rights were reclassified as a single class of common stock. For each of the companies identified for the Recapitalization Transaction Analysis, Allen & Company examined the number of new shares received in the recapitalization for each share of the higher voting stock and the number of new shares received in the recapitalization for each share of the lower voting stock (the ratio of new shares received per share of higher voting stock to the shares received per lower voting stock is referred to herein as the “Conversion Ratio”). Of the transactions examined in the Recapitalization Transaction Analysis, 12 had a Conversion Ratio of 1:1 and no premium was paid to the higher voting stock. In the four other cases, a premium (e.g., additional stock, dividend payment, etc.) was granted to the higher voting class of common stock: in those four transactions, the premiums ranged from approximately 3.1% to 32.0%. The average premium for all the transactions examined in the Recapitalization Transaction Analysis was approximately 3.7%. The 9% premium implied by the Exchange Ratio is within the range and above the average of the Trading Premiums implied by all the transactions examined in the Recapitalization Transaction Analysis.

Analysis of Historical Acquisitions of Dual Class Public Companies

Allen & Company identified and analyzed 12 acquisition transactions occurring between 1997 and 2002 with two classes of common stock with different voting rights (the “Acquisition Transaction Analysis”). For each of the transactions in the Acquisition Transaction Analysis, Allen & Company examined the consideration paid to the holders of each class of stock to determine the percentage by which the price per share paid to holders of higher voting shares exceeded the price per share paid to holders of lower voting shares. Of the transactions examined, five demonstrated a Transaction Premium. In two transactions, the Transaction Premium was less than 10%; in two transactions, the Transaction Premium was between 11% and 30%; and in one transaction, the Transaction Premium was in excess of 30%. In one transaction, there was a premium paid to the lower voting stock. The average premium for the transactions examined in the Acquisition Transaction Analysis was approximately 10.3%. The 9% premium implied by the Exchange Ratio is within the range and slightly below the average of the premiums implied by the Acquisition Transaction Analysis.

Potential Dilution Analysis

Allen & Company performed an analysis of potential dilution to the CTE Common Stock if the Recapitalization were to occur. Based on the per share price of the CTE Common Stock and the CTE Class B Common Stock as of April 21, 2003, Allen & Company’s analysis resulted in a pro forma implied price per share for the single class of common stock resulting from the Recapitalization of $38.59. This pro forma implied share price per share was $0.29, or 0.7%, less than the $38.88 closing price per share of the CTE Common Stock on April 21, 2003. This analysis indicated that the Recapitalization would be marginally dilutive to the holders of CTE Common Stock.

Conversion Analysis

Allen & Company performed an analysis of the effect of the Recapitalization on the CTE Class B Common Stock utilizing several different conversion ratios. Based on the per share price of the CTE Common Stock and the CTE Class B Common Stock as of April 21, 2003, the conversion of the CTE Class B Common Stock at the Exchange Ratio would result in an implied value of the CTE Class B Common Stock of $42.06 which represents a premium of approximately 8.0% to the $38.95 share price of the CTE Class B Common Stock as of April 21, 2003.

Other Analyses

Allen & Company performed an analysis of the percentage of the Company’s total market value represented by the CTE Class B Common Stock based on current and historical trading levels and as implied by the Exchange Ratio. This analysis indicated that the relative ownership of the CTE Class B Common Stock of 9.2% implied by the Exchange Ratio, measured in terms of market value, is slightly higher than that implied by the current level as of April 21, 2003 of 8.5% and the historical levels based on the average of 52 weeks preceding April 21, 2003 of 8.6%. Further, Allen & Company analyzed the voting control represented by the CTE Class B Common Stock before and after giving effect to the Recapitalization. Based on this analysis, the Recapitalization will significantly reduce the voting control of the holders of the CTE Class B Common Stock and align the voting rights of all holders of CTE Common Stock and CTE Class B Common Stock with their economic interests. The Recapitalization will reduce the voting power of the holders of the CTE Class B Common Stock from approximately 58.3% to approximately 9.2%, while the economic interest of the holders of CTE Class B Common Stock, measured in terms of share ownership as of April 21, 2003, will increase slightly from 8.5% to 9.2%.

The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of the Company. The estimates contained in the analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Allen & Company’s analysis of the fairness of the Exchange Ratio to the holders of the CTE Common Stock from a financial point of view and to the holders of CTE Class B Common Stock from a financial point of view (other than Level 3 and its subsidiaries, as to which no determination of fairness was made). The analyses are not appraisals and do not reflect the prices at which any securities may trade at the present time or at any time in the future.

Allen & Company is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee retained Allen & Company based on such qualifications. In connection with its engagement, Allen & Company was not retained to identify, analyze or otherwise pursue any possible transactions other than the Recapitalization, and Allen & Company has not identified, analyzed or pursued any transactions other than the Recapitalization.

Allen & Company has provided and may in the future provide financial advisory and financing services to the Special Committee and has received and may receive in the future fees in connection with such services. Allen & Company makes a market in CTE Common Stock (not in CTE Class B Common Stock) and may, in the course of its business as a broker/dealer, purchase, sell or trade these securities from time to time in the open market or otherwise.

The Special Committee entered into an engagement letter agreement with Allen & Company dated as of January 28, 2003, in which Allen & Company agreed to act as the Special Committee’s financial advisor in connection with the Recapitalization and to render an opinion as to the fairness of the Exchange Ratio to the holders of the CTE Common Stock from a financial point of view and to the holders of CTE Class B Common Stock from a financial point of view (other than Level 3 and its subsidiaries, as to which no determination of fairness would be made). Under the engagement letter, the Special Committee, on behalf of the Company, agreed that the Company would pay a fee of $550,000 to Allen & Company upon delivery of its opinion. Under the engagement letter, the Special Committee agreed that the Company will reimburse Allen & Company for its travel and out-of-pocket expenses reasonably and actually incurred in connection with the performance of Allen & Company’s services under the engagement letter, including the reasonable fees and disbursements of its legal counsel, which legal fees and disbursements will not exceed $25,000 without the Special Committee’s consent. The Company has also agreed to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement. The Special Committee and Allen & Company entered into two other engagement letters, dated September 12, 2001 and October 31, 2001, with respect to prior transactions involving Level 3 and the Company. Allen & Company received aggregate fees of $450,000 and reimbursement for its travel and out-of-pocket expenses pursuant to these earlier engagement letter agreements.

DESCRIPTION OF THE CTE COMMON STOCK AND THE CTE CLASS B COMMON STOCK

The following is a summary of the rights, powers and limitations of the CTE Common Stock and CTE Class B Common Stock as currently set forth in the Existing Articles and the changes that will result if the Charter Amendment is approved and becomes effective. The summary should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Existing Articles and the proposed Amended and Restated Articles. The Amended and Restated Articles are attached hereto as Appendix F and incorporated by reference into this Proxy Statement.

Authorized Capital Stock.    The Company’s authorized capital stock consists of 85,000,000 shares of CTE Common Stock, 15,000,000 shares of CTE Class B Common Stock, and 25,000,000 shares of preferred stock, without par value. As of the record date of this Proxy Statement, there were 21,717,406 shares of CTE Common Stock, 2,025,381 shares of CTE Class B Common Stock and no shares of preferred stock outstanding. As part of the Charter Amendment, all provisions relating to the CTE Class B Common Stock, including the provision authorizing 15,000,000 shares of CTE Class B Common Stock, in the Existing Articles will be deleted.

Voting.    Each holder of CTE Common Stock is entitled to one vote for each share of CTE Common Stock held of record on the applicable record date, and each holder of CTE Class B Common Stock is entitled to fifteen votes for each share of CTE Class B Common Stock held of record on the applicable record date, on all matters submitted to a vote of shareholders, including the election of directors. Holders of CTE Common Stock and CTE Class B Common Stock are entitled to vote cumulatively in all elections of directors. If the Charter Amendment becomes effective, the CTE Class B Common Stock will be eliminated and each share of CTE Common Stock will continue to be entitled to one vote per share.

Class Voting on Certain Amendments.    With respect to any proposed amendment to the Existing Articles that would (i) increase or decrease the par value of any class; (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class so as to affect the holders of such class adversely; (iii) increase the authorized number of shares of any class; (iv) authorize a new class of shares senior or superior in any respect to the shares of any class; or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of any class then authorized, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, is required in addition to the approval of a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together as a class. If the Charter Amendment becomes effective, the approval of a majority of the votes entitled to be cast by the holders of CTE Common Stock will be required to approve any such proposed amendment in addition to any other approval that may be required.

Dividends, Liquidation.    The holders of CTE Common Stock and CTE Class B Common Stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. The Existing Articles also provide that, in relation to cash dividends, the dividend payable on CTE Common Stock is to be at least 105% of that payable on CTE Class B Common Stock. In the event of liquidation, each share of CTE Common Stock and CTE Class B Common Stock is entitled to share pro rata in any distribution of the Company’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. If the Charter Amendment becomes effective, the provisions described above will be deleted and Pennsylvania law will apply by default. The above provisions, other than the provision providing for 105% dividend payments to the holders of CTE Common Stock, are similar to the rights afforded to security holders under Pennsylvania law.

No Preemptive Rights, Conversion.    Holders of CTE Common Stock and CTE Class B Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to the CTE Common Stock or the CTE Class B Common Stock, except that the CTE Class B Common Stock is convertible, at the option of the holder, into shares of CTE Common Stock on a one-for-one basis at any time and from time to time. If at any time there are fewer than 25,000 shares of CTE Class B Common Stock outstanding, all of the outstanding shares of CTE Class B Common Stock automatically convert into shares of CTE Common Stock. If the Charter Amendment becomes effective, the CTE Class B Common Stock will be eliminated.

Miscellaneous Changes.    The Amended and Restated Articles make minor conforming changes and remove provisions in the Existing Articles that are no longer operative, such as the provisions that effected the initial issuance of the CTE Class B Common Stock in 1986 and the reverse stock split with respect to the CTE Common Stock and CTE Class B Common Stock in 1997.

INTEREST OF CERTAIN PERSONS

As of the record date of the Proxy Statement, the members of the Board of Directors (including the Special Committee) and the executive officers of CTE beneficially owned 894,244 shares of CTE Common Stock, or 4% of the CTE Common Stock, and beneficially owned 19,397 shares of CTE Class B Common Stock, or 1% of the CTE Class B Common Stock. The Directors and executive officers are not required to vote for the Charter Amendment proposal, but have indicated that it is their intention to do so. Five members of the Board of Directors are also directors of Level 3 Communications or RCN, in which Level 3 holds a significant equity interest. The share numbers listed above do not include shares held by Level 3 or its subsidiaries. The Directors and executive officers may have different interests from other shareholders in voting on the Charter Amendment.

The members of the Special Committee own shares of CTE Combined Common Equity as follows: Eugene Roth — 1,049 shares of CTE Common Stock and 3,999 shares of CTE Class B Common Stock; Frank M. Henry — 47,910 shares of CTE Common Stock and 15,398 shares of CTE Class B Common Stock; Daniel E.

Knowles — 12,484 shares of CTE Common Stock and 0 shares of CTE Class B Common Stock. One member of the Special Committee, Eugene Roth, is a director of RCN, and Level 3 indirectly owns approximately 24% of the outstanding common stock of RCN as of May 31, 2003. Mr. Roth also owns 20,000 shares of common stock of Level 3 Communications. The Board of Directors was made aware of these potential conflicts of interest and determined that they would not affect the ability of these members of the Special Committee to exercise independent judgment in making their determinations.

CERTAIN EFFECTS OF THE RECAPITALIZATION

Exchange of Certificates of CTE Class B Common Stock

As soon as practicable after the effectiveness of the Recapitalization, Mellon Investors Services LLC, the exchange agent appointed by the Company (the “Exchange Agent”), will mail to each holder of record of certificate or certificates (“Certificates”) that immediately prior to the effectiveness of the Recapitalization represented shares of CTE Class B Common Stock, a letter of transmittal and instructions as to how to surrender Certificates in exchange for (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock; and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Upon surrender of the Certificates to the Exchange Agent, together with a completed letter of transmittal, and receipt of such other documents as may be reasonably required by the Exchange Agent, each holder of Certificates shall be entitled to receive (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock; and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Following the effectiveness of the Recapitalization, the surrendered Certificates will be canceled and converted as provided above.

After the effectiveness of the Recapitalization, each Certificate that has not been surrendered will represent only the right to receive (i) a statement indicating book-entry ownership of CTE Common Stock or, if requested or required by law, a certificate representing shares of CTE Common Stock, and (ii) payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. Holders of Certificates will not be paid dividends or distributions on the CTE Common Stock and will not be paid cash in lieu of a fractional share of CTE Common Stock until such Certificates are surrendered to the Exchange Agent for exchange. When Certificates are surrendered, any unpaid dividends declared by CTE after the effectiveness of the Recapitalization and any cash in lieu of a fractional share of CTE Common Stock will be paid without interest.

If any portion of the CTE Common Stock to which a holder is entitled is to be paid to a person other than the person in whose name the surrendered certificate is issued, such certificate must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

No fractional shares representing fractional shares of CTE Common Stock shall be issued in the Recapitalization. In lieu thereof, all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be aggregated by the Exchange Agent and sold as soon as practicable on the basis of prevailing market prices of shares of CTE Common Stock on the Nasdaq National Market at the time of sale. The Exchange Agent will pay to such holders who would otherwise have been entitled to a fraction of a share of CTE Common Stock their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates, after deducting commissions and other expenses from the sale, without interest.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Trading Market and Stock Exchange Listing

Currently, the CTE Common Stock is traded on the Nasdaq National Market under the symbol CTCO and the CTE Class B Common Stock is traded separately on the Nasdaq SmallCap Market under the symbol CTCOB. Following effectiveness of the Charter Amendment, the CTE Common Stock will continue to trade on the Nasdaq National Market under the symbol CTCO. For the twelve months ended July 10, 2003, the average daily trading volume of the CTE Common Stock has been approximately 115,703 shares, and the average daily trading volume for the CTE Class B Common Stock has been approximately 1,197 shares. The following table presents, for the periods indicated, the daily high and low sale prices per share of CTE Common Stock and CTE Class B Common Stock on the the Nasdaq National Market and Nasdaq SmallCap Market, respectively.

	CTE Common Stock		CTE Class B Common Stock
	High	Low	High	Low
2001
First Quarter	39.00	31.75	40.00	31.00
Second Quarter	44.00	28.25	44.00	25.25
Third Quarter	45.19	35.09	44.00	35.00
Fourth Quarter	48.89	36.52	47.45	36.00

2002
First Quarter	46.25	35.00	47.50	38.00
Second Quarter	43.55	30.11	44.00	39.00
Third Quarter	42.20	33.47	42.00	28.00
Fourth Quarter	39.48	33.18	39.00	32.75

2003
First Quarter	39.77	33.91	39.61	33.50
Second Quarter	44.71	38.50	48.50	38.60
Third Quarter (through July 10, 2003)	46.74	42.00	50.81	46.05

It is a condition to the Charter Amendment that the Issued Shares be approved for listing on the Nasdaq National Market. The Company intends to file a supplemental listing application with Nasdaq in respect of the Issued Shares. If the Charter Amendment becomes effective, the CTE Class B Common Stock will cease to be listed for quotation on the Nasdaq SmallCap Market.

U.S. Federal Securities Law Consequences

The Recapitalization is being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act. Issued Shares issued in respect of shares of CTE Class B Common Stock that are “restricted securities” within the meaning of Rule 144 under the Securities Act will be considered restricted securities. Issued Shares issued in respect of shares of CTE Class B Common Stock that are not restricted securities will not be considered restricted securities. The Issued Shares that are not “restricted securities” can be freely transferred, except by persons who are deemed to be affiliates of the Company. In accordance with the provisions of Rule 144, Issued Shares that are restricted securities will not be available for public resale until they have been owned by the holder for a period of one year and the other requirements of Rule 144 have been satisfied. Rule 144 permits the holding period of securities surrendered in the Recapitalization to be added, or “tacked”, to the holding period of the shares acquired as result of the Recapitalization for purposes of satisfying the applicable holding periods under Rule 144. Accordingly, holders of shares of CTE Class B Common Stock that are restricted securities will be able to “tack” their holding period of CTE Class B Common Stock to their holding period of CTE Common Stock for purposes of satisfying the applicable holding periods under Rule 144. All of the Issued Shares that are issued to Level 3 will be restricted securities. Although it is not possible to determine how many of the other Issued Shares will be restricted securities, the Company does not believe the number will be significant.

Accounting Considerations

As a result of the Charter Amendment, the increase in Common Stock will be offset by a decrease in Class B Common Stock and paid-in capital and accordingly, Common shareholders’ equity will not change.

Regulatory Approvals for the Recapitalization

In accordance with applicable law, the Recapitalization may be subject to approval by the Federal Communications Commission and the Pennsylvania Public Utility Commission. On April 25, 2003, the Company filed applications for approval of the Recapitalization with these regulatory authorities. On June 12, 2003, the Pennsylvania Public Utility Commission approved the Company’s application for the Recapitalization. The applications to the Federal Communications Commission were approved on June 19, 2003. Under the terms of the Recapitalization Agreement, the effectiveness of the Charter Amendment was conditioned upon receiving such regulatory approvals.

Anti-takeover Effects

Currently, given Level 3’s voting power and significant ownership of the CTE Class B Common Stock, the Company believes that the likelihood of a non-negotiated change of control of the Company, other than one resulting from the sale by Level 3 of its interest in the Company, is relatively low. However, if the Charter Amendment is effected and Level 3’s voting power were significantly reduced, the Company would become more susceptible to the possibility of unsolicited attempts to acquire control of the Company unrelated to Level 3. The Existing Articles and existing bylaws contain provisions that will remain in effect after the Charter Amendment, including those providing for “blank check” preferred stock in the Amended and Restated Articles and classification of the Board of Directors in the existing bylaws, which provisions may have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States federal income tax consequences of the Recapitalization that may be relevant to United States holders of CTE Class B Common Stock (the “Class B Holders”) and United States holders of CTE Common Stock (the “Common Holders”). This discussion applies only to Class B Holders and Common Holders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the United States federal income tax consequences that may be relevant to a Class B Holder or Common Holder in light of such holder’s individual circumstances or if such Class B Holder or Common Holder is subject to special United States federal income tax rules applicable to a:

•	financial institution;

•	foreign person (including a foreign individual, foreign entity, foreign trust or foreign estate, as determined for United States federal income tax purposes);

•	mutual fund;

•	tax-exempt organization;

•	insurance company;

•	dealer in securities or foreign currencies;

•	person (including traders in securities) using a mark-to-market method of accounting;

•	person who holds shares of CTE Common Stock or CTE Class B Common Stock as a hedge against currency risk or as part of a straddle, constructive sale, conversion transaction or other integrated transaction;

•	person who acquired shares of CTE Common Stock or CTE Class B Common Stock upon the exercise of employee stock options or otherwise as compensation; or

•	an entity that is treated as a partnership for United States federal income tax purposes.

This discussion is based upon the Code, United States Treasury regulations promulgated under the Code, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No opinion of counsel or ruling from the Internal Revenue Service has been or will be sought as to the United States federal income tax consequences of the Recapitalization, and the following discussion is not binding on the Internal Revenue Service.

EACH COMMON HOLDER AND CLASS B HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE RECAPITALIZATION, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON SUCH HOLDER’S PARTICULAR FACTS AND CIRCUMSTANCES.

The Company believes that the Recapitalization will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code. Accordingly, Class B Holders will not recognize any gain or loss upon the receipt of shares of CTE Common Stock (as previously defined, the “Issued Shares”) in exchange for shares of CTE Class B Common Stock pursuant to the Recapitalization (except, as described below, with respect to cash received in lieu of fractional shares of CTE Common Stock). The aggregate tax basis of a Class B Holder’s Issued Shares received in the exchange will equal such holder’s aggregate tax basis in the shares of CTE Class B Common Stock exchanged therefor. The holding period of the Issued Shares will also include the holding period during which the Class B Holder held shares of CTE Class B Common Stock exchanged therefor.

Each Class B Holder that receives cash in lieu of a fractional Issued Share pursuant to the Recapitalization will be treated as having actually received such fractional share and then as having sold such fractional Issued Share for cash. Each such Class B Holder will generally recognize capital gain or loss on such deemed sale in an amount equal to the difference between the cash received with respect to the fractional Issued Share and the ratable portion of such holder’s adjusted tax basis that is allocated to such fractional Issued Share. Any such capital gain or loss will be long-term capital gain or loss if the holding period for the CTE Class B Common Stock that is converted into CTE Common Stock in the Recapitalization exceeded one year as of the effective time of the Recapitalization.

The Recapitalization will result in no United States federal income tax consequences to Common Holders with respect to their CTE Common Stock.

APPRAISAL RIGHTS

Dissenting shareholders are not entitled to appraisal rights under Pennsylvania law or under the Company’s Existing Articles and bylaws in connection with the Charter Amendment.

THE RECAPITALIZATION AGREEMENT

This section describes the material provisions of the Recapitalization Agreement dated as of April 24, 2003, among the Company, Level 3 Communications and Eldorado. This summary description of the Recapitalization Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Recapitalization Agreement, which is attached as Appendix C to this Proxy Statement and is incorporated herein by reference.

Effective Time of the Charter Amendment

Promptly after satisfaction or, to the extent permitted by applicable law, waiver of each of the closing conditions set forth therein (or at such later time as the Company and Level 3 may agree), the Company intends to file two articles of amendment with the Department of State of the Commonwealth of Pennsylvania. The first articles of amendment will include an amendment to the Existing Articles to effect the Recapitalization in the form attached hereto as Appendix E-1, and will be effective at the close of business on the day this articles of amendment is accepted for filing by the Department of State (the “Effective Time”). Concurrently with the filing of the first articles of amendment, the Company will file a second articles of amendment which will set forth the Amended and Restated Articles in the form attached hereto as Appendix E-2 to eliminate from the Existing Articles the CTE Class B Common Stock, and all provisions related thereto, and delete certain miscellaneous provisions. The second articles of amendment will become effective immediately after the first articles of amendment becomes effective.

Exchange Ratio; Adjustments to Exchange Ratio

At the Effective Time and without any action on the part of the shareholders, each share of CTE Class B Common Stock outstanding immediately prior to the Effective Time will be reclassified and converted into 1.09 shares of CTE Common Stock and cash in lieu of any fractional share as described below under “Fractional Shares of CTE Common Stock”. If, prior to the Effective Time, there is any change in the outstanding shares of capital stock of the Company, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and its determination will be appropriately adjusted.

Fractional Shares of CTE Common Stock

No fractional shares of CTE Common Stock shall be issued to any holder in the Recapitalization. In lieu thereof, all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be aggregated by the Exchange Agent and sold as soon as practicable on the basis of prevailing market prices of shares of CTE Common Stock on the Nasdaq Stock Market at the time of sale. The Exchange Agent will pay to such holders who would otherwise have been entitled to a fraction of a share of CTE Common Stock their pro rata share of the net proceeds derived from the sale of their fractional interests, after deducting commissions and other expenses from the sale, without interest.

Surrender of Certificates of CTE Class B Common Stock

As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of CTE Class B Common Stock a letter of transmittal and instructions as to how to surrender certificates for shares of CTE Class B Common Stock in exchange for shares of CTE Common Stock and payment for any fractional shares of CTE Common Stock to which the holder shall be entitled as a result of the Recapitalization. The shares of CTE Common Stock issued to holders of CTE Class B Common Stock in the Recapitalization may be in uncertificated book-entry form at the Company’s discretion, unless a physical certificate is requested by a holder or is otherwise required under applicable law.

From the Effective Time, shares of CTE Class B Common Stock will no longer be considered to be outstanding and all rights of the holders of CTE Class B Common Stock will cease, except for the right to shares of CTE Common Stock and cash in lieu of fractional shares in accordance with the Recapitalization. Holders of certificates previously representing shares of CTE Class B Common Stock will not be paid dividends or distributions on the CTE Common Stock and will not be paid cash in lieu of fractional shares of CTE Common Stock until such certificates previously representing shares of CTE Class B Common Stock are surrendered to the Exchange Agent for exchange.

If any portion of the CTE Common Stock to which a holder is entitled is to be paid to a person other than the person in whose name the surrendered certificate is issued, such certificate must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Any amounts remaining unclaimed by holders of certificates previously representing shares of CTE Class B Common Stock two years after the Effective Time (or such earlier date, immediately prior to when the amounts would otherwise become property of a state) shall become, to the extent permitted by applicable law, the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

The Exchange Agent will deliver shares of CTE Common Stock in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The Company may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against the Company with respect to such certificate.

Representations and Warranties

The Company and Level 3 have made customary representations and warranties in the Recapitalization Agreement.

Certain Covenants

Shareholders Meeting.    The Company agreed that in connection with the Annual Meeting, the Board of Directors of the Company will recommend the Company’s shareholders vote for the Charter Amendment proposal.

Listing of Shares.    The Company has agreed that it will use its best efforts to obtain approval for the listing of the Issued Shares on the Nasdaq Stock Market, subject to official notice of issuance.

Voting of Shares.    Level 3 has agreed to vote all shares of CTE Class B Common Stock beneficially owned by Level 3 in favor of approval of the Charter Amendment and any related proposal at the Annual Meeting and not to intentionally encourage any other shareholder to vote against the Charter Amendment or any related proposal or take any other action which would reasonably be expected to impair, delay or prevent the effectiveness of the Charter Amendment. Notwithstanding the foregoing, no officer or director of Level 3 Communications or Eldorado who is a also a member of the Board of Directors of the Company shall be obligated to take or refrain from taking any action he reasonably believes to be inconsistent with (i) such individual’s obligations as a director to the Company or its shareholders or (ii) any applicable law, regulation, order or other requirement of any court or other governmental entity.

In addition, Level 3 has agreed not to, directly or indirectly, prior to the Annual Meeting (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of CTE Class B Common Stock or CTE Common Stock, (ii) purchase any CTE Common Stock, or (iii) convert, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect conversion, sale, assignment, transfer, encumbrance or other disposition of, any shares of CTE Class B Common Stock or CTE Common Stock, except for transfers to a transferee that agrees in writing to be bound by the Recapitalization Agreement; provided that in the event of any such transfer, Level 3 and the transferee will be jointly and severally liable for any breach of the Recapitalization Agreement or such instrument by such transferee.

Certain Actions.    The parties to the Recapitalization Agreement will not take any action that would result in the Recapitalization failing to qualify for the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act.

Conditions to Obligations of Each Party to Effect the Charter Amendment

The Charter Amendment will not be effected by the Company unless each of the following conditions is satisfied, or waived (to the extent permissible by applicable law):

Conditions that may be waived only by both the Company and Level 3

•	The Company’s shareholders shall have approved the Charter Amendment by the Required Vote;

•	No material provision of any applicable law or regulation and no judgment, injunction, order or decree preventing the consummation of the Charter Amendment shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to cause any such injunction or other order to be vacated or lifted;

•	The Issued Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	All actions by or in respect of, or filings with, the Federal Communications Commission and the Pennsylvania Public Utility Commission required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; and

•	There shall be no legal proceedings pending against the Company, Level 3 or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with, the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment.

Condition that may be waived by Level 3

•	all representations and warranties made by the Company shall be true and correct in all material respects as of the date of the Recapitalization Agreement, and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by the Company on and as of the Effective Time.

Conditions that may be waived by the Company

•	all representations and warranties made by Level 3 shall be true and correct in all material respects as of the date of the Recapitalization Agreement and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by Level 3 on and as of the Effective Time; and

•	there shall not have occurred any Material Adverse Effect (as defined therein) on the Company.

Termination

The Recapitalization Agreement may be terminated and the Charter Amendment may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Charter Amendment by the shareholders of the Company:

•	by mutual written agreement of the Company (only upon approval by the Special Committee) and Level 3;

•	by either the Company (only upon approval by the Special Committee) or Level 3, if the Charter Amendment has not been effected on or before the sixth month anniversary of the date of the Recapitalization Agreement; provided that the right to terminate the Recapitalization Agreement is not available to any party whose breach of any provision of the Recapitalization Agreement results in the failure of the Charter Amendment to be consummated by such time;

•	by either the Company (only upon approval by the Special Committee) or Level 3, if (i) there is any material provision of any law or regulation that makes consummation of the Charter Amendment illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Level 3 from consummating the Charter Amendment is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

•	by either the Company (only upon approval by the Special Committee) or Level 3, if shareholder approval by the Required Vote shall not have been obtained at the Annual Meeting (or any adjournment thereof).

Amendment and Waiver

The parties to the Recapitalization Agreement may amend or waive provisions of the Recapitalization Agreement prior to the Effective Time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the approval of the Charter Amendment by the shareholders of the Company and without their further approval, no such amendment or waiver shall increase, reduce or change the amount or kind of consideration to be received in exchange for any shares of CTE Class B Common Stock in the Recapitalization. The Company shall not amend or waive any right under the Recapitalization Agreement, or consent to or exercise any right to terminate the Recapitalization Agreement, unless such action is approved by the Special Committee.

Parties in Interest

The Recapitalization Agreement is binding upon and inures solely to the benefit of the parties thereto and their respective successors and assigns and nothing in the Recapitalization Agreement confers any rights, benefits, remedies, obligations or liabilities thereunder upon any person other than the parties thereto and their respective successors and assigns.

Expenses

All costs and expenses incurred in connection with the Recapitalization Agreement shall be paid by the party incurring such cost or expense; provided that all costs and expenses relating to approvals of or filings with the Federal Communications Commission or the Pennsylvania Public Utility Commission shall be borne by the Company.

FINANCIAL ADVISOR

The Company retained Morgan Stanley as its financial advisor in connection with the Recapitalization Agreement and the Charter Amendment. The Company will pay Morgan Stanley a fee of $550,000 in connection with its services, plus reimbursement of out-of-pocket costs and expenses. The Company has also agreed to indemnify Morgan Stanley against certain liabilities and expenses related to or arising out of of Morgan Stanley’s engagement.

THE EFFECTIVENESS OF THE CHARTER AMENDMENT IS SUBJECT TO CERTAIN CONDITIONS. THE COMPANY CAN PROVIDE NO ASSURANCE THAT THE CHARTER AMENDMENT WILL BECOME EFFECTIVE.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL

PROPOSAL 4

TO ADJOURN THE ANNUAL MEETING, IF NEEDED, TO SOLICIT ADDITIONAL VOTES

At the Annual Meeting, if the Board of Directors determines that the Company needs additional time to solicit and obtain sufficient votes to approve the Charter Amendment proposal (Proposal 3), the shareholders may be asked to vote upon a proposal to adjourn the Annual Meeting for the purpose of allowing additional time for the solicitation of additional votes. The Company presently intends to exercise such authority at the Annual Meeting if the majority of the Board of Directors present at the Annual Meeting determines that such adjournment may increase the likelihood of obtaining sufficient votes to approve the Charter Amendment proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE MEETING, IF NECESSARY, IN ORDER TO PROVIDE MORE TIME TO SOLICIT ADDITIONAL VOTES FOR THE CHARTER AMENDMENT PROPOSAL.

GENERAL INFORMATION

Financial Information

A copy of the Company’s 2002 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated February 14, 2003 of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

Upon the written request of any person who, on June 20, 2003, was a record owner of CTE Common Stock or CTE Class B Common Stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will furnish to such person, without charge, a copy of the Company’s 2002 Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 2, including the financial statements, schedules and exhibits, filed with the SEC. Written requests for the Annual Report should be directed to: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612, Attn: David G. Weselcouch, Senior Vice President — Investor Relations and Corporate Communications, e-mail: dwes@epix.net. In addition, our 2002 Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No.2, is available on our web site located at www.ct-enterprises.com.

Certain financial statements for the Company, together with other related information, are set forth in Appendix F of this Proxy Statement and are incorporated herein by reference.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to the use of the mail, officers, Directors and other employees of the Company may solicit proxies, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Shareholders’ Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2004 Annual Meeting of Shareholders (in addition to meeting the requirements of the SEC’s rules governing such proposals) the proposal must be received by the Company at its principal executive offices not later than March 17, 2004; provided that this date may be changed in the event that the date of the 2004 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2003 Annual Meeting. In the event that the Company receives notice not later than May 31, 2004 (which date may also be changed in the event that the date of the 2004 Annual Meeting is changed by more than 30 days from the date of the 2003 Annual Meeting) of a shareholder proposal intended to be presented at the 2004 Annual Meeting and which is not included in the Company’s proxy materials, then, so long as the Company includes in its proxy statement for such Annual Meeting advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC’s rules governing shareholder proposals.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Proxy Statement and the documents we incorporate by reference is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, changes in the competitive environment in which the Company operates and the receipt of necessary approvals.

By order of the Board of Directors,

Raymond B. Ostroski

Senior Vice President, General Counsel

and Corporate Secretary

Dated: July 16, 2003

Appendix A

Charter

Compensation/Pension Committee of the Board of Directors

Status:    The Compensation/Pension Committee (“the Committee”) is a committee of the Board of Directors.

Membership:    The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Compensation/Pension Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) satisfies the requirement of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board may replace Compensation/Pension Committee members.

Responsibilities:    The Committee is responsible for establishing annual and long-term performance goals for the CEO of the Company. This responsibility includes establishing a basis for the compensation of the CEO and evaluating the performance of the CEO. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. In addition, the Committee:

•	oversees and is kept advised by management of the administration of the Company’s annual bonus system, Equity Incentive Plan and Executive Stock Purchase Plan relative to the executive officers of the Company. Annually reviews and makes recommendations to the Board with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans and equity-based plans;

•	reviews the recommendations and evaluations of the CEO regarding the performance and compensation of the executive officers of the Company (based upon standards approved by the Committee) and makes recommendations to the Board on the setting and granting of salaries, bonuses, equity incentive awards, benefits and other compensation arrangements for said executive officers of the Company. Annually reviews and approves for the CEO and the senior executives of the Company: (a) the annual base salary level (b) the annual incentive opportunity level (c) the long-term incentive opportunity level (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate and (e) any special or supplemental benefits;

•	periodically reviews the effectiveness of the existing incentive programs for executive officers of the Company and develops and establishes new or revised incentive programs as may be appropriate;

•	makes recommendations to the Board on the Company’s compensation and pension practices and policies;

•	makes recommendations to the Board regarding reservation of shares for issuance under employee benefit plans;

•	publishes an annual Compensation/Pension Committee Report for inclusion in the Proxy Statement of the Company;

•	reviews and evaluates the investment performance of the various pension and retirement plans and monitors the performance of the administrators, investment managers and trustees of said plans as well as reviews the actuarial assumptions used in setting the Company’s funding policies for said plans;

•	will be responsible for engaging any consultants to assist the Committee and management on compensation and pension issues affecting the Company or its employees;

•	may form and delegate authority to subcommittees when appropriate;

A-1

•	makes regular reports to the Board;

•	reviews and reassesses the adequacy of this Charter annually and recommends any proposed changes to the Board for approval;

•	shall annually review its performance.

Meetings:    The Committee shall meet at least three times each year and at such other times as it deems necessary to fulfill its responsibilities.

Report:    The Committee shall prepare a report each year concerning its compliance with this Charter for inclusion in the Company’s Proxy Statement.

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Appendix B

Charter

Audit Committee of the Board of Directors

Preamble

The Board of Directors (the “Board”) of Commonwealth Telephone Enterprises, Inc. (the “Company”) does hereby establish this Charter of the Audit Committee of the Company (the “Committee”) with the following purposes in mind: first, to assure all of its shareholders of their right to be informed of the financial affairs and condition of the Company in a fashion that is materially accurate, fair and free from distortions that would be materially misleading; and second, to provide for appropriate, independent and effective procedures on which shareholders may rely and have confidence in the information required to be put forth by the Company in all of its public filings and pronouncements.

Subject to the further enumeration set forth below, the authority of the Committee shall be to oversee all aspects of financial reporting and controls. Further, the Committee will continuously re-evaluate its processes and monitor developments in applicable laws, regulations and corporate governance requirements and practices that may assist in the fulfillment of its responsibilities. In this regard, the Committee will annually review this charter and present recommended changes to the Board for its adoption.

The Committee must be an independent and vigorous overseer of the financial reporting process. The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the Company’s management, independent auditors and internal auditors, as well as to anyone in the organization it deems necessary or desirable. The Committee is authorized to access any resources required to fulfill its responsibilities. The Committee shall retain independent legal, accounting or other advisors to the degree it deems appropriate or advisable and the Committee shall have sole responsibility for the retention of the independent auditors. Further, the Committee will have sole responsibility for the process of handling complaints regarding the Company’s accounting practices and financial controls. The Company shall fund all activities of the Committee.

In performing its duties, and in an objective and open manner, the Committee will keep the Board fully informed of its activities and findings.

Membership

The Committee will consist of three or more independent Directors, each of whom will be appointed to the Committee for a term commensurate with their terms as Directors. The appointed Directors will be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. In particular, the members will not have any compensatory relationship with, or receive any form of compensation from, the Company other than as a Director or Committee member of the Board, and the members must also be deemed independent according to all applicable laws and regulations.

The Committee members will be financially literate and have the knowledge and experience required to fulfill their responsibilities.

The Board shall appoint a Chairperson and each member of the Committee; however, the Board may also designate the Committee to elect a Chairperson. At least one member, preferably the Chairperson, will qualify as a financial expert as defined by applicable laws and regulations.

Meetings

The Committee will meet as often as is required and necessary to accomplish its responsibilities. Minutes will be maintained at all of its meetings. Open communication is essential to the Committee; therefore, regularly scheduled periodic executive sessions will take place enabling the discussion of any matters that the Committee, independent auditors, internal auditors or management believe should be discussed privately.

B-1

Activities

The Committee will undertake several activities in fulfilling its responsibilities. These activities will be established annually, and will be revised as necessary. These activities involve the following areas of responsibility: (i) oversight of the integrity of the financial reporting process of the Company, including any significant accounting or financial reporting matters, changes to accounting principles and practices, significant estimates and judgments, SEC filings, analysts and rating agency guidance, and earnings releases; (ii) oversight of the internal controls related to the financial reporting process and financial risk exposure; (iii) as related to financial reporting, oversight of the internal auditors’ roles and responsibilities, the structured effectiveness of the internal auditing function, performance, findings and recommendations, including management’s responses; (iv) hiring of the independent auditors, determination of their compensation, approval of non-audit services, evaluation of their scope of work and performance, and review of findings and recommendations including management’s responses; and (v) performance of certain other responsibilities, including reviewing with management the steps taken to minimize business risks and exposures, and actions taken to monitor and control such exposures; reviewing the Company’s compliance with applicable laws and regulations; approving all related party transactions and disclosures of such transactions; reviewing the Code of Ethical Conduct for Directors and Officers; and establishing and maintaining an orientation and continuing education program for its members. Further, the Committee will establish annual goals and objectives and evaluate itself against those goals and objectives.

It should be noted, however, that the responsibilities of the Committee are inclusive of, rather than limited to, the activities above. The overriding principle is that the Committee is to make such inquiries and implement such procedures and establish such protocols as may be necessary to carry out the mandate of this Charter.

B-2

Appendix C

RECAPITALIZATION AGREEMENT

dated as of

April 24, 2003

among

Commonwealth Telephone Enterprises, Inc.,

Eldorado Equity Holdings, Inc.

and

Level 3 Communications, Inc.

TABLE OF CONTENTS(1)

(1) The Table of Contents is not a part of this Agreement.

i

ARTICLE 5
CONDITIONS TO THE CHARTER AMENDMENT
Section 5.01.	Mutual Conditions	C-9
Section 5.02.	Condition Subject to Waiver by Shareholder Parent	C-10
Section 5.03	Conditions Subject to Waiver by the Company	C-10

ARTICLE 6
TERMINATION
Section 6.01.	Termination	C-10
Section 6.02.	Effect of Termination	C-11

ARTICLE 7
MISCELLANEOUS
Section 7.01.	Notices	C-11
Section 7.02.	Amendments; Waivers	C-12
Section 7.03.	Expenses	C-12
Section 7.04.	Binding Effect; Benefit; Assignment	C-12
Section 7.05.	Governing Law	C-12
Section 7.06.	Jurisdiction	C-12
Section 7.07.	WAIVER OF JURY TRIAL	C-12
Section 7.08.	Counterparts; Effectiveness	C-12
Section 7.09	Entire Agreement	C-13
Section 7.10.	Captions; Interpretation	C-13
Section 7.11.	Severability	C-13
Section 7.12.	Specific Performance	C-13

Exhibit A	Amendment to Articles of Incorporation
Exhibit B	Amended and Restated Articles of Incorporation

ii

RECAPITALIZATION AGREEMENT

AGREEMENT dated as of April 24, 2003 among Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), Level 3 Communications, Inc., a Delaware corporation (“Shareholder Parent”), and Eldorado Equity Holdings, Inc., a Delaware corporation (“Shareholder”).

WHEREAS, Shareholder is the owner of 1,017,061 issued and outstanding shares (the “Owned Shares”) of the Company’s Class B Common Stock, par value $1.00 per share (“Class B Common Stock”);

WHEREAS, Shareholder is an indirect, wholly owned subsidiary of Shareholder Parent;

WHEREAS, the Company proposes to (i) amend the Company’s Articles of Incorporation to effect a recapitalization of its Class B Common Stock pursuant to which, if approved by the requisite shareholder approval, each share of Class B Common Stock will be reclassified and converted (the “Recapitalization”) into 1.09 shares of the Company’s Common Stock, par value $1.00 per share (“Common Stock”), substantially in the form of Exhibit A attached hereto (the “Recapitalization Amendment”), and (ii) amend and restate the Company’s Articles of Incorporation to eliminate the Class B Common Stock, and all provisions related thereto, from the Articles of Incorporation, substantially in the form of Exhibit B attached hereto (the “Restatement Amendment”, and collectively with the Recapitalization Amendment, the “Charter Amendment”), in each case, by filing an articles of amendment (each, an “Articles of Amendment”), to the Company’s Articles of Incorporation with the Department of State of the Commonwealth of Pennsylvania;

WHEREAS, a special committee of the Board of Directors of the Company composed solely of independent directors (the “Special Committee”) has unanimously determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries) and recommended that the Board of Directors approve this Agreement, the Recapitalization and the Charter Amendment;

WHEREAS, the Board of Directors, taking into account the findings and recommendation of the Special Committee and the terms and conditions of this Agreement, (i) has determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries), (ii) has approved this Agreement, the Recapitalization and the Charter Amendment and (iii) has resolved to recommend that the shareholders of the Company approve the Charter Amendment;

WHEREAS, the Company desires to obtain Shareholder Parent’s and Shareholder’s support of the Charter Amendment and Shareholder Parent and Shareholder are willing to agree to the Charter Amendment and to vote the Owned Shares in favor of approval of the Charter Amendment when presented to the Company’s shareholders for approval, subject to and in accordance with the terms and conditions of this Agreement;

WHEREAS, the Recapitalization is intended to constitute a reorganization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual representations and warranties, covenants, agreements and conditions set forth in this Agreement, the parties hereto agree as follows:

Definitions:

“Additional Shareholder Approval” means the affirmative vote in favor of approving the Charter Amendment by a majority of the votes cast by the holders of Common Stock, voting as a separate class.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Knowledge” or “knowledge” of any Person that is not an individual means the knowledge of any of such Person’s Officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding (A) changes or conditions generally affecting the industries in which the Person and its Subsidiaries operate and (B) changes in general economic, regulatory or political conditions.

“1933 Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated by the SEC thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the SEC thereunder.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

“Pennsylvania Law” means the Pennsylvania Business Corporation Law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Required Shareholder Approval” means the affirmative vote in favor of approving the Charter Amendment by a majority of the votes entitled to be cast (i) by the holders of Class B Common Stock and Common Stock, voting together as a single class and (ii) by the holders of Class B Common Stock, voting as a separate class.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

ARTICLE 1

THE CHARTER AMENDMENT

Section 1.01.    The Effective Time.    As soon as practicable after satisfaction or waiver, to the extent permitted hereunder, of all conditions to the Charter Amendment, the Company shall cause the two Articles of Amendment to be executed and concurrently filed with the Department of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by Pennsylvania Law in connection with the Charter Amendment. The Recapitalization Amendment shall become effective (the “Effective Time”) at the close of business on the date the two Articles of Amendment are filed as described in this paragraph or at such later time as may be specified in the Articles of Amendment by agreement of the Company and Shareholder Parent and the Restatement Amendment shall become effective immediately after the Effective Time.

Section 1.02.     Recapitalization.    Upon the Effective Time, each share of Class B Common Stock outstanding immediately prior to the Effective Time shall be reclassified and converted into 1.09 shares of Common Stock (the “Exchange Ratio”) (subject to the payment of cash in lieu of fractional shares of Class B Common Stock as specified below) by virtue of the filing of the related Articles of Amendment and without any action on the part of any holder of Class B Common Stock.

Section 1.03.    Surrender and Payment.    (a) Prior to the Effective Time, the Company shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates that evidence shares of Class B Common Stock for certificates evidencing the shares of Common Stock (the “Certificates”) to which the holder shall be entitled as a result of the Recapitalization. Promptly after the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each holder of shares of Class B Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Class B Common Stock that have been converted into shares of Common Stock shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, certificates evidencing shares of Common Stock in respect of the shares of Class B Common Stock evidenced by a Certificate. The shares of Common Stock issued as part of such Recapitalization, at the Company’s option, shall be in uncertificated book-entry form, transmitted to the holder through the Depository Trust Company’s electronic delivery system, unless a physical certificate is requested by a holder of a Certificate or is otherwise required under applicable law. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. From and after the Effective Time, shares of Class B Common Stock shall no longer be deemed to be outstanding and shall not have the status of Class B Common Stock, and all rights of the holders of Class B Common Stock shall cease, except for the right to shares of Common Stock in accordance with the Recapitalization.

(c)    If any portion of Common Stock to which a holder is entitled is to be paid to a Person other than the Person in whose name the surrendered Certificate is issued, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)    Any amounts remaining unclaimed by holders of shares of Class B Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(e)    No dividends or other distributions with respect to the Common Stock issued as a result of the Recapitalization, and no cash payment in lieu of fractional shares as provided in Section 1.05, shall be paid to the holder of any Certificates representing shares of Class B Common Stock not surrendered until such Certificates are surrendered as provided in this Section.

(f)    The Company and the Exchange Agent may establish other arrangements consistent with the intent of this Section 1.03 to effect the exchange of shares of Class B Common Stock held in book-entry form for shares of Common Stock into which they are reclassified and converted as result of the Recapitalization.

Section 1.04.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and its determination shall be appropriately adjusted.

Section 1.05.    Fractional Shares.    No fractional shares of Common Stock shall be issued in the Recapitalization. All fractional shares of Common Stock that a holder of shares of Class B Common Stock would otherwise be entitled to receive as a result of the Recapitalization shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined as follows: The Exchange Agent or other agent of the Company shall (i) aggregate such fractional interests, (ii) sell the shares resulting from the aggregation and (iii) allocate and distribute the net proceeds received from the sale (after deducting commissions and other expenses arising from such sale), without interest, among the holders of the fractional interests as their respective interests appear.

Section 1.06.    Withholding Rights.    The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Company or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant holder of the shares of Class B Common Stock.

Section 1.07.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Common Stock to be issued in respect of the shares of Class B Common Stock represented by such Certificate, as contemplated by this Article 1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Shareholder Parent and Shareholder that:

Section 2.01.    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate powers required to carry on its business as now conducted.

Section 2.02.    Corporate Authorization.    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the Charter Amendment, have been duly authorized by all necessary corporate action on the part of the Company. The Required Shareholder Approval is the only vote of shareholders of the Company required under Pennsylvania Law or the Company’s Articles of Incorporation to approve the Charter Amendment. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity.

(b)    At a meeting duly called and held, the Company’s Board of Directors has, upon a recommendation of the Special Committee (i) unanimously determined that this Agreement, the Recapitalization and the Charter Amendment are fair to and in the best interests of the holders of Class B Common Stock and to the holders of Common Stock (excluding, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries), (ii) unanimously approved this Agreement, the Recapitalization and the Charter Amendment and (iii) unanimously resolved to recommend approval of the Charter Amendment by the Company’s shareholders.

Section 2.03.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the Articles of Amendment with the Department of State for the Commonwealth of Pennsylvania as set forth in Section 1.02 hereof, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) approvals of and filings with the Federal Communications Commission (the “FCC”) and the Pennsylvania Public Utility Commission (the “PPUC”), and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to perform its obligations hereunder or consummate the Charter Amendment.

Section 2.04.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Charter Amendment do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 2.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to perform its obligations hereunder or consummate the Charter Amendment.

Section 2.05.    Disclosure Documents.    The proxy statement of the Company to be filed with the SEC in connection with the Charter Amendment (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of the Charter Amendment, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.05 will not apply to statements in or omissions from the Company Proxy Statement based upon information furnished in writing to the Company by Shareholder Parent or Shareholder specifically for use therein.

Section 2.06.    Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Special Committee or the Company in connection with the Charter Amendment who might be entitled to any fee or commission from Shareholder Parent or Shareholder or any of their respective Subsidiaries upon consummation of the Charter Amendment.

Section 2.07.    Opinion of Financial Advisor.    The Special Committee has received the opinion of Allen & Company Incorporated, as financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Class B Common Stock and to the holders of Common Stock (other than, in each case, Shareholder Parent, Shareholder and their respective Subsidiaries).

Section 2.08.    Capitalization.    (a) On April 14, 2003, the authorized capital stock of the Company consisted of 85,000,000 shares of Common Stock, 15,000,000 shares of Class B Common Stock and 25,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”). On April 14, 2003, the issued and outstanding shares of capital stock of the Company consisted of 21,642,125 shares of Common Stock and 2,025,381 shares of Class B Common Stock.

(b)    Immediately following the Effective Time, the authorized capital stock of the Company shall consist of 85,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

(c)    Upon their issuance and delivery at the Effective Time, the shares of Common Stock into which the shares of Class B Common Stock are being reclassified and converted pursuant to the Recapitalization (the “Reclassification Shares”) will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights described in the Company’s Articles of Incorporation, as amended by the Charter Amendment.

(d)    As of April 14, 2003, there were outstanding (i) 21,642,125 shares of Common Stock, (ii) 2,025,381 shares of Class B Common Stock, (iii) employee stock options to purchase an aggregate of 1,414,841 shares of Common Stock, (iv) 139,910 Common Stock share units issued under the Company’s Executive Stock Purchase Plan and no shares of Preferred Stock. Except for the right of holders to convert shares of Class B Common Stock into shares of Common Stock pursuant to the Company’s Articles of Incorporation (the “Conversion Rights”) and as set forth in this Section and except for changes since April 14, 2003 resulting from (1) the exercise of employee stock options outstanding on April 14, 2003, (2) issuances of stock options made in the ordinary course or to newly hired employees and the exercise of such options, (3) issuances of additional share units and restricted shares of Common Stock under any compensation plan or arrangement of the Company, (4) issuances by the Company from treasury of the employer match of Common Stock investment elections under the Commonwealth-Wealth Builder Plan, and (5) the conversion of shares of Class B Stock into shares of Common Stock pursuant to the Conversion Rights, there are outstanding no (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (c) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except for this Agreement and the Conversion Rights, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any securities of the Company. No stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

Section 2.09.    Compliance with Securities Laws.    The issuance and delivery of the Reclassification Shares pursuant to the Recapitalization have been or will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

Section 2.10.    Absence of Material Adverse Effect.    Since December 31, 2002, there has not occurred any Material Adverse Effect on the Company.

Section 2.11.    Reorganization.    The Recapitalization is intended to constitute a reorganization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER PARENT AND SHAREHOLDER

Shareholder Parent and Shareholder represent and warrant to the Company that:

Section 3.01.    Corporate Existence and Power.    Each of Shareholder Parent and Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 3.02.    Corporate Authorization.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement are within Shareholder Parent’s and Shareholder’s corporate powers and have been duly authorized by all necessary corporate action on the part of Shareholder Parent and Shareholder. This Agreement constitutes a valid and binding agreement of Shareholder Parent and Shareholder, enforceable against Shareholder Parent and Shareholder in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity.

Section 3.03.    Governmental Authorization.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement and the consummation by the Company of the Charter Amendment require, with respect to Shareholder Parent or Shareholder, no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the Articles of Amendment with the Department of State for the Commonwealth of Pennsylvania as set forth in Section 1.02 hereof, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) approvals of and filings with the FCC and the PPUC and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Shareholder Parent or Shareholder or impair materially the ability of Shareholder Parent or Shareholder to perform its obligations hereunder or the ability of the Company to consummate the Charter Amendment.

Section 3.04.    Non-contravention.    The execution, delivery and performance by Shareholder Parent and Shareholder of this Agreement and the consummation by the Company of the Charter Amendment do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Shareholder Parent or Shareholder, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, to the extent related to Shareholder Parent or Shareholder, (iii) require any consent or other action by any Person under, constitute a breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Shareholder Parent, Shareholder or any of their respective Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon Shareholder Parent, Shareholder or any of their respective Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Shareholder Parent, Shareholder or any of their respective Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Shareholder Parent or Shareholder or to impair materially the ability of Shareholder Parent or Shareholder to perform its obligations hereunder or the ability of the Company to consummate the Charter Amendment.

Section 3.05.    Title to Shares of Class B Common Stock.    Shareholder Parent owns 100% of the capital stock of Shareholder free and clear of any Lien. Shareholder is the record and beneficial owner of the Owned Shares and has good title, free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares) to all of the Owned Shares. Except

as contemplated by this Agreement, none of the Owned Shares is subject to any voting trust, proxy or other agreement with respect to the voting thereof. Except for the Owned Shares, none of Shareholder Parent, Shareholder or any of their respective Subsidiaries owns any shares of capital stock or voting securities, or securities convertible into or exchangeable into capital stock or voting securities, of the Company.

Section 3.06.    Disclosure Documents.    None of the information provided in writing by Shareholder Parent or Shareholder specifically for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company or at the time the shareholders vote on adoption of the Charter Amendment, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.07.    Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Shareholder Parent or Shareholder who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Charter Amendment.

ARTICLE 4

COVENANTS OF THE COMPANY, SHAREHOLDER PARENT AND SHAREHOLDER

The Company agrees that:

Section 4.01.    Shareholder Meeting; Proxy Material.    (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following the filing of a definitive proxy statement relating to such meeting for the purpose of voting on the Charter Amendment. The Board of Directors of the Company shall recommend approval of the Charter Amendment, and any related proposals, by the Company’s shareholders.

(b)    In connection with the Company Shareholder Meeting, the Company at its cost and expense shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company agrees that it shall promptly provide Shareholder Parent with any comments received from the SEC relating to the Company Proxy Statement and give Shareholder Parent and its counsel a reasonable opportunity to review and provide comments on any description of or reference to Shareholder Parent or Shareholder, or any description of the reasons for and consequences of the Charter Amendment, set forth in any notice or proxy statement distributed to the shareholders in connection with the Company Shareholder Meeting, prior to any such distribution.

Section 4.02.    Nasdaq Listing.    The Company shall use its best efforts to cause the Reclassification Shares to be approved for quotation on Nasdaq Stock Market, subject to official notice of issuance.

Shareholder Parent and Shareholder agree that:

Section 4.03.    Voting Of Shares.    (a) Shareholder Parent and Shareholder shall, and shall cause their respective Subsidiaries, (i) to vote all shares of Class B Common Stock beneficially owned by any of them in favor of approval of the Charter Amendment and any related proposal at the Company Shareholder Meeting and (ii) not to cause or intentionally encourage any other person or entity to vote against the Charter Amendment or any related proposal or take any other action which would reasonably be expected to impair, delay or prevent the effectiveness of the Charter Amendment. Notwithstanding the foregoing, no officer or director of Shareholder Parent or Shareholder who is also a member of the board of directors of the Company shall be obligated to take or refrain from taking any action he reasonably believes to be inconsistent with (i) such individual’s obligations as a director to the Company or its shareholders or (ii) any applicable law, regulation, order or other requirement of any court or other governmental entity, including without limitation, the Pennsylvania Law.

(b)    On or prior to the date of the Company Shareholder Meeting, neither Shareholder Parent nor Shareholder shall directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Common Stock or Common Stock, (ii) purchase any Common Stock, or (iii) convert, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect conversion, sale, assignment, transfer, encumbrance or other disposition of, any shares of Class B Common Stock or Common Stock, except in the case of this clause (iii) for transfers to a transferee that agrees to be bound by the terms and conditions of this Agreement pursuant to a written instrument reasonably acceptable to the Company; provided that in the event of any such transfer, Shareholder Parent, Shareholder and the transferee shall be jointly and severally liable for any breach of this Agreement or such instrument by such transferee.

The parties hereto agree that:

Section 4.04.    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Charter Amendment. In connection therewith, the Company shall be primarily responsible for (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents in connection with the Charter Amendment and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Charter Amendment.

(b)    Subject to the terms and conditions of this Agreement, Shareholder Parent and Shareholder shall (i) cooperate with the Company in connection with the Company’s carrying out of its obligations under subsection (a)(i) above and, (ii) where related to Shareholder Parent or Shareholder, shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations in order for the Company to consummate the Charter Amendment.

(c)    The parties shall not take any action in connection with this Agreement or the Charter Amendment that would result in the Recapitalization failing to qualify for the exemption from the registration requirements of the 1933 Act set forth in Section 3(a)(9) of the 1933 Act.

ARTICLE 5

CONDITIONS TO THE CHARTER AMENDMENT

Section 5.01.    Mutual Conditions.    Unless each of the following conditions is satisfied or, to the extent permitted by applicable law, waived by both the Company and Shareholder Parent, the Company shall not consummate the Charter Amendment:

(a)    the Required Shareholder Approval and the Additional Shareholder Approval shall each have been obtained;

(b)    no material provision of any applicable law or regulation and no judgment, injunction, order or decree preventing the consummation of the Charter Amendment shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to cause any such injunction or other order to be vacated or lifted;

(c)    the Reclassification Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

(d)    all actions by or in respect of, or filings with, the FCC and the PPUC required to permit the consummation of the Charter Amendment shall have been taken, made or obtained; and

(e)    there shall be no legal proceeding pending against any of the Company, Shareholder or Shareholder Parent or its Board of Directors or officers challenging, or seeking the recovery of damages in connection with, the Recapitalization which has a reasonable likelihood of success on the merits, and if successful, would materially adversely affect the Charter Amendment.

Section 5.02.    Condition Subject to Waiver by Shareholder Parent.    The Company shall not consummate the Charter Amendment unless the following condition is satisfied or waived by Shareholder Parent:

(a)    all representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by the Company on and as of the Effective Time.

Section 5.03.    Conditions Subject to Waiver by the Company.    The Company shall not be obligated to consummate the Charter Amendment unless the following conditions are satisfied or waived by the Company:

(a)    all representations and warranties made by Shareholder and Shareholder Parent in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties refer to a specific date, as of the Effective Time as though made by Shareholder and Shareholder Parent on and as of the Effective Time; and

(b)    there shall not have occurred any Material Adverse Effect on the Company.

ARTICLE 6

TERMINATION

Section 6.01.    Termination.    This Agreement may be terminated and the Charter Amendment may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Charter Amendment or any other related proposal by the shareholders of the Company):

(a)    by mutual written agreement of the Company and Shareholder Parent;

(b)    by either the Company or Shareholder Parent, if:

(i)    the Charter Amendment has not been consummated on or before the sixth month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) shall not be available to any party whose breach, or whose Subsidiary’s breach, of any provision of this Agreement results in the failure of the Charter Amendment to be consummated by such time;

(ii)    (A) there shall be any material provision of any law or regulation that makes consummation of the Charter Amendment illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Shareholder Parent or Shareholder from consummating the Charter Amendment is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii)    either the Required Shareholder Approval or the Additional Shareholder Approval shall not have been obtained at the Company Shareholder Meeting (or any adjournment thereof).

The party desiring to terminate this Agreement pursuant to this Section 6.01 (other than pursuant to 6.01(a)) shall give notice of such termination to the other parties.

Section 6.02.    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of any other party or (ii) failure of a party to perform a covenant hereof, such party shall be liable for such failure. The provisions of this Section 6.02 and Sections 7.04, 7.06, 7.07, and 7.08 shall survive any termination hereof pursuant to Section 6.01.

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612

Attn: General Counsel

Fax: (570) 631-2895

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: William Taylor

Fax: (212) 450-3800

if to Shareholder Parent or Shareholder, to:

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Attn: General Counsel

Fax: (720) 888-5619

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Attention: David Boston

Fax: (212) 728-8111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02.    Amendments; Waivers.    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the approval of the Charter Amendment by the shareholders of the Company and without their further approval, no such amendment or waiver shall increase, reduce or change the amount or kind of consideration to be received in exchange for any shares of Class B Common Stock in the Recapitalization.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)    The Company shall not amend or waive any right under this Agreement, or consent to or exercise any right to terminate this Agreement, unless such action is approved by the Special Committee.

Section 7.03.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that all costs and expenses relating to approvals of and filings with the FCC and PPUC shall be borne by the Company.

Section 7.04.    Binding Effect; Benefit; Assignment.    (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and in the case of the Company, the Special Committee, and any attempted assignment contrary to the terms hereof shall be null and void.

Section 7.05.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.06.    Jurisdiction.    Except as otherwise expressly provided in the Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Charter Amendment shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CHARTER AMENDMENT.

Section 7.08.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 7.09.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.10.    Captions; Interpretation.    (a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(b)    The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 7.11.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Charter Amendment is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Charter Amendment can be consummated as originally contemplated to the fullest extent possible.

Section 7.12.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

By:	/s/ MICHAEL J. MAHONEY
Name: Michael J. Mahoney Title: President and Chief Executive Officer

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ THOMAS C. STORTZ
Name: Thomas C. Stortz Title: GVP & General Counsel

ELDORADO EQUITY HOLDINGS, INC.

By:	/s/ NEIL J. ECKSTEIN
Name: Neil J. Eckstein Title: Director

Appendix D

April 24, 2003

Special Committee of the Board of Directors

Board of Directors

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612-9774

Gentlemen:

We hereby confirm our oral opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Proposed Reclassification (each as defined below) to the shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) that we presented to the Special Committee of the Board of Directors of the Company (the “Special Committee”) at its meeting on April 23, 2003.

We understand that the Company is currently capitalized with Common Stock, par value $1.00 per share (“Common Stock”) and Class B Common Stock, par value $1.00 per share (“Class B Common Stock”). Holders of Class B Common Stock are entitled to 15 votes per share for matters submitted to a vote of the Company’s stockholders, while holders of Common Stock are entitled to one vote per share in such matters. We further understand that CTE is considering an amendment to the Company’s Articles of Incorporation which would provide that all of the shares of Class B Common Stock would be converted into shares of Common Stock at an exchange ratio (the “Exchange Ratio”) of 1.09 to 1 (the “Proposed Reclassification”) pursuant to a Recapitalization Agreement (the “Recapitalization Agreement”) among the Company, Level 3 Communications, Inc. (“Level 3”) and Eldorado Equity Holdings, Inc. (“Eldorado”). We understand that the Proposed Reclassification will be submitted to the holders of Common Stock and the holders of Class B Common Stock (collectively, the “Shareholders”) for approval at the next Annual Meeting of Shareholders. It is also our understanding that Level 3, through its controlled subsidiary Eldorado, owns 50.22% of Class B Common Stock outstanding and that Eldorado and Level 3 have agreed to vote the shares of Class B Common Stock held by Eldorado in favor of the Proposed Reclassification at the Annual Meeting of Shareholders.

You have requested our written opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Proposed Reclassification to the Shareholders of CTE (other than Level 3, Eldorado and their respective subsidiaries) (our “Opinion”).

We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, including in our capacity as a market maker for the Common Stock of the Company, we may have a long or short position in the securities of the Company. As you know, we have been previously engaged to provide financial advisory services for the Special Committee for which we received customary compensation. We will receive a customary fee in connection with services provided in rendering our Opinion pursuant to an engagement letter with the Special Committee dated January 28, 2003. In connection with our engagement, we were not retained to identify, analyze or otherwise pursue any possible transactions other than the Proposed Reclassification, and we have not identified, analyzed or pursued any transactions other than the Proposed Reclassification, nor did we review any material financial information, reports or analyses (except as set forth in the following paragraph), or discuss the current operations or future outlook of CTE with management or the Special Committee.

In connection with delivering our Opinion, we have reviewed the most recent draft of the Recapitalization Agreement, dated as of April 22, 2003. In addition, we have (i) reviewed the final form of Amendment No. 1 to that certain Registration Rights Agreement dated February 7, 2002, the Company’s Form 10-K for the fiscal year ended December 31, 2002, the Company’s Schedule 14A filed in connection with its Annual Meeting held May

D-1

8, 2002 and the Company’s Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Form 10-K; (ii) reviewed and analyzed the current and pro forma ownership structure of the Company; (iii) reviewed and analyzed the public market prices and trading activity of the Common Stock and Class B Common Stock for the period from April 20, 1998 to April 21, 2003; (iv) reviewed and analyzed the public market prices and trading activity of the common stock of selected companies with two classes of publicly traded stock; (v) reviewed and analyzed the terms of transactions in which two classes of common stock of public companies were converted into a single class of common stock; (vi) reviewed and analyzed the terms of transactions in which public companies with two classes of common stock were acquired; (vii) analyzed the potential accretion or dilution due to the Proposed Reclassification; (viii) analyzed the potential effect of the Proposed Reclassification on the voting control of holders of the Common Stock and the holders of the Class B Common Stock; and (ix) conducted other financial analyses and investigations as we deemed necessary or appropriate in arriving at our Opinion.

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without any obligation of independent verification, and have further relied upon the assurances of management of CTE that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we neither conducted a physical inspection of the properties and facilities of CTE nor obtained any evaluations or appraisals of the assets or liabilities of CTE. Our Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Our Opinion rendered herein does not constitute a recommendation of the Proposed Reclassification over any other alternative transaction which may be available to CTE. The Opinion contained herein, which speaks as of the date hereof, relates to the fairness from a financial point of view of the Exchange Ratio to the Shareholders of CTE (other than Level 3, Eldorado and their respective subsidiaries), and does not address any other aspect of the Proposed Reclassification or any related transaction and does not constitute a recommendation that any Shareholder of CTE vote to approve the Proposed Reclassification. We have not appraised or valued the Company or its securities, and we make no prediction as to how any of the Company’s securities may trade in the future or as to the value of the Common Stock following the Proposed Reclassification. We have prepared this Opinion at the request of the Special Committee and for the benefit of the Special Committee and the Board of Directors, and we consent to its inclusion in its entirety in filings CTE may be required to make with the Securities and Exchange Commission.

Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that, as of the date hereof, the Exchange Ratio in the Proposed Reclassification is fair to the holders of Common Stock from a financial point of view and fair to the holders of Class B Common Stock from a financial point of view (other than, in each case, Level 3, Eldorado and their respective subsidiaries, as to which no determination of fairness is made).

Very truly yours, ALLEN & COMPANY LLC
By:	/s/ THOMAS J. KUHN
Thomas J. Kuhn Managing Director

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Appendix E-1

Recapitalization Amendment

If the Charter Amendment is approved and effective, the following new Section 10 will be added after Section 9 of the Company’s Articles of Incorporation.

10.     Reclassification of Shares.    Effective as of the close of business on [the date of filing with the Department of State of the Commonwealth of Pennsylvania of this Articles of Amendment to the Articles of Incorporation] (the “Effective Time”), each issued and outstanding share of the Class B Stock shall be reclassified and converted, without the action of any holder thereof, as and into 1.09 shares of validly issued, fully paid and nonassessable Common Stock. The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock and the Class B Stock shall not be affected by the foregoing reclassification of shares. The Corporation shall not issue fractional shares or scrip as the result of the reclassification of shares, but shall arrange for the disposition of fractional shares on behalf of those record holders of the Class B Stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the reclassification of shares.

Appendix E-2

Restatement Amendment

If the Charter Amendment is approved and effective, immediately after the effectiveness of the Recapitalization Amendment, the Company’s Articles of Incorporation will be amended and restated and shall read as follows:

* * * * * * * * * * * * *

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

1.	The name of the corporation is Commonwealth Telephone Enterprises, Inc.

2.	The location and post office address of the registered office of the corporation in this Commonwealth is 100 CTE Drive, Dallas, Pennsylvania 18612.

3.	The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as the same exists or may hereafter be amended.

4.	The date of its incorporation is March 2, 1979.

5.	The term for which the corporation is to exist is perpetual.

6.	(a) Classes and Number of Shares. The total number of shares of stock that the corporation shall have authority to issue is 110,000,000, consisting of 85,000,000 shares of Common Stock, par value $1.00, per share (“Common Stock”), and 25,000,000 shares of Preferred Stock (“Preferred Stock”).

The Board of Directors is hereby empowered to the extent permitted by the Pennsylvania Business Corporation Law of 1988, as amended from time to time, to amend these Amended and Restated Articles of Incorporation by resolution or resolutions from time to time to divide the Preferred Stock into one or more classes or series, to determine the designation and the number of shares of any class or series of Preferred Stock, to determine the voting rights, preferences, limitations and special rights, if any and other terms of the shares of any class or series of Preferred Stock and to increase or decrease the number of shares of any such class or series.

(b)    Approval of Certain Amendments.    With respect to any proposed amendment to these Amended and Restated Articles of Incorporation, other than an amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 6(a) hereof, that would (i) increase or decrease the par value of any class, (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of Common Stock so as to affect the holders of Common Stock adversely, (iii) increase the authorized number of shares of Common Stock, (iv) authorize a new class of shares senior or superior in any respect to the shares of Common Stock, or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of Common Stock, the approval of a majority of the votes entitled to be cast by the holders of shares of Common Stock shall be obtained in addition to any other vote required by the Pennsylvania Business Corporation Law of 1988, as the same exists or may hereafter by amended, or by these Amended and Restated Articles of Incorporation. Except as required by law, no shareholder approval of any amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 6(a) hereof shall be required.

IN WITNESS WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed this              day of             , 2003.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

By:
Name: Title:

ATTEST:
Name: Title:

Appendix F

Financial Statements and Related Information for

Commonwealth Telephone Enterprises, Inc.

Selected Pages from the Company’s Annual Report on Form 10-K/A

Amendment No. 2 for the fiscal year ended December 31, 2002 filed on July 11, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Amounts)

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and we intend that such forward-looking statements be subject to these safe harbors. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar statements. Our forward-looking statements involve risks and uncertainties that could significantly affect expected results in the future differently than expressed in any forward-looking statements we have made. These risks and uncertainties include, but are not limited to:

•	uncertainties relating to our ability to further penetrate our markets and the related cost of that effort;

•	economic conditions, acquisitions and divestitures;

•	government and regulatory policies;

•	the pricing and availability of equipment, materials and inventories;

•	technological developments; and

•	changes in the competitive environment in which we operate.

Additional factors that could cause or contribute to such differences are set forth in “Risk Factors” and are discussed elsewhere in this report. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot provide any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future events, plans or expectations that we contemplate will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto:

Overview

History

We began operations as Commonwealth Telephone in 1897 with the construction of a telephone line between two rural farms in Pennsylvania. In 1928, a prominent Pennsylvania family acquired Commonwealth Telephone and continued to grow the company through acquisition and internal growth. The company went public in 1952, but the family continued to hold a controlling stake. In the 1980’s, the company expanded beyond wireline telephone into cable, cellular, paging and other telecommunications-related services through acquisition and business development. In 1986, the controlling family implemented a dual class voting structure in order to strengthen its control, with the Common Stock having one vote per share and Class B Common Stock having 15 votes per share. In 1993, the controlling family sold its ownership interest to a subsidiary of Peter Kiewit Sons’, which has since become Level 3 Communications. In 1997, Commonwealth Telephone implemented a spin-off of certain operations into two new public companies, a bundled telecommunications provider (RCN Corporation) and a cable television operator (Cable Michigan, Inc.). At the conclusion of the spin-off, we became the public company that currently exists as Commonwealth Telephone Enterprises, Inc. (“CTE,” “the Company,” “we,” “us” or “our”).

Segments

Our two primary operations are Commonwealth Telephone Company (“CT”), which is a rural incumbent local exchange carrier (“RLEC”), and CTSI, LLC (“CTSI”), which we refer to as our RLEC “edge-out”

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

operations, and is a competitive local exchange carrier (“CLEC”). We also have another business segment labeled “Other,” which is comprised of telecommunications-related businesses that all operate in the deregulated segments of the telecommunications industry and support the operations of our two primary operating companies. These support businesses are epix® Internet Services (“epix”), a rural Internet service provider; Jack Flash® (“Jack Flash”), a broadband data service that uses digital subscriber line (“DSL”) technology to offer high-speed Internet access and digital connectivity solutions; Commonwealth Communications (“CC”), a provider of telecommunications equipment and facilities management services; and Commonwealth Long Distance Company (“CLD”), a long-distance reseller. Both epix and Jack Flash results included in Other represent the portion of these businesses in CT’s territory. Other also includes our corporate financing entity.

As of December 31, 2002, CT served over 337,800 switched access lines. In 1997, we formally launched our facilities-based CLEC, CTSI. CTSI operates in three “edge-out” regional Pennsylvania markets that border CT’s markets and that, we believe, offer attractive market demographics, such as higher population density and a higher concentration of businesses.

Beginning in 1998, CTSI expanded beyond its original three “edge-out” markets into five additional expansion markets in Pennsylvania, New York, Ohio and West Virginia. At the end of 2000, we developed an exit strategy for these “expansion” markets in order to refocus our attention on our three original “edge-out” markets. This strategy has allowed us to grow our operating income and significantly reduced our capital needs. We completed our withdrawal from these markets by June 30, 2001.

CTSI served over 126,000 switched access lines as of December 31, 2002, which were mainly business customers. Recently, CTSI announced the extension of its existing business operations into select areas of Pennsylvania’s Lehigh Valley. We view this opportunity as an extension of our current activities, rather than the establishment of a fourth regional market.

Revenue

CT revenue is derived primarily from access, local service, enhanced services and intraLATA toll. IntraLATA toll revenue is derived from customers who have chosen us to provide intrastate long-distance service. Access revenue consists primarily of charges paid by long-distance companies for access to our network in connection with the completion of long-distance telephone calls. Local service revenue consists of charges for local exchange telephone services, including monthly tariffs for basic local service. Enhanced services revenue is derived from service for special calling features, such as Caller ID and Call Waiting.

CTSI’s revenue is derived primarily from access, local service, point-to-point circuit, Internet access, DSL, local long-distance and long-distance service revenue. Access revenue consists primarily of charges paid by long-distance companies and other non-CLEC customers for access to our network in connection with the completion of long-distance telephone and local calls and the delivery of other services. Access revenue also includes recurring trunking revenue and reciprocal compensation. Local service revenue consists of charges for local exchange telephone services, including monthly recurring charges for basic services and special calling features. Competitive access revenue consists of charges for point-to-point connections. Internet access revenue consists of charges for dial-up Internet access provided to CTSI customers. DSL revenue consists of charges for high-speed Internet access and digital connectivity solutions provided to CTSI customers. Long-distance revenue consists of charges for long-distance service paid by CTSI customers.

Our “Other” business segment includes a portion of the revenue from epix and Jack Flash and all of the revenues from Commonwealth Communications and Commonwealth Long Distance Company. epix revenue for

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

this segment consists of dial-up Internet access revenue charges from customers within CT’s service territory and non-CTSI customers outside CT’s territory. Jack Flash revenue for this segment consists of charges for DSL service from customers within CT’s service territory. Commonwealth Communications generates revenue primarily from telecommunications projects, including installation of PBX systems for business customers, cabling projects and telecommunications systems design. Commonwealth Long Distance primarily derives its revenue from long-distance customers within CT’s operating territory.

Operating Costs

Our operating costs and expenses for each of our segments primarily include access charges and other direct costs of sales, payroll and related benefits, selling and advertising, software and information system services and general and administrative expenses. These costs have increased over time as we have grown our operations and revenues. We expect these costs to continue to increase as our revenue growth continues, but generally at a slower rate than revenue growth. CTSI also incurs additional costs related to leased local loop charges associated with providing last mile access, circuit rentals, engineering costs, colocation expense, terminating access for local calls and long-distance expense. Commonwealth Long Distance also incurs long-distance expense associated with purchasing long-distance minutes on a wholesale basis from a third party provider. Commonwealth Communications also incurs expenses primarily related to equipment and materials used in the course of the installation and provisioning of service.

Capital Expenditures

We incur line-related capital expenditures associated with access line growth, expenditures for upgrading existing facilities and costs related to the provisioning of DSL services in CT and CTSI territories. Capital expenditures associated with access line growth, comprising a significant portion of our overall capital spending, are success-based and therefore result in incremental revenue.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Selected Segment Data

Data Tables

We have included certain segment financial data in the tables below. Operating income (loss) is the primary measure used by our management to assess the performance of each segment.

	For the Years Ended December 31,
	2002	2001	2000
Sales:
CT	$198,836	$189,264	$182,223

CTSI—edge-out	84,006	73,061	53,143
CTSI—expansion	—	5,563	12,413

Total CTSI	84,006	78,624	65,556

Other	35,713	38,726	43,270

Total	$318,555	$306,614	$291,049

	For the Years Ended December 31,
	2002	2001	2000
Operating income (loss):
CT	$83,397	$78,713	$73,021

CTSI—edge-out	10,714	2,540	(8,252)
CTSI—expansion*	3,940	6,637	(121,362)

Total CTSI	14,654	9,177	(129,614)

Other	(1,456)	(11,129)	(6,427)

Total	$96,595	$76,761	$(63,020)

(*)	Years ended December 31, 2002 and 2001 include restructuring reversals of $3,940 and $9,287, respectively. Year ended December 31, 2000 includes a restructuring charge of $99,713.

	As of December 31,
	2002	2001	2000
Access lines:
CT access lines	337,849	330,666	315,669

CTSI—edge-out access lines	126,649	112,396	97,174
CTSI—expansion access lines	—	—	25,373

Total CTSI access lines	126,649	112,396	122,547

Total	464,498	443,062	438,216

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

2002 vs 2001

For the year ended December 31, 2002, our consolidated sales increased 3.9% to $318,555. Higher sales at CT of $9,572 and CTSI of $5,382 contributed to the increase, but were partially offset by a decline in Other sales of $3,013. Operating income increased $19,834 primarily as a result of the increase in consolidated sales and lower costs in providing these sales, a decrease in costs due to our exit from the CTSI expansion markets and lower charges in 2002 in connection with the Voluntary Retirement Program that was initiated in December 2001. This increase in operating income was partially offset by an increase in depreciation expense of $3,634 and a lower positive settlement in 2002 associated with our 2000 restructuring charge. Net income increased by $13,992 in 2002 primarily due to the increase in operating income and a decrease in interest expense of $7,865, partially offset by an increase in income taxes of $12,958. Net income was $57,124 or $2.41 per diluted share and $43,132 or $1.83 per diluted share for the years ended December 31, 2002 and 2001, respectively.

Commonwealth Telephone Company

CT’s sales were $198,836 and $189,264 for the years ended December 31, 2002 and 2001, respectively. The sales increase of $9,572 or 5.1% is primarily due to higher access revenues and an increase in local service and enhanced services revenues. The increase in revenue is offset by lower intraLATA toll revenues and a charge due to the write-off of WorldCom receivables. The increase in revenue is attributable to an increase in installed access lines of 7,183 or 2.2%. The increase in CT’s access lines is due to a 5.5% growth in the number of business lines installed. The continued marketing of residential additional lines resulted in an increase in residential additional line penetration from 39.4% in 2001 to 40.4% in 2002. The sales increase was partially offset by a $2,000 charge related to WorldCom receivables that was recorded as contra-revenue.

Interstate access revenue increased $6,134 resulting from an increase in the National Exchange Carrier Association (“NECA”) average schedule formulas, growth in access lines, an increase in special access circuits and an increase in minutes of use. State access revenue increased $4,266 primarily as a result of an increase in minutes and access line growth. Local service revenue increased $1,591 as a result of an increase in access lines and a gross domestic product price index (“GDPPI”) rate increase of $0.21 for substantially all dial-tone lines in May 2002. In addition, enhanced service revenue increased $1,348 primarily from Caller ID and certain other custom calling features. IntraLATA toll revenue decreased $1,451 primarily as a result of lower market share due to customers selecting alternate lower cost service providers and attractive calling packages offered by several non-wireline providers in certain areas of CT’s territory. We expect this trend to continue at a rate consistent with historical trends.

CT’s costs and expenses, excluding depreciation, amortization, management fees, restructuring charges (reversals) and voluntary retirement program (“costs and expenses”) were $68,812 and $67,158 for the years ended December 31, 2002 and 2001, respectively. CT’s costs and expenses increased $1,654 or 2.5% as a result of higher payroll costs resulting from annual salary increases and performance-based incentives, partially offset by savings due to the Voluntary Retirement Program. Also contributing to the increase are higher expenses for additional advertising and higher data base dip charges due to the growth in Caller ID revenues, partially offset by favorable reductions in Pennsylvania capital stock tax due to certain tax incentives offered by the state of Pennsylvania aimed at attracting business into certain areas of qualifying cities in the state.

CTSI

CTSI sales were $84,006 (edge-out $84,006; expansion $0) and $78,624 (edge-out $73,061; expansion $5,563) for the years ended December 31, 2002 and 2001, respectively. This increase of $5,382 (edge-out

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

$10,945; expansion ($5,563)) in sales represents an increase in local service, access and customer point-to-point circuit revenues. This increase included a reduction in access revenue resulting from a modification to certain transport billings related to access trunking. This modification is a result of a potential dispute between CTSI and Verizon regarding billing for these transport trunking facilities. We are currently in discussions with Verizon to settle this matter, and while complete assurance cannot be given as to the outcome of these discussions, we believe it will not be material to our financial position or results of operations. The increase in revenue is in part a result of an increase in installed access lines. For the year ended December 31, 2002, CTSI edge-out markets had 126,649 installed access lines as compared to 112,396 at December 31, 2001, an increase of 14,253 or 12.7%. Also contributing to the increase in revenue was an increase in Internet service provider (“ISP”) traffic. For the year ended December 31, 2002, CTSI recorded $11,961 or 14.2% of its edge-out market revenues from compensation revenue associated with ISP traffic, as compared to $10,242 or 14.0% for the same period last year. Internet and cellular providers using our circuits to allow their networks to tie into the switched network system contributed to an increase of $2,722 in point-to-point circuit revenue.

Costs and expenses were $53,983 (edge-out $53,983; expansion $0) and $61,476 (edge-out $53,263; expansion $8,213) for the years ended December 31, 2002 and 2001, respectively. The decrease of $7,493 (edge-out $720; expansion ($8,213)) is primarily due to the decline in the expenses of the expansion markets due to our exit from those markets. The increase in costs in the edge-out markets is due to additional circuit rental expense, higher management information systems charges and increased payroll costs resulting from annual salary increases and performance-based incentives. These higher expenses were substantially offset by reduced bad debt expense due to improved collection efforts and a reduction in terminating access charges from independent local exchange carriers.

Other

Other sales were $35,713 and $38,726 for the years ended December 31, 2002 and 2001, respectively. The decrease of $3,013 or 7.8% is primarily due to a decrease in CC and CLD sales, offset by an increase in Jack Flash sales.

CC sales decreased $1,792 or 11.1% primarily due to a decrease in Business Systems upgrade sales and non-recurring Premises Distribution Systems cabling sales. CLD sales declined $1,664 or 27.0% as a result of customers switching to alternate long-distance providers due to CLD’s above-average long-distance rates. epix sales decreased $462 or 3.2% versus 2001 due to a decrease in dial-up subscribers. In the second half of 1999, we commenced offering our DSL product line, Jack Flash. At December 31, 2002, Jack Flash had a total of 9,705 installed DSL subscribers as compared to 7,031 at December 31, 2001, contributing to its increase in revenue of $905.

Other costs and expenses were $31,356 and $39,336 for the years ended December 31, 2002 and 2001, respectively. CC costs and expenses were $13,144 and $15,016 for the years ended December 31, 2002 and 2001, respectively. The decrease of $1,872 is the result of decreased costs associated with a decrease in sales. CLD costs and expenses decreased $4,299 or 64.8% primarily due to the decrease in sales. CLD costs also decreased due to a tentative operating tax settlement of $2,589 recorded in the fourth quarter. epix costs and expenses decreased $1,094 due to lower transport costs, a reduction in headcount and reduced bad debt expense due to improved collection efforts. Costs and expenses related to Jack Flash decreased $1,112 due to lower advertising costs and a reduction in other costs to roll out this new product offering.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Management Fees

Management fees were $1,200 and $1,200 for the years ended December 31, 2002 and 2001, respectively. These fees are paid to RCN and include Office of the Chairman and are not the result of arm’s-length negotiations between unrelated parties.

Depreciation and Amortization

Depreciation and amortization primarily reflect depreciation on telephony operating plant. Depreciation and amortization was $68,216 and $64,582 for the years ended December 31, 2002 and December 31, 2001, respectively. The increase is due primarily to a higher depreciable plant balance as a result of CT and CTSI capital expenditures in 2001 and 2002.

Restructuring Charges (Reversals)

In December 2000, we initiated an exit strategy for CTSI to reduce its network expansion plan from a total of eight markets to three markets. This strategy was aimed at focusing on the three “edge-out” markets adjacent to CT’s rural footprint. These edge-out markets encompass the Wilkes-Barre/Scranton/Hazleton, Harrisburg and Lancaster/Reading/York, PA markets. Related to this strategy, we recorded an estimated restructuring charge of $99,713 (pre-tax) and $64,813 (after-tax), or ($2.79) (after-tax) per common share (including effects of anti-dilutive options). CTSI had completed its withdrawal from the five non-“edge-out” expansion markets (suburban Philadelphia, PA; Binghamton, NY; Syracuse, NY; Charleston/Huntington, WV; and Youngstown, OH) by June 30, 2001.

During December 2000, we reduced our workforce by approximately 220 employees and as of December 31, 2001 we reduced our workforce by an additional 33 employees who had remained to facilitate the transition of customers to other service providers. No workforce reductions related to this restructuring occurred in 2002. No further workforce reductions as a result of this restructuring will occur. Compensation cost related to these employees for the year 2000 was approximately $7.5 million and approximately $0.8 million in 2001.

Employee termination benefits associated with this workforce reduction and included in the restructuring charge was $2,628. Of this liability, $2,534 was paid and the remaining $94 was reversed in 2001.

Also included in accrued restructuring expense were estimated incremental costs associated with financial advisory, legal and other fees of $3,500. In 2000 and 2001, $1,328 was paid, with $1,600 reversed in 2001 as a result of favorable negotiations of commitments. In 2002, $41 of this liability was paid and the remaining $531 was reversed due to lower than anticipated legal expenses.

Additionally, other exit costs associated with terminating customer contracts, committed purchases of equipment, building and circuit lease terminations, asset removal and site restorations were estimated to be $17,580. During 2001, $6,213 was paid and $4,558 was reversed from the cancellation of a committed equipment purchase that was favorably negotiated, the sale of certain assets and the assignment of certain leases to another CLEC, and a favorable building lease settlement. In 2002, $1,371 of this liability was paid and $3,409 was reversed due to the elimination of liabilities associated with certain customer contracts.

The remaining $2,029 of liability for contract terminations and settlements relates primarily to early termination penalties for customer contracts and network circuits for which payments are expected to continue through the end of 2003. We will continue to evaluate and update our estimation of the remaining liabilities.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The restructuring charge as of December 31, 2000 included $73,994, net of estimated salvage value, for the write-down of assets included in property, plant and equipment. Estimated salvage values were based on estimates of proceeds from the sale of the affected assets, offset by costs of removal. These assets primarily related to switching, central office equipment and outside communications plant physically located in the exited markets. In July 2001, another CLEC purchased a portion of our assets in the New York expansion markets at amounts higher than estimated, resulting in a gain of $3,035.

No depreciation expense was recorded for the expansion markets in 2001 or 2002. No further depreciation expense will be incurred for these expansion market assets.

The restructuring charge also included $2,011 related to the write-down, net of estimated salvage value, of assets included in inventory to be sold or disposed of in connection with the restructuring.

The write-down of the assets to be disposed of was a direct result of our unwillingness to incur the capital requirements necessary to grow these markets and make them profitable; and accordingly, no future cash flows from these assets could be anticipated. Excluding the items included in the restructuring charge, we are not aware of any events or circumstances that would suggest the carrying amount of our remaining assets would not be recoverable.

The key elements of the restructuring charge recorded in December 2000 were:

	Employee Termination Benefits	Contract Terminations	Assets, Disposal and Removal Costs	Other	Total
Employee termination benefits	$2,628				$2,628
Contract terminations and settlements		$15,294			15,294
Removal and restoration costs			$2,286		2,286
Write-down of assets			76,005		76,005
Investment advisory and other fees				$3,500	3,500

Total restructuring charges	$2,628	$15,294	$78,291	$3,500	$99,713

Accrued restructuring expense comprises the following:

	2000			2001			2002
	Provision	Payments	Balance December 31,	Payments	Reversal of Provision	Balance December 31,	Payments	Reversal of Provision	Balance December 31,
Employee termination benefits	$2,628	$(1,572)	$1,056	$(962)	$(94)	$—	$—	$—	$—
Contract terminations and settlements	15,294	—	15,294	(5,150)	(3,788)	6,356	(1,361)	(2,966)	2,029
Removal and restoration costs	2,286	—	2,286	(1,063)	(770)	453	(10)	(443)	—
Investment advisory and other fees	3,500	(311)	3,189	(1,017)	(1,600)	572	(41)	(531)	—

Total accrued restructuring expense	$23,708	$(1,883)	$21,825	$(8,192)	$(6,252)	$7,381	$(1,412)	$(3,940)	$2,029

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Voluntary Retirement Program

On December 12, 2001, we initiated a Voluntary Retirement Program (“VRP”). The program was offered to certain eligible employees across all of our operations. The VRP was largely funded from pension assets, and therefore, nearly 80% of the cost was non-cash to the Company. In the fourth quarter of 2001, we recorded a charge of $5,388 ($3,502 after-tax) of which $4,120 represented non-cash charges related to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $1,268 related to medical insurance and other program expenses. Since the deadline related to this program extended into 2002, and because only a portion of the eligible employees had made a decision to accept this program prior to year-end 2001, $2,333 ($1,516 after-tax) was recorded in the first quarter of 2002. The VRP costs of $2,333 represent $1,805 of non-cash charges related primarily to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $528 related to medical insurance and other program expenses. Our estimated remaining liability at December 31, 2002, is $1,296, primarily representing medical insurance.

Interest Expense

Interest expense includes interest on CT’s mortgage note payable to CoBank, ACB (formerly National Bank for Cooperatives) (“CoBank”), interest on CTE’s revolving credit facilities and amortization of debt issuance costs. We used interest rate swaps on floating rate debt to hedge against interest rate exposure. Interest expense was $10,483 for the year ended December 31, 2002 as compared to $18,348 for the year ended December 31, 2001. The decrease of $7,865 is primarily due to lower average debt outstanding and lower interest rates on variable rate debt not subject to interest rate swaps. Interest expense on CT’s mortgage note payable to CoBank decreased as a result of scheduled principal payments. The decrease is also due to the recording in the fourth quarter 2002 of interest on a tentative operating tax settlement of $1,518.

Income Taxes

Our effective tax rates were 37.2% and 32.6% for the years ended December 31, 2002 and 2001, respectively. In 2002, we received a one-time beneficial impact from recently enacted tax law changes in Pennsylvania for net operating loss (“NOL”) carryforwards. Our lower 2001 effective rate was due to tax benefits of approximately $7.3 million recorded as a result of tax strategies implemented during the year. These strategies included allowing the state of Pennsylvania tax losses of CTSI to be offset against state of Pennsylvania taxable income of CT. Also, CT has taken advantage of certain tax incentives offered by the state of Pennsylvania aimed at attracting business into certain areas of qualifying cities in the state. In addition, the 2001 effective tax rate reflects the utilization of deferred tax assets that were not realizable prior to the implementation of these strategies. We received continued savings from these tax strategies in 2002. We anticipate our 2003 effective tax rate to be approximately 40%, which reflects continued savings from these tax strategies. For an analysis of the change in income taxes, see Note 11 to the Consolidated Financial Statements.

2001 vs 2000

For the year ended December 31, 2001, our consolidated sales increased 5.3% and were $306,614 and $291,049 for the years ended December 31, 2001 and 2000, respectively. Higher sales at CT of $7,041 and CTSI of $13,068 contributed to the increase, but were partially offset by a decline in Other sales of $4,544. Operating income increased $139,781 primarily as a result of the restructuring charge of $99,713 related to CTSI, the reversals in 2001 of $6,252 of restructuring charges and gain on sale of a portion of our New York expansion markets assets of $3,035 and a decrease in costs and expenses of $25,958 primarily due to our exit from the CTSI

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

expansion markets. This increase in operating income was partially offset by an increase in depreciation expense of $6,154 and a charge of $5,388 recorded in connection with the 2001 Voluntary Retirement Program. Net income increased by $98,581 in 2001 primarily due to the increase in operating income and a decrease in interest expense of $2,623, partially offset by an increase in income taxes of $43,221. Net income (loss) was $43,132 or $1.83 per diluted share and ($55,449) or ($2.46) per diluted share for the years ended December 31, 2001 and 2000, respectively.

Commonwealth Telephone Company

CT’s sales were $189,264 and $182,223 for the years ended December 31, 2001 and 2000, respectively. The sales increase of $7,041 or 3.9% is primarily attributable to increases in access revenue of $6,012 and local service revenue of $1,064. The increase in access revenue is primarily due to increased state access revenue of $3,190 resulting from an increase in intraLATA and ITORP terminating minutes, partially offset by a reduction in the state tax adjustment surcharge. Interstate access revenue increased $2,833 primarily as a result of an increase in the NECA average schedules. The increase in local and access revenue is also the result of an increase in access lines of 14,997 or 4.8%. The increase in CT’s access lines is primarily due to the successful marketing of residential additional lines, resulting in increased residential additional line penetration from 35.2% in 2000 to 39.4% in 2001. CT also experienced a 7.5% growth in the number of business lines installed. In addition, enhanced service revenue increased $945 or 10.3% primarily as a result of higher sales of Caller ID and custom calling features. Toll revenue decreased $1,671 primarily as a result of a loss of market share due to customers selecting alternate service providers with lower rate offerings and attractive calling packages offered by several non-wireline providers in certain areas of CT’s territory.

CT’s costs and expenses, excluding depreciation, amortization, management fees, restructuring charges (reversals) and voluntary retirement program (“costs and expenses”) were $67,158 and $70,974 for the years ended December 31, 2001 and 2000, respectively. CT’s costs and expenses decreased $3,816 or 5.4% as a result of favorable reductions in Pennsylvania capital stock tax and PURTA taxes. Also contributing to the decrease are lower costs associated with reduced intraLATA toll minutes and a portion of the expenses charged in 2000 associated with the separation of CTE’s former president and chief executive officer that did not recur in 2001. These decreases are partially offset by an increase in payroll and benefits resulting from annual salary increases and quarterly performance-based incentives and higher costs associated with increased penetrations of enhanced services, particularly Caller ID, and higher information systems charges due to increased capacity requirements.

CTSI

CTSI sales were $78,624 (edge-out $73,061; expansion $5,563) and $65,556 (edge-out $53,143; expansion $12,413) for the years ended December 31, 2001 and 2000, respectively. This increase of $13,068 (edge-out $19,918; expansion ($6,850)) in local service, access and customer point-to-point circuit revenues is principally a result of CTSI’s continued penetration in the Wilkes-Barre/Scranton/Hazleton, Harrisburg and Lancaster/Reading/York, PA markets, the original three RLEC “edge-out” markets. At December 31, 2001, CTSI edge-out markets had 112,396 installed access lines as compared to 97,174 at December 31, 2000, an increase of 15,222 or 15.7%. Also contributing to the increase in revenue was an increase in ISP traffic and recurring trunking charges. For the year ended December 31, 2001, CTSI recorded $10,242 or 14.0% of its edge-out market revenues from compensation revenue associated with ISP traffic, as compared to $4,026 or 7.6% for the same period in 2000.

Costs and expenses were $61,476 (edge-out $53,263; expansion $8,213) and $78,585 (edge-out $50,004; expansion $28,581) for the years ended December 31, 2001 and 2000, respectively. The decrease of $17,109

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

(edge-out $3,259; expansion ($20,368)) is primarily due to the decline in the expenses of the expansion markets due to our exit from those markets. The increase in costs in the edge-out markets is due to increased sales associated with continued market penetration. These costs and expenses represent employee-related costs, circuit rentals, long-distance expense, information system costs, bad debt expense and terminating access from independent local exchange carriers.

Other

Other sales were $38,726 and $43,270 for the years ended December 31, 2001 and 2000, respectively. The decrease of $4,544 or 10.5% is primarily due to a decrease in CC and CLD sales, offset by an increase in DSL and epix sales.

CC sales decreased $4,331 or 21.2% primarily due to a decrease in non-recurring Premises Distribution Systems cabling sales. The operating results of CC are subject to fluctuations due to its less predictable revenue streams, market conditions and the effect of competition on margins. epix sales increased $638 or 4.6% versus 2000 due to an increase in Internet fees from the growth of DSL customers. In the second half of 1999, we commenced offering our DSL product line, Jack Flash. At December 31, 2001, Jack Flash had a total of 7,031 installed DSL subscribers as compared to 4,002 at December 31, 2000, contributing to its increase in revenue of $1,295. CLD sales declined $2,146 or 25.8% as a result of customers switching to alternate long-distance service providers due to CLD’s above-average long-distance rates.

Other costs and expenses were $39,336 and $44,369 for the years ended December 31, 2001 and 2000, respectively. CC costs and expenses were $15,016 and $19,065 for the years ended December 31, 2001 and 2000, respectively. The decrease of $4,049 is the result of decreased costs associated with a decrease in sales. epix costs and expenses decreased $14. Costs and expenses related to Jack Flash were $3,522 in 2001 as compared to $1,689 in 2000, resulting from an increase in installed subscribers, marketing expenses associated with the launching of this product and an increase in the number of employees focused on Jack Flash. CLD costs and expenses decreased $901 or 12.0% due primarily to the decrease in sales.

Management Fees

Management fees were $1,200 and $2,000 for the years ended December 31, 2001 and 2000, respectively. The decrease of $800, or 40.0%, is due to the transition of certain services to CTE in 2001.

Depreciation and Amortization

Depreciation and amortization primarily reflects depreciation on telephony operating plant. Depreciation and amortization was $64,582 and $58,428 for the years ended December 31, 2001 and December 31, 2000, respectively. The increase is due primarily to a higher depreciable plant balance as a result of CT and CTSI capital expenditures in 2000 and 2001.

Restructuring Charges (Reversals)

In December 2000, we announced that we would exit CTSI’s five expansion markets (suburban Philadelphia, PA; Binghamton, NY; Syracuse, NY; Charleston/Huntington, WV; and Youngstown, OH) launched over the preceding two years. Related to this strategy, we recorded an estimated restructuring charge of $99,713 (pre-tax) and $64,813 (after-tax), or ($2.79) (after-tax) per common share (including effects of anti-dilutive options). The restructuring charge included employee termination benefits ($2,628), contract

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

terminations ($15,294), asset write-down and disposition costs ($78,291) and costs associated with investment advisory and other fees ($3,500). As of December 31, 2001, $10,075 of this liability was paid and $6,252 was reversed. See Restructuring Charges (Reversals) for 2002 vs 2001 in this Management’s Discussion and Analysis and Note 4 to the Consolidated Financial Statements for additional information.

Voluntary Retirement Program

On December 12, 2001, we initiated a Voluntary Retirement Program (“VRP”). Since the deadline related to this program extended into 2002, and because only a portion of the eligible employees had made a decision to accept this program prior to year-end 2001, approximately 70% of the total VRP costs were recorded in the 2001 fourth quarter. See Voluntary Retirement Program for 2002 vs 2001 in this Management’s Discussion and Analysis.

Interest Expense

Interest expense includes interest on CT’s mortgage note payable to CoBank, ACB (formerly National Bank for Cooperatives) (“CoBank”), interest on CTE’s revolving credit facilities and amortization of debt issuance costs. We used interest rate swaps on floating rate debt to hedge against interest rate exposure. Interest expense was $18,348 for the year ended December 31, 2001 as compared to $20,971 for the year ended December 31, 2000. The decrease of $2,623 is due to lower interest rates on variable rate debt not subject to interest rate swaps and lower debt outstanding.

Income Taxes

Our effective tax rates were 32.6% and 28.7% for the years ended December 31, 2001 and 2000, respectively. The lower rate in 2000 is due primarily to the significant losses recorded by CTSI resulting from the restructuring and the associated charge to income. We estimate that had the restructuring and associated charge not occurred, our effective tax rate would have been approximately 57%. Our exit from the expansion markets and CTSI’s edge-out market profitability allowed us to reduce our 2001 effective tax rate to approximately 43% before the implementation of our other tax strategies. The further reduction in the 2001 effective rate is due to tax benefits of approximately $7.3 million recorded as a result of tax strategies implemented during 2001. These strategies included allowing the state of Pennsylvania tax losses of CTSI to be offset against state of Pennsylvania taxable income of CT. Also, CT has taken advantage of certain tax incentives offered by the state of Pennsylvania aimed at attracting business into certain areas of qualifying cities in the state. In addition, the 2001 effective tax rate reflects the utilization of deferred tax assets that were not realizable prior to the implementation of these strategies. For an analysis of the change in income taxes, see Note 11 to the Consolidated Financial Statements.

Liquidity and Capital Resources:

	December 31,
	2002	2001
Cash and temporary cash investments	$34,935	$27,298
Working capital deficit	$(40,759)	$(73,103)
Long-term debt (including current maturities and notes payable)	$151,309	$225,319

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

We have the following financing arrangements in place that provide liquidity based on our current needs. Aggregate amounts available under existing facilities were $210,000 at December 31, 2002 and $145,000 at December 31, 2001.

	December 31, 2002		December 31, 2001
	Balance	Available	Balance	Available
Revolving credit facility	$30,000	$210,000	$95,000	$145,000
Credit agreement—CoBank	56,309	—	65,319	—
Revolving line of credit—CoBank	65,000	—	65,000	—

Total	$151,309	$210,000	$225,319	$145,000

Cash and temporary cash investments were $34,935 at December 31, 2002 as compared to $27,298 at December 31, 2001. Our working capital ratio was .75 to 1 at December 31, 2002 as compared to .60 to 1 at December 31, 2001. The net increase is a result of increased liquidity provided by operations and reductions in capital spending.

	As of December 31,
Net cash provided by (used in):	2002	2001	2000
Operating activities	$131,178	$119,336	$68,941
Investing activities	(50,251)	(62,297)	(136,110)
Financing activities	(73,290)	(66,787)	83,032

For the year ended December 31, 2002, our net cash provided by operating activities was $131,178 comprised of net income of $57,124, non-cash depreciation and amortization of $68,216 and other non-cash items and working capital changes of $5,838. Net cash used in investing activities of $50,251 consisted primarily of additions to property, plant and equipment of $53,374. Net cash used in financing activities of $73,290 consisted primarily of the net redemption of debt of $74,010, partially offset by proceeds of stock option exercises of $720.

In June 1999, we amended and restated the provisions of our $125,000 unsecured (subject to certain restrictions) revolving credit facility to provide for an increase in the aggregate commitments under the revolving credit facility to $240,000, extend the maturity date of the credit facility to June 2004 and make certain other changes in the covenants and terms applicable to the credit facility. Throughout 2002, we reduced our outstanding borrowings by $65,000 on the revolving credit facility. The facility contains restrictive covenants that, among other things, require us to maintain certain debt to cash flow, interest coverage and fixed charge coverage ratios and a certain level of net worth and places certain limitations on additional debt and investments. We do not believe that these covenants will materially restrict our activities.

We maintain a credit agreement with CoBank at interest rates which are based on a number of floating and fixed rate options. Principal and interest are payable monthly. This agreement contains restrictive covenants, which, among other things, require the maintenance of a specified debt to cash flow ratio. As of December 31, 2002, the weighted average interest rate was 5.06% on borrowings of $56,309.

An amended revolving line of credit agreement with CoBank was entered into on June 4, 2002, that extended the availability of credit to June 2003. The aggregate amount outstanding on this commitment was

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

$65,000 at December 31, 2002 and 2001. This agreement contains restrictive covenants which, among other things, requires the maintenance of a specific debt to cash flow ratio. We expect to refinance the debt when it becomes due in June 2003.

We expect to have adequate resources to meet our currently foreseeable obligations and development plans for our CTSI edge-out markets and customer demand for additional capacity and service. In addition to cash generated from operations and existing credit facilities, sources of funding for any additional capital requirements or acquisitions may include financing from public offerings or private placements of equity and/or debt securities and bank loans. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of our development plans and expenditures.

We anticipate that future cash flows will be used principally to support operations and finance growth of our business and, thus, we do not intend to pay cash dividends on our Common Stock or Class B Common Stock in the foreseeable future. The payment of any cash dividends in the future will be at the discretion of our Board of Directors. The declaration of any dividends and the amount thereof will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and such other factors as our Board of Directors may deem relevant. Additionally, our existing credit facilities place significant restrictions on our ability to pay dividends.

On April 2, 2002, we completed a 4,898,000 share secondary offering of our Common Stock. In December 2002, a 4,741,326 share secondary offering of our Common Stock was also completed. All of these shares were offered by a subsidiary of Level 3 Communications, Inc. As such, we did not receive any proceeds from the sale of shares in these offerings. After these transactions, Level 3 Communications, Inc. owns 1,017,061 shares of our Class B Common Stock and no shares of our Common Stock. We may, from time to time, consider purchasing some or all of our shares held by Level 3 Communications, Inc. and its affiliates in one or more transactions and may finance these purchases through public or private offerings of equity or debt, operating cash flows and/or bank loans. These shares are subject to a registration rights agreement pursuant to which we are obligated to pay certain expenses in connection with their registration.

The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments. These disclosures are also included in the Notes to the Financial Statements and cross referenced in the tables below.

The following table discloses aggregate information about our contractual obligations as of December 31, 2002, and the periods in which payments are due:

	Payments Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years	Footnote reference (1)
Debt maturing within one year	$74,010	$74,010	$—	$—	$—	8
Long-term debt	77,299	—	57,030	18,020	2,249	8
Operating leases	22,096	2,916	5,716	3,250	10,214	12
Unconditional purchase obligations (2)	14,468	7,109	7,359	—	—	12

Total contractual cash obligations	$187,873	$84,035	$70,105	$21,270	$12,463

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The following table discloses aggregate information about our commercial commitments. Commercial commitments are items that we could be obligated to pay in the future. They are not included in our Consolidated Balance Sheets:

	Amount of Commitment Expiration per Period
Other commercial commitments	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	After 5 years	Footnote reference (1)
Letters of credit and financial guarantees	$—	$—	$—	$—	$—	12

The following table discloses aggregate information about our derivative financial instruments, the source of fair value of these instruments and their maturities:

	Fair Value of Contracts at Period-End
Source of fair value	Total Fair Value	Less than 1 year	1-3 years	4-5 years	After 5 years	Footnote reference (1)
Prices provided by external sources (3)	$(6,341)	$(335)	$(2,444)	$(3,562)	$—	13

(1)	Refers to the Notes to our Consolidated Financial Statements included herein.
(2)	Represents a commitment for the provision to us of data processing services and the management of our data processing operations.
(3)	Fair value of interest rate swaps at December 31, 2002 was provided by the counterparties to the underlying contracts using consistent methodologies.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to interest rate risk primarily through our borrowing activities. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our future financing requirements.

The table that follows summarizes the fair values of our fixed and variable rate debt. The table also provides a sensitivity analysis of the estimated fair values of these financial instruments assuming 100-basis-point upward and downward shifts in the weighted average interest rate.

As of December 31, 2002	Carrying Amount	Fair Value	Fair Value Assuming +100 Basis Point Shift	Fair Value Assuming -100 Basis Point Shift
Fixed long-term debt	$28,512	$29,526	$29,430	$29,622
Variable long-term debt and notes payable	$122,797	$122,797	$121,473	$124,148

We manage our interest rate risk through a combination of variable and fixed rate debt instruments at varying maturities and by using interest rate swaps. In the second quarter of 2001, we entered into additional interest rate swap agreements totaling $55,000 in order to maintain a targeted mix of floating and fixed rate debt. Two of our interest rate swaps totaling $25,000 matured in the second quarter 2002, and were not renewed. Additionally, one interest rate swap of $15,000 matured in the third quarter 2002, and did not renew.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The table below provides information about our interest rate swaps. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. The estimated fair value amounts have been provided to us by the financial institutions with which we have swap contracts using consistent valuation methodologies.

	Maturity Date	Fixed Interest Rate	Notional Amount	Approximate Fair Value as of December 31, 2002
Variable to Fixed:
Hedge 3	2004	5.78%	$20,000	$(1,272)
Hedge 4	2004	6.13%	$15,000	$(1,172)
Hedge 6	2006	5.40%	$35,000	$(3,562)
Hedge 7	2003	4.75%	$20,000	$(335)

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We have identified the policies that are important to the portrayal of our financial condition and results of operations. We state these accounting policies in the Consolidated Financial Statements and Notes thereto and in relevant sections in this discussion and analysis.

These critical accounting policies include the following:

•	Local telephone service revenue is recorded when services are provided and based on tariffed rates. Telephone network access and long-distance service revenues are derived from access charges, toll rates and settlement arrangements. CT’s interstate access charges are subject to a pooling process with the National Exchange Carrier Association. Final interstate revenues are based on nationwide average costs applied to certain demand quantities.

•	The majority of our customer pricing is subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition and other public policy issues. Different interpretations by regulatory bodies may result in adjustments to reported revenues in future periods.

•	We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences.

•	We use the composite group remaining life method and straight-line composite rates to depreciate the assets of CT and CTSI. We periodically review data on asset retirement activity, salvage values and fixed asset lives in order to assess depreciation rates.

•	We review the valuation of accounts receivable on a periodic basis. The allowance for doubtful accounts is estimated based on historical experience and future expectations of conditions that may impact our ability to collect on our accounts receivable.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

•	Our determination of the treatment of contingent liabilities in the financial statements is based on our view of the expected outcome of the applicable contingency. We consult with legal counsel on matters related to litigation and other experts both within and outside the Company with respect to matters in the ordinary course of business. We record a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. We disclose the matter if either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable.

•	We calculate the costs of providing retiree benefits under the provisions of SFAS No. 87 and SFAS No. 106. The key assumptions used in making these calculations are disclosed in Note 10 to the Consolidated Financial Statements. The most significant of these assumptions are the discount rate used to value the future obligation and expected return on plan assets. We select discount rates commensurate with current market interest rates on high-quality, fixed-rate debt securities. The expected return on assets is based on our current view of the long-term returns on assets held by the plan, which is influenced by historical averages.

Related and Like Parties

Level 3 Communications, Inc. (“Level 3”) holds a significant portion of the voting power in our class B equity securities. Four of our directors are also directors of Level 3. Level 3 has significant influence over the election of our directors and our corporate and management policies, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In 2002, with the oversight and recommendation of an independent committee of the Board of Directors, we entered into two registration rights agreements with Level 3 relating to the common shares and class B shares Level 3 beneficially owned. During 2002, Level 3 sold all of the common shares it beneficially owned in two underwritten offerings pursuant to these agreements. Level 3 may make up to two additional demands with respect to the class B common shares it beneficially owns.

We have existing relationships with RCN Corporation (“RCN”), which is an affiliate of Level 3. Our Chairman, David C. McCourt, is also the Chairman and CEO of RCN Corporation, a facilities-based telecommunications company. Seven of our directors also serve on the Board of Directors of RCN. Recently, the Company terminated a month-to-month long-distance resale agreement and a management service agreement with RCN. Also, Level 3 owns approximately 24% of the outstanding equity securities of RCN.

New Accounting Standards

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. We were required to adopt SFAS No. 143 effective January 1, 2003 and will record an after-tax benefit of approximately $13.0 million as a cumulative effect accounting adjustment in the first quarter 2003. The adjustment represents the cumulative estimate of cost of removal charged to depreciation expense in earlier years. Further, we believe that the adoption of this pronouncement will not have a material effect on our ongoing financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses the accounting and reporting for costs associated with exit or disposal activities. The provisions of this Statement are effective for fiscal years ending after December 31, 2002. The adoption of this pronouncement will not impact our financial position or results of operations.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which provides alternative methods of transition for a voluntary change to a fair-value based method of accounting for stock-based employee compensation as prescribed in SFAS No. 123 “Accounting for Stock Based Compensation.” Additionally, SFAS No. 148 requires more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this pronouncement will not impact our financial position or results of operations.

In January 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the impact this statement will have on our financial position or results of operations.

Legislative and Regulatory Developments

Commonwealth Telephone Company

Prices for CT’s local and in-state long-distance services are regulated by the Pennsylvania Public Utility Commission (“PUC”). These prices are currently set under an alternative regulation plan, which the PUC approved in 1997. Under this plan, among other things, CT is protected by an exogenous events provision that recognizes and accounts for any state/federal regulatory, legislative changes or other unique changes in the telephone industry that affect revenues or expenses, thereby allowing CT to adjust rates to compensate for changes in revenues and/or expenses due to such exogenous events.

CT is currently seeking an exogenous event adjustment for approximately $3.3 million in revenues lost due to the bankruptcies of two large interexchange carriers in 2002. Absent this adjustment, CT would be required under the terms of its plan to reduce rates by approximately 1.25% in 2003 due to the low rate of inflation experienced in the previous year. CT has not proposed to increase any rates, but to defer required rate reductions until the amount of the bankruptcy losses has been recovered. The PUC has not yet ruled on this petition, and the outcome of this proceeding is uncertain.

The state law authorizing this alternative form of regulation for CT and other incumbent LECs in Pennsylvania is scheduled to sunset on December 31, 2003. The Pennsylvania legislature must reenact the enabling legislation prior to this sunset date in order to ensure continuation of alternative regulation. In late 2002, representatives of CT appeared at two preliminary legislative hearings, and we plan to be actively involved in the legislative process, both individually and through our membership in various industry organizations, to renew the legislation. At this time it is unknown whether, or in what form, the law may be reenacted, or whether or under what terms the PUC might continue alternative regulation on its own discretion absent specific action by the legislature, and thus we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The Public Utility Commission is currently considering intrastate access reform and universal service funding reform for independent local exchange carriers in Pennsylvania. At this time, we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

Prices for CT’s interstate services (consisting primarily of subscriber line charges and access charges for interstate toll calls), which currently account for approximately 31.7% of its telephone service revenues, are regulated by the Federal Communications Commission (“FCC”) based on the “average schedule” formulas proposed by the National Exchange Carrier Association (“NECA”). Removal of CT from the NECA average schedules could result in a significant revenue loss for CT. However, such a development is specifically listed as an exogenous event under CT’s alternative regulation plan. Monies paid to CT by NECA come from pools that are funded by all NECA companies via subscriber line charges to customers, access charges to interexchange carriers (“IXCs”) and a Long Term Support Fund.

During 2002, NECA and CT implemented new rules adopted by the FCC in 2001 that required a reduction in access charges to IXCs, an increase in subscriber line charges to customers and the creation of a universal funding mechanism funded by all local and interexchange carriers. In addition to the above modifications to the NECA funding mechanisms, the FCC has also released a Notice of Proposed Rulemaking (“NOPR”) under which it will investigate the possibility of allowing telephone companies such as CT to convert to a form of incentive regulation similar in some respects to CT’s existing alternative regulation plan in Pennsylvania. We are unable to predict the outcome of this proposed rulemaking at this time.

CT, CTSI and CLD are required to make contributions to the Federal Universal Service Fund, based on their end-user revenues for interstate and international telecommunications services. Each of these companies currently passes through the cost of these contributions to its end-user customers, either as a surcharge or as part of the price of its services. The FCC made relatively modest changes to the contribution formulas in 2002. The FCC is currently considering further changes to its Universal Service Fund regulations that, if adopted, would alter the basis upon which Universal Service Fund contributions are determined and the means by which such contributions may be recovered from customers. The FCC has not yet acted on these proposals and it is not clear whether the FCC will adopt any of these proposals. Based on the foregoing, the application and effect of the Universal Service Fund requirements (and comparable state contribution requirements) on the telecommunications industry cannot be definitively ascertained at this time.

Pursuant to the “rural exemption” provision of Section 251(f)(1) of the Telecommunications Act of 1996, CT is currently exempted from offering colocation, unbundled network elements (“UNEs”), wholesale discounts and other requirements of the Act that pertain to Regional Bell Operating Companies (“RBOCs”) and non-rural incumbent LECs. The rural exemption does not preclude competitors from providing telephone services within CT’s service area entirely over their own facilities. However, it requires prospective competitors who seek to interconnect with our network in order to resell services or lease unbundled network elements to go through a formal review by the Pennsylvania Public Utility Commission before receiving approval. The Pennsylvania PUC may grant such approval only if it finds that the competitor’s proposal is not unduly economically burdensome, is technically feasible and is consistent with the universal service provisions of the Telecommunications Act. To date, no carrier has sought such a review by the Pennsylvania PUC.

However, the Act’s general requirement that telecommunications carriers interconnect networks for the exchange of traffic does apply to CT. CT has recently received limited requests for network interconnection for the exchange of traffic between its network and the networks of other facilities-based telecommunications

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

providers. CT is currently negotiating with one or more telecommunications carriers for such limited interconnection. At this time, we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

Effective February 1, 2003, CT entered into an interconnection and reciprocal compensation agreement with Verizon Wireless, a national wireless company, for the exchange of traffic between the companies’ respective end-users. The agreement has a term of 36 months and must be approved by the PUC. Under the terms of the agreement, CT and Verizon Wireless will exchange traffic at a reciprocal compensation rate of $0.042 per minute, dropping to $0.03 per minute on January 1, 2004, and dropping to $0.02 per minute on June 1, 2004.

CTSI, LLC

CTSI’s prices are also subject to regulation by the FCC and the PUC although, as a competitive provider, its rates are typically subject to much less scrutiny than those of CT. CTSI’s costs are also affected by regulatory decisions, because CTSI relies in part on facilities and services purchased from incumbent telephone companies (primarily Verizon), including interconnection for the exchange of local traffic with other companies, in providing its services. CTSI has month-to-month interconnection and resale agreements with Verizon.

On September 19, 2001, Verizon was granted permission to provide long-distance services to Pennsylvania customers after the FCC determined that Verizon had met its obligations under the 14-point competitive checklist established by the Telecommunications Act of 1996. Verizon is now able to offer long-distance services in conjunction with its local telephone services in Pennsylvania. CTSI already offers packages of local and long-distance services. Verizon may be able to compete more effectively against CTSI now that it is able to offer all of the same services as CTSI.

Under the Telecommunications Act of 1996, the Pennsylvania Public Utility Commission has authority to arbitrate any disputes over the terms and conditions of interconnection between CTSI and Verizon, and the prices of various unbundled network elements CTSI purchases from Verizon. This Commission has taken a number of actions over the past several years affecting the prices for network elements, as well as the terms and conditions under which these elements are provided. The Commission operates within a framework of national rules adopted by the FCC governing network element unbundling. Further decisions by the PUC and the FCC regarding these interconnection and unbundling obligations may have a material effect on CTSI’s costs and profitability.

On February 20, 2003, the FCC adopted significant changes to its rules requiring incumbent carriers like Verizon to offer unbundled access to network elements to competing carriers like CTSI. The full text of these rules has not yet been released and we are unable to analyze their impact at this time. However, the FCC’s preliminary announcement of its ruling indicates that the rules are not likely to have a material impact on CTSI’s “on-net” services, which now account for 52% of its access lines, or on its “on-switch” services, which (together with “on-net” services) now account for 98% of its access lines. The FCC’s rules are likely to be subject to judicial review, but we are unable to predict the outcome of these developments or their potential effect on CTSI’s operations at this time.

In October 2002, the PUC directed Verizon to recalculate the rates it charges CTSI and other telecommunications carriers for unbundled network elements. We expect that the recalculation of rates will result in some change in the costs incurred by CTSI to purchase these elements, although we are unable at this time to predict what the new rates will be. The Commission also stated that it would review the impact of the recalculated rates on Verizon’s four density cells. Since the areas served by CTSI are located in higher-cost

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

density cells, the Commission’s decision to review Verizon’s geographic deaveraging of rates may lead to some cost reduction, but this remains uncertain until the Commission completes its review.

The Pennsylvania Public Utility Commission is currently considering a request made by Verizon-PA to declare all services provided to business customers as qualifying for special individual case basis pricing arrangements. CTSI has intervened in the case in opposition to this request. At this time, we are unable to predict the outcome of this proposal.

On October 8, 2002, the Pennsylvania Public Utility Commission entered an order initiating a generic investigation concerning the use of virtual NXX codes in Pennsylvania. Virtual NXX is the industry practice of assigning and populating NXX codes in exchanges where no physical LEC presence exists for the carrier responsible for the NXX code. The concern raised with virtual NXX involves carrier compensation and expense for calling activity terminated to these exchange codes. At this time we are unable to predict the outcome of this proceeding, or its possible effect on our results of operations or financial condition.

In 2001, the FCC adopted new rules to limit the access charges of non-dominant providers. Under these rules, carriers such as CTSI are currently permitted to charge interstate access rates no higher than $0.018 per minute. In June 2003, this rate ceiling will be reduced to $0.012 per minute; and, after June 2004, CTSI will be required to reduce its interstate access charges to levels no higher than those charged by Verizon (which we anticipate will be approximately $0.0055 per minute under the FCC’s rules for large incumbent carriers).

Also in 2001, the FCC adopted new rules limiting the right of competitive local carriers, such as CTSI, to collect reciprocal compensation on local telephone calls that terminate to Internet service providers (“ISPs”). Under these rules, which took effect in June 2001, the amount of compensation payable to CTSI on calls to ISPs above a 3 to 1 ratio will be limited (under certain conditions) to $0.0010 per minute until June 2003, and $0.0007 per minute thereafter. In addition, the total number of minutes for which CTSI can collect compensation at these rates is capped based on the number of minutes CTSI terminated in the first quarter 2001. On May 3, 2002, the U.S. Court of Appeals for the D.C. Circuit remanded the order in which the FCC adopted these rules, on the grounds that the FCC did not provide proper statutory authority for its order. The Court did not vacate the rules, however, and thus the current compensation scheme will remain in effect pending the remand.

These FCC rate ceilings will result in continued reductions in the revenues CTSI receives from interstate access charges and reciprocal compensation, both in dollar amount and as a percentage of total revenues. For the year ended December 31, 2002, CTSI recorded approximately $11,961 or 14.2% of its revenues from compensation revenue from ISP traffic. This compares to $10,242 or 14.0% for the same period last year. Of these amounts, local reciprocal compensation associated with ISP traffic was $3,575 or 1.1% and $3,992 or 1.3% of our total consolidated revenues (excluding expansion revenue) for the years ended December 31, 2002 and December 31, 2001, respectively. Revenues from interstate access charges represented approximately 1.3% and 1.2% of our consolidated revenues, excluding expansion markets, for the years ended December 31, 2002 and 2001, respectively.

Effective February 1, 2003, CTSI entered into an interconnection and reciprocal compensation agreement with Verizon Wireless, a national wireless company, for the exchange of traffic between the companies’ respective end-users. The agreement has a term of 36 months and must be approved by the PUC. Under the terms of the agreement, CTSI and Verizon Wireless will exchange traffic at a reciprocal compensation rate of $0.0035 per minute, which is comparable to the per minute compensation rate CTSI has in place with Verizon Telephone Company.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Thousands of Dollars, Except Per Share Amounts)

For the Years Ended December 31,

	2002	2001	2000	1999	1998
Sales	$318,555	$306,614	$291,049	$260,892	$225,734
Net income (loss)	57,124	43,132	(55,449)	21,972	20,455
Diluted earnings per share	2.41	1.83	(2.46)	0.95	0.36
Dividends per share	—	—	—	—	—
Total assets	554,039	564,604	582,844	531,716	432,942
Long-term debt, net of current maturities	77,299	151,309	260,319	188,328	116,838
Redeemable preferred stock	—	—	—	—	52,000

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2002	2001	2000
	(Thousands of Dollars, Except Per Share Amounts)
Sales	$318,555	$306,614	$291,049

Costs and expenses (excluding other operating expenses itemized below)	154,151	167,970	193,928
Management fees, related party	1,200	1,200	2,000
Depreciation and amortization	68,216	64,582	58,428
Restructuring charges (reversals) (see Note 4)	(3,940)	(9,287)	99,713
Voluntary retirement program	2,333	5,388	—

Operating income (loss)	96,595	76,761	(63,020)
Interest and dividend income	2,239	3,222	3,607
Interest expense	(10,483)	(18,348)	(20,971)
Other income, net	242	303	589

Income (loss) before income taxes	88,593	61,938	(79,795)
Provision (benefit) for income taxes	33,853	20,895	(22,326)

Income (loss) before equity in unconsolidated entities	54,740	41,043	(57,469)
Equity in income of unconsolidated entities	2,384	2,089	2,020

Net income (loss)	57,124	43,132	(55,449)

Cumulative effect of accounting change for derivative instruments, net of tax	—	(182)	—
Unrealized loss on derivative instruments, net of tax	(1,243)	(2,697)	—
Minimum pension liability adjustment, net of tax	(2,839)	—	—

Comprehensive net income (loss)	$53,042	$40,253	$(55,449)

Basic earnings per share:
Net income (loss)	$2.44	$1.86	$(2.46)
Weighted average shares outstanding	23,390,939	23,157,784	22,541,138
Diluted earnings per share:
Net income (loss)	$2.41	$1.83	$(2.46)
Weighted average shares and common stock equivalents outstanding	23,664,322	23,575,757	22,541,138

See accompanying notes to Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars)

	December 31,
	2002	2001
ASSETS
Current assets
Cash and temporary cash investments	$34,935	$27,298
Accounts receivable, net of allowance for doubtful accounts of $5,520 in 2002 and $3,047 in 2001	37,819	34,042
Income taxes receivable	30	475
Accounts receivable from related parties	690	249
Unbilled revenues	14,357	15,558
Material and supply inventory, at average cost	7,524	7,525
Prepayments and other	2,584	4,394
Deferred income taxes	23,669	20,115

Total current assets	121,608	109,656

Property, plant and equipment, net of accumulated depreciation of $432,435 in 2002 and $381,888 in 2001	411,370	428,916
Investments	9,718	9,428
Other assets	11,343	16,604

Total assets	$554,039	$564,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$9,010	$9,010
Accounts payable	30,493	40,537
Notes payable	65,000	65,000
Advance billings and customer deposits	5,870	5,258
Accounts payable to related parties	10	1,424
Accrued interest	1,413	1,701
Accrued restructuring expense	2,029	7,381
Accrued expenses	48,542	50,292
Deferred income taxes	—	2,156

Total current liabilities	162,367	182,759

Long-term debt	77,299	151,309
Deferred income taxes	61,083	33,779
Other liabilities	32,300	31,241

Commitments and contingencies (see Note 12)
Common shareholders’ equity
Common Stock ($1 par value, authorized: 85,000,000 and 85,000,000; issued: 21,488,697 and 21,426,556; outstanding: 21,444,213 and 21,389,322, in 2002 and 2001, respectively)	21,489	21,427
Class B Common Stock ($1 par value, authorized: 15,000,000 and 15,000,000; issued: 5,818,684 and 5,838,630; outstanding: 2,034,035 and 2,053,981, in 2002 and 2001, respectively)	5,818	5,838
Additional paid-in capital	256,594	255,570
Deferred compensation	(2,676)	(4,306)
Accumulated other comprehensive loss	(6,961)	(2,879)
Retained earnings	77,969	20,845
Treasury stock at cost (3,829,133 and 3,821,883 shares in 2002 and 2001, respectively)	(131,243)	(130,979)

Total common shareholders’ equity	220,990	165,516

Total liabilities and shareholders’ equity	$554,039	$564,604

See accompanying notes to Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$57,124	$43,132	$(55,449)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,216	64,582	58,428
Deferred income taxes, net	21,594	5,303	(27,600)
Provision for loss on accounts receivable	2,473	(522)	641
Equity in income of unconsolidated entities	(2,384)	(2,089)	(2,020)
Gain on sale of expansion market assets	—	(3,035)	—
Other non-cash items	(2,368)	1,797	8,026
Assets impairment charges-restructuring	—	—	76,005
Net change in certain assets and liabilities:
Accrued expense-restructuring	(5,352)	(14,444)	21,825
Accounts receivable and unbilled revenues	(5,049)	(223)	(6,975)
Accounts receivable/payable related parties	(1,855)	886	348
Income taxes and interest receivable	663	8,197	(7,459)
Material and supply inventory	1,853	3,740	(2,344)
Accounts payable	(10,044)	1,465	(2,977)
Accrued expenses, interest and taxes	(2,038)	(2,092)	8,768
Prepayments and other current assets and liabilities	2,204	194	1,264
Other, net	6,141	12,445	(1,540)

Net cash provided by operating activities	131,178	119,336	68,941

Cash flows from investing activities:
Additions to property, plant and equipment	(53,374)	(69,194)	(136,994)
Proceeds on sale of expansion market assets	—	3,035	—
Other	3,123	3,862	884

Net cash used in investing activities	(50,251)	(62,297)	(136,110)

Cash flows from financing activities:
Redemption of long-term debt	(74,010)	(109,010)	(19,009)
Redemption of short-term debt	(65,000)	(30,000)	(30,000)
Proceeds from the exercise of stock options	720	7,304	11,078
Proceeds from borrowings of long-term debt	—	—	91,000
Proceeds from borrowings of short-term debt	65,000	65,000	30,000
Payment made for debt issuance costs	—	(81)	(37)

Net cash (used in)/provided by financing activities	(73,290)	(66,787)	83,032

Net increase/(decrease) in cash and temporary cash investments	$7,637	$(9,748)	$15,863
Cash and temporary cash investments at beginning of year	$27,298	$37,046	$21,183

Cash and temporary cash investments at end of year	$34,935	$27,298	$37,046

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$11,708	$18,043	$19,861
Income taxes	$9,291	$8,993	$11,965

See accompanying notes to Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(Thousands of Dollars)

	Common Par Value	Class B Par Value	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Treasury Stock	Total Common Shareholders’ Equity
Balance, December 31, 1999	$20,189	$5,873	$221,685	$—	$—	$33,162	$(130,477)	$150,432
Net income (loss)						(55,449)		(55,449)
Restricted stock			1,678	(6,264)			5,656	1,070
Conversions	15	(15)						—
Stock plan transactions	613		10,464					11,077
Executive stock purchase plan			(230)	(265)				(495)
Tax benefits related to stock options			4,402					4,402
Other	149		7,397				(5,300)	2,246

Balance, December 31, 2000	20,966	5,858	245,396	(6,529)	—	(22,287)	(130,121)	113,283
Net income						43,132		43,132
Restricted stock			(271)	2,548			(912)	1,365
Conversions	20	(20)						—
Stock plan transactions	437		6,867					7,304
Executive stock purchase plan			230	(325)				(95)
Tax benefits related to stock options			3,211					3,211
Cumulative effect of accounting change for derivative instruments, net of tax					(182)			(182)
Unrealized loss on derivative instruments, net of tax					(2,697)			(2,697)
Other	4		137				54	195

Balance, December 31, 2001	21,427	5,838	255,570	(4,306)	(2,879)	20,845	(130,979)	165,516
Net income						57,124		57,124
Restricted stock			(95)	1,831			(319)	1,417
Conversions	20	(20)						—
Stock plan transactions	39		681					720
Executive stock purchase plan				(201)				(201)
Tax benefits related to stock options			275					275
Minimum pension liability adjustment, net of tax					(2,839)			(2,839)
Unrealized loss on derivative instruments, net of tax					(1,243)			(1,243)
Other	3		163				55	221

Balance, December 31, 2002	$21,489	$5,818	$256,594	$(2,676)	$(6,961)	$77,969	$(131,243)	$220,990

See accompanying notes to Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDERS’ EQUITY

COMMON STOCK

For the Years Ended December 31, 2002, 2001 and 2000

	Shares Issued	Treasury Stock	Shares Outstanding
Balance, December 31, 1999	20,188,628	23,464	20,165,164
Conversions	14,500	—	14,500
Stock plan transactions	613,584	—	613,584
Restricted stock	—	(155,000)	155,000
Other	148,845	145,270	3,575

Balance, December 31, 2000	20,965,557	13,734	20,951,823
Conversions	19,524	—	19,524
Stock plan transactions	437,461	—	437,461
Restricted stock	—	25,000	(25,000)
Other	4,014	(1,500)	5,514

Balance, December 31, 2001	21,426,556	37,234	21,389,322
Conversions	19,946	—	19,946
Stock plan transactions	39,252	—	39,252
Restricted stock	—	8,750	(8,750)
Other	2,943	(1,500)	4,443

Balance, December 31, 2002	21,488,697	44,484	21,444,213

CLASS B COMMON STOCK

For the Years Ended December 31, 2002, 2001 and 2000

	Shares Issued	Treasury Stock	Shares Outstanding
Balance, December 31, 1999	5,872,654	3,784,649	2,088,005
Conversions	(14,500)	—	(14,500)

Balance, December 31, 2000	5,858,154	3,784,649	2,073,505
Conversions	(19,524)	—	(19,524)

Balance, December 31, 2001	5,838,630	3,784,649	2,053,981
Conversions	(19,946)	—	(19,946)

Balance, December 31, 2002	5,818,684	3,784,649	2,034,035

We have authorized 85,000,000 shares of $1 par value Common Stock and 15,000,000 shares of $1 par value Class B Common Stock at December 31, 2002, 2001 and 2000.

At the option of the holder, Class B Common Stock is convertible on a one-for-one basis into Common Stock.

See accompanying notes to Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, Except Per Share Amounts)

1.    Background and Basis of Presentation

The Consolidated Financial Statements of Commonwealth Telephone Enterprises, Inc. (“CTE,” “the Company,” “we,” “us” or “our”) include the accounts of its wholly-owned subsidiaries, Commonwealth Telephone Company (“CT”), a rural incumbent local exchange carrier (“RLEC”); CTSI, LLC (“CTSI”), our RLEC “edge-out” operation and a competitive local exchange carrier (“CLEC”); and other operations (“Other”), which include Commonwealth Communications (“CC”), a provider of telecommunications equipment and facilities management services; the portion of epix® Internet Services (“epix”) that includes dial-up Internet customers within CT’s operating territory and non-CTSI customers outside CT’s service territory; the portion of Jack Flash® (“Jack Flash”), the digital subscriber line (“DSL”) product offering in CT’s franchise area; and Commonwealth Long Distance Company (“CLD”), a reseller of long-distance services. All significant intercompany accounts and transactions are eliminated.

2.    Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates. Actual results could differ from these estimates under different assumptions or conditions.

Estimating Valuation Allowances—We must make estimates of the uncollectability of our accounts receivables. We specifically analyze accounts receivables and historic bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Revenue Recognition—Local telephone service revenue is recorded based on tariffed rates. Telephone network access and long-distance service revenues are derived from access charges, toll rates and settlement arrangements. CT’s interstate access charges are subject to a pooling process with the National Exchange Carrier Association (“NECA”). Final interstate revenues are based on nationwide average costs applied to certain demand quantities.

Internet access service revenues are recorded based on contracted fees.

Long-distance telephone service revenues are recorded based on minutes of traffic processed and tariffed rates or contracted fees.

Revenue from local telephone, Internet access and long-distance telephone services is earned and recorded when the services are provided.

We defer and amortize installation revenue as well as direct incremental service installation costs, not in excess of installation revenue, over an estimated customer life. We carry in the Consolidated Balance Sheets deferred credits of $5,809 and $5,958 as of December 31, 2002 and 2001, respectively, in other liabilities representing the unamortized portion of installation revenue. Additionally, we have deferred charges of $5,809 and $5,958 as of December 31, 2002 and 2001, respectively, in other assets representing the unamortized portion of installation costs.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Long-term contracts of Commonwealth Communications are accounted for on the percentage-of-completion method. Estimated sales and earnings are recognized as equipment is installed or contract services rendered, with estimated losses, if any, charged to income currently.

Advertising Expense—Advertising costs are expensed as incurred. Advertising expense charged to operations was $4,465, $4,467 and $6,399 in 2002, 2001 and 2000, respectively.

Stock-Based Compensation—We apply Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and the Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” in accounting for our stock plans. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).

At December 31, 2002, the Company had three common stock compensation plans as more fully described in Note 9 to the Consolidated Financial Statements.

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123:

	For the Years Ended December 31,
	2002	2001	2000
Net earnings (loss) — as reported	$57,124	$43,132	$(55,449)
Add: stock-based employee compensation expense included in reported net income (loss), net of related tax effects	1,349	1,198	2,188
Deduct: total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(5,451)	(5,131)	(4,760)

Net earnings (loss) — pro forma	$53,022	$39,199	$(58,021)

Net earnings (loss) per share:
Basic earnings (loss) per share — as reported	$2.44	$1.86	$(2.46)
Basic earnings (loss) per share — pro forma	$2.27	$1.69	$(2.58)

Diluted earnings (loss) per share — as reported	$2.41	$1.83	$(2.46)
Diluted earnings (loss) per share — pro forma	$2.24	$1.66	$(2.58)

Earnings Per Share—Basic earnings per share amounts are based on net income divided by the weighted average number of shares of Common Stock and Class B Common Stock outstanding during each year.

Diluted earnings per share are based on net income divided by the weighted average number of shares of Common Stock and Class B Common Stock outstanding during each year after giving effect to dilutive common stock equivalents. For the year ended December 31, 2000, common share equivalents are excluded from the computation, since the result is anti-dilutive.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

	For the Years Ended December 31,
	2002	2001	2000
Net income (loss)	$57,124	$43,132	$(55,449)

Basic earnings per share:
Weighted average shares outstanding	23,390,939	23,157,784	22,541,138
Net income (loss) per share	$2.44	$1.86	$(2.46)
Diluted earnings per share:
Weighted average shares outstanding	23,390,939	23,157,784	22,541,138
Dilutive shares resulting from common stock equivalents(1)	273,383	417,973	—

Weighted average shares and common stock equivalents outstanding	23,664,322	23,575,757	22,541,138

Net income (loss) per share	$2.41	$1.83	$(2.46)

(1)	In 2000, the dilutive effect of 658,222 shares resulting from stock equivalents is not assumed since the result is anti-dilutive, resulting in a loss per share of ($2.38).

Cash and Temporary Cash Investments—For purposes of reporting cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be temporary cash investments. Temporary cash investments are stated at cost, which approximates market value. At times, our cash balances and temporary cash investments exceed FDIC insurance limits.

Property, Plant and Equipment and Depreciation—Property, plant and equipment reflects the original cost of acquisition or construction, including payroll and related costs such as taxes, pensions and other fringe benefits and certain general administrative costs. Major replacements and betterments are capitalized. Repairs of all property, plant and equipment are charged to expense as incurred.

Depreciation on telephone plant is based on the estimated remaining lives of the various classes of depreciable property and straight-line composite rates. The average rates were approximately 8.48%, 8.12% and 8.31% in 2002, 2001 and 2000, respectively.

At the time telephone plant is retired, the original cost, plus cost of removal, less salvage, is charged to accumulated depreciation. For all other property, plant and equipment, gain or loss is recognized on retirements and dispositions. Effective January 1, 2003, we adopted SFAS No. 143 and will record an after-tax benefit of approximately $13.0 million as a cumulative effect accounting adjustment in the first quarter 2003. The adjustment represents the cumulative estimate of cost of removal charged to depreciation expense in earlier years. Subsequent to this adoption, cost of removal is charged to expense as incurred.

Derivative Instruments—We utilize interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without exchange of the underlying notional amounts. The notional amounts of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. Amounts to be paid or received under interest rate swap agreements are accrued and recognized over the life of the swap agreements as an adjustment to interest expense.

Effective January 1, 2001, we adopted the provisions of SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS No. 133” in accounting for our interest

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

rate swaps. The interest rate swaps meet the eligibility requirements for hedge accounting and are considered to be cash flow hedges. The fair value of the interest rate swaps is recorded in other liabilities on our Consolidated Balance Sheets. The fair values of the interest rate swaps at January 1, 2001 was ($280). The transition adjustment of $182, net of taxes of $98, is reported as a cumulative effect type adjustment of accumulated other comprehensive loss. For the year ended December 31, 2001, we recorded an adjustment of ($4,150) to adjust the fair value of the swaps to ($4,430). For the year ended December 31, 2002, we recorded an adjustment of ($1,911) to adjust the fair value of the swaps to ($6,341). The adjustments of $1,243, net of taxes of $668 in 2002, and of $2,697, net of taxes of $1,453 in 2001, are reported as unrealized losses on derivative instruments in accumulated other comprehensive loss.

The interest rate swaps are highly effective in achieving the offset of changes in cash flows of the underlying debt. We calculate the excess in the present value of the cumulative change in cash flows relating to the floating leg of the swaps as compared to the present value of the cumulative changes in interest cash outflows on the debt to measure ineffectiveness. At December 31, 2002, the swaps were 100% effective. For the years ended December 31, 2002 and 2001, the ineffectiveness charged to earnings was $0.

Other Assets—Other assets principally include the unamortized portion of installation costs, costs incurred to obtain financing and prepaid pension cost and pension intangible.

Income Taxes—We report income for federal income tax purposes on a consolidated basis.

We use an asset and liability approach for financial accounting and reporting for income taxes. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Accounting for Impairments—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, we estimate the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets would be based on the excess of the fair value of the asset over the carrying value.

3.    Segment Information

We operate in two principal business segments: Commonwealth Telephone Company (“CT”), a rural incumbent local exchange carrier (“RLEC”); and CTSI, LLC (“CTSI”), our RLEC “edge-out” operation, which formally commenced operations in 1997.

Additionally, CTE operates three support businesses that operate in the deregulated segments of the telecommunications industry and provide expertise to its two principal operating segments. These businesses consist of Commonwealth Communications (“CC”), a provider of telecommunications equipment and facilities management services; epix® Internet Services (“epix”), a rural Internet service provider; and Commonwealth Long Distance Company (“CLD”), a long-distance reseller that provides service to CT’s customers.

CT provides local and long-distance telephone service to residential and business customers in a 19-county service territory in rural northeastern and central Pennsylvania. CT also provides network access and billing/collection services to interexchange carriers and sells telecommunications products and services.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

CTSI, which operates in three edge-out regional Pennsylvania markets that border CT’s territory, is a competitive local exchange carrier, offering bundled local and long-distance telephone, Internet, DSL and enhanced services.

The Other segment includes the results of CC and CLD, the portion of the results of epix consisting of dial-up Internet customers within CT’s territory and non-CTSI customers outside CT’s service territory and DSL customers within CT’s territory and CTE’s corporate financing entity.

No single external customer contributes ten percent or more of CTE’s consolidated revenues.

We have expanded certain financial information of CTSI to distinguish between the three ongoing edge-out markets and the five exited expansion markets that are included in our restructuring (see Note 4).

Operating income (loss) is the primary measure used by our management to assess the performance of each segment.

Financial information by business segment is as follows:

	For the Year Ended December 31, 2002
	CT	CTSI Edge-out	CTSI Expansion	Total CTSI	Other	Consolidated
Sales	$213,241	$84,671	$—	$84,671	$36,540	$334,452
Elimination of intersegment sales	14,405	665	—	665	827	15,897
External sales	198,836	84,006	—	84,006	35,713	318,555
Costs and expenses	70,012	54,379	—	54,379	30,960	155,351
Depreciation and amortization	45,427			18,913	3,876	68,216
Restructuring charges (reversals)	—			(3,940)	—	(3,940)
Voluntary retirement program	—			—	2,333	2,333
Operating income (loss)	83,397			14,654	(1,456)	96,595
Interest income (expense)	(3,071)			—	(5,173)	(8,244)
Other income (expense)	(265)			639	(132)	242
Income (loss) before income taxes	80,061			15,293	(6,761)	88,593
Provision (benefit) for income taxes	30,095			6,081	(2,323)	33,853
Equity in income of unconsolidated entities	—			2,384	—	2,384
Net income (loss)	49,966			11,596	(4,438)	57,124
Identifiable assets	346,220			163,086	44,733	554,039
Capital expenditures	29,023	20,883	—	20,883	3,468	53,374

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

	For the Year Ended December 31, 2001
	CT	CTSI Edge-out	CTSI Expansion	Total CTSI	Other	Consolidated
Sales	$202,306	$73,647	$5,578	$79,225	$39,453	$320,984
Elimination of intersegment sales	13,042	586	15	601	727	14,370
External sales	189,264	73,061	5,563	78,624	38,726	306,614
Costs and expenses	68,358	53,659	8,213	61,872	38,940	169,170
Depreciation and amortization	42,193			16,862	5,527	64,582
Restructuring charges (reversals)	—			(9,287)	—	(9,287)
Voluntary retirement program	—			—	5,388	5,388
Operating income (loss)	78,713			9,177	(11,129)	76,761
Interest income (expense)	(4,770)			(1)	(10,355)	(15,126)
Other income (expense)	(267)			683	(113)	303
Income (loss) before income taxes	73,676			9,859	(21,597)	61,938
Provision (benefit) for income taxes	25,938			2,154	(7,197)	20,895
Equity in income of unconsolidated entities	—			2,089	—	2,089
Net income (loss)	47,738			9,794	(14,400)	43,132
Identifiable assets	355,890			161,239	47,475	564,604
Capital expenditures	40,384	22,383	—	22,383	6,427	69,194

	For the Year Ended December 31, 2000
	CT	CTSI Edge-out	CTSI Expansion	Total CTSI	Other	Consolidated
Sales	$194,928	$53,671	$12,453	$66,124	$43,879	$304,931
Elimination of intersegment sales	12,705	528	40	568	609	13,882
External sales	182,223	53,143	12,413	65,556	43,270	291,049
Costs and expenses	72,174	50,329	28,581	78,910	44,844	195,928
Depreciation and amortization	37,028			16,547	4,853	58,428
Restructuring charges	—			99,713	—	99,713
Operating income (loss)	73,021			(129,614)	(6,427)	(63,020)
Interest income (expense)	(5,393)			(3)	(11,968)	(17,364)
Other income (expense)	(294)			545	338	589
Income (loss) before income taxes	67,334			(129,072)	(18,057)	(79,795)
Provision (benefit) for income taxes	28,385			(44,383)	(6,328)	(22,326)
Equity in income of unconsolidated entities	—			2,020	—	2,020
Net income (loss)	38,949			(82,669)	(11,729)	(55,449)
Identifiable assets	349,941			161,100	71,803	582,844
Capital expenditures	37,199	42,351	43,443	85,794	14,001	136,994

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

4.    Restructuring Charges (Reversals)

In order to enhance CTSI’s near-term cash flow and reduce CTSI’s capital requirements, in December 2000 we announced our intention to exit five CTSI expansion markets: suburban Philadelphia, PA; Binghamton, NY; Syracuse, NY; Charleston/Huntington, WV; and Youngstown, OH. Related to this, we recorded an estimated restructuring charge of $99,713 ($64,813 after-tax).

The key elements of the restructuring charge recorded in December 2000 were:

	Employee Termination Benefits	Contract Terminations	Assets, Disposal and Removal Costs	Other	Total
Employee termination benefits	$2,628				$2,628
Contract terminations and settlements		$15,294			15,294
Removal and restoration costs			$2,286		2,286
Write-down of assets			76,005		76,005
Investment advisory and other fees				$3,500	3,500

Total restructuring charges	$2,628	$15,294	$78,291	$3,500	$99,713

Of the total restructuring charge, $2,628 related to employee termination benefits for personnel reductions at CTSI in major operational functions and also certain corporate staff reductions. Under the restructuring plan, approximately 220 employee positions were eliminated during December 2000; and as of December 31, 2001, we reduced our workforce by an additional 33 employees who had remained to facilitate the transition of customers to other service providers.

Incremental costs related to investment advisory and other fees were estimated to be $3,500. Additionally, other exit costs for the termination of contractual obligations, building and circuit lease terminations, asset removal and site restorations were estimated to be $17,580.

The restructuring charge included $73,994, net of estimated salvage value, for the write-down of assets included in property, plant and equipment. Estimated salvage values were based on estimates of proceeds from the sale of the affected assets, offset by costs of removal. These assets primarily related to switching, central office equipment and outside communications plant physically located in the exited markets. The restructuring charge also included $2,011 related to the write-down of inventory to be sold or disposed of.

In July 2001 another CLEC purchased a portion of our assets in the New York expansion markets at amounts higher than estimated, resulting in a gain of $3,035 from this transaction.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Accrued restructuring expense comprises the following:

	2000			2001			2002
	Provision	Payments	Balance December 31,	Payments	Reversal of Provision	Balance December 31,	Payments	Reversal of Provision	Balance December 31,
Employee termination benefits	$2,628	$(1,572)	$1,056	$(962)	$(94)	$—	$—	$—	$—
Contract terminations and settlements	15,294	—	15,294	(5,150)	(3,788)	6,356	(1,361)	(2,966)	2,029
Removal and restoration costs	2,286	—	2,286	(1,063)	(770)	453	(10)	(443)	—
Investment advisory and other fees	3,500	(311)	3,189	(1,017)	(1,600)	572	(41)	(531)	—

Total accrued restructuring expense	$23,708	$(1,883)	$21,825	$(8,192)	$(6,252)	$7,381	$(1,412)	$(3,940)	$2,029

Employee termination benefits associated with the work force reduction and included in the restructuring charge was $2,628. Of this liability, $2,534 was paid and the remaining $94 was reversed in the fourth quarter of 2001.

The reserve of $3,500 for investment advisory and other fees has been reduced by payments of $1,369, and $2,131 has been reversed due to favorable negotiations of commitments and lower than anticipated legal expenses.

Of the $17,580 reserved for contract settlements, building and circuit lease terminations, asset removal and site restorations, $7,584 has been paid. In addition, $4,558 was reversed in 2001 as a result of favorable contract and lease settlements and the sale of certain assets and assignment of certain lease commitments to another CLEC and $3,409 was reversed in 2002 due to the elimination of liabilities associated with certain customer contracts.

The remaining $2,029 of liability for contract terminations and settlements relates primarily to early termination penalties for customer contracts and network circuits for which payments are expected to continue through the end of 2003. We will continue to evaluate and update our estimation of the remaining liabilities.

5.    Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Estimated Useful Lives in Years	December 31,

		2002	2001
Land		$1,939	$1,830
Building and leasehold improvements	3-40	35,929	34,128
Central office equipment	3-21	378,857	348,274
Outside communications plant	9-38	350,614	343,984
Furniture, vehicles and other equipment	3-23	76,466	82,588

Total property, plant and equipment		843,805	810,804
Less accumulated depreciation		(432,435)	(381,888)

Property, plant and equipment, net		$411,370	$428,916

Depreciation and amortization expense was $68,216, $64,582 and $58,428 for the years ended December 31, 2002, 2001 and 2000, respectively.

6.    Investments

Investments are as follows:

	December 31,
	2002	2001
Rural Telephone Bank (RTB) Stock	$6,409	$6,409
Yellow Book, USA, L.P. Partnership	3,286	2,995
Other	23	24

Total investments	$9,718	$9,428

CTE owns a 50% interest in the Yellow Book, USA L.P. Partnership, accounted for under the equity method. Yellow Book provides directory publishing services, including yellow page advertising sales for eight telephone directories.

The Yellow Book, USA, L.P. partnership accounts for its yellow page advertising revenue based on the delivery method, which recognizes revenue based on the directories delivered (to subscribers) as a percentage of the total directories (initial and secondary) estimated to be delivered.

7.    Other Assets

Other assets consist of the following:

	December 31,
	2002	2001
Unamortized debt issuance costs	$605	$928
Prepaid pension cost	—	9,285
Pension intangible	4,271	—
Unamortized installation costs	5,809	5,958
Other	658	433

Total other assets	$11,343	$16,604

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

8.    Debt

a.    Long-term debt—Long-term debt outstanding is as follows:

	December 31,
	2002	2001
Revolving credit facility	$30,000	$95,000
Credit agreement—CoBank 5.06% due 2009	56,309	65,319

Total	86,309	160,319
Due within one year	9,010	9,010

Total long-term debt	$77,299	$151,309

In June 1999, we amended and restated the provisions of our 1997 $125,000 revolving credit facility to increase the aggregate commitments under the credit facility to $240,000, extend the maturity date to June 2004 and make certain other changes in the covenants and terms applicable to the credit facility. Throughout 2002, we reduced our outstanding borrowings by $65,000 on the facility. The weighted average interest rate, excluding the effect of interest rate swaps, at December 31, 2002 on the revolving credit facility was 2.16%. The facility contains restrictive covenants that, among other things, require us to maintain certain debt to cash flow, interest coverage and fixed charge coverage ratios and a certain level of net worth and places certain limitations on additional debt and investments. We have been in compliance with these covenants and do not believe that these covenants will materially restrict our activities.

We maintain a credit agreement with CoBank at interest rates which are based on a number of floating and fixed rate options. Principal and interest are payable monthly. As of December 31, 2002, the weighted average interest rate was 5.06% on borrowings of $56,309. Substantially all of our assets are subject to the lien of this CoBank agreement. This agreement contains restrictive covenants, which, among other things, require the maintenance of a specified debt to cash flow ratio. We have been in compliance with these covenants and do not believe that these covenants will materially restrict our activities.

In accordance with the terms of the mortgage notes and security agreements, we were required to purchase common stock of the RTB, equal to approximately 5% of the amount borrowed. Such stock is entitled to cash dividends. Our holdings of RTB stock are included in Investments on the Consolidated Balance Sheets.

Maturities and sinking fund requirements on long-term debt for each year ending December 31, 2003 through 2007 are as follows:

Year	Aggregate Amounts
2003	$ 9,010
2004	$39,010
2005	$ 9,010
2006	$ 9,010
2007	$ 9,010

b.    Short-term debt—An amended revolving line of credit agreement with CoBank was entered into on June 4, 2002 that extended the availability of the Company’s $65,000 line of credit to June 2003. The line of credit is at interest rates which are based on a LIBOR rate or floating rate option. Interest payments are payable

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

monthly. This agreement contains restrictive covenants, which, among other things, require the maintenance of a specified debt to cash flow ratio. As of December 31, 2002, the weighted-average interest rate, not subject to interest rate swaps, was 2.24% on borrowings of $65,000.

In order to maintain the long-term and short-term revolving lines of credit, we are obligated to pay certain commitment fees at nominal interest rates on the unused portions of the loans.

9.    Common Stock Plans

The CTE Equity Incentive Plan (formerly known as the 1996 Equity Incentive Plan), as amended, provides for the issuance of up to 5,350,000 shares of common stock pursuant to awards granted under the Plan. Awards granted under the Plan may include incentive stock options, nonqualified stock options, outperformance stock options, stock appreciation rights, performance share units, restricted stock, phantom stock units and other stock-based awards. Stock options currently granted under the Plan vest in increments of 20% commencing one year from the date of the grant and expire ten years from the date of the grant.

Our 1997 Non-Management Directors’ Stock Compensation Plan, as amended and restated, provides for the grant of up to 125,000 nonqualified stock options to all members of our Board of Directors who are not, as of the date of any award, our employees. The options are immediately exercisable and shall remain exercisable until the earlier of ten years from the date of grant and a period of one year from the date upon which the participant ceases to be a non-management director.

The range of exercise prices for options outstanding at December 31, 2002 was $9.38 to $54.31. For all options granted, the exercise price is equal to the market price of the common stock at the date of the grant.

Information relating to CTE stock options is as follows:

	Number of Shares	Weighted- Average Exercise Price

Outstanding December 31, 1999	1,542,018	$19.52
Granted	613,500	$46.52
Exercised	(613,584)	$18.05
Canceled	(181,870)	$40.22

Outstanding December 31, 2000	1,360,064	$29.60
Granted	536,500	$34.05
Exercised	(437,461)	$16.70
Canceled	(49,100)	$29.27

Outstanding December 31, 2001	1,410,003	$35.30
Granted	253,500	$38.38
Exercised	(39,252)	$18.33
Canceled	(115,603)	$39.90

Outstanding December 31, 2002	1,508,648	$35.97

Shares exercisable December 31, 2000	579,024	$18.77

Shares exercisable December 31, 2001	360,850	$30.25

Shares exercisable December 31, 2002	620,548	$33.24

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2002	Weighted- Average Exercise Price
$ 9.38 - $11.10	83,148	2.9	$10.27	83,148	$10.27
$24.63 - $38.79	936,500	7.8	33.35	312,700	30.42
$39.81 - $54.31	489,000	7.5	45.35	224,700	45.65

Total/weighted-average	1,508,648	7.4	$35.97	620,548	$33.24

The table below contains information pertaining to equity compensation plans approved and not approved by security holders:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,564,898	$36.37	2,474,701
Equity compensation plans not approved by security holders	—		—

Total/weighted-average	1,564,898	$36.37	2,474,701

As provided for in the CTE Equity Incentive Plan, in July 2000 we granted to certain key executives an aggregate 155,000 shares of restricted stock, of which 33,750 have been canceled. Such shares vest ratably over four years beginning with the first anniversary of the date of the grant. As of December 31, 2002, 65,000 shares have vested. Compensation expense recorded in 2002, 2001 and 2000 was $1,538, $1,562 and $1,070, respectively, based on the fair value of common stock at the date of the grant.

In September 2000, we recorded $2,116 of compensation expense associated with the acceleration of vesting of 262,672 stock options granted to CTE’s former president and chief executive officer.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if we had accounted for our stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes American option pricing model with weighted-average assumptions for dividend yield of zero for 2002, 2001 and 2000; expected volatility of 42.09% for 2002, 45.08% for 2001 and 45.60% for 2000; risk-free interest rate of 3.76%, 4.56% and 6.16% for 2002, 2001 and 2000, respectively; and expected lives of five years for 2002, 2001 and 2000. The weighted-average grant date fair value of options is as follows: $16.42 for 2002, $15.54 for 2001 and $22.24 for 2000.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

For purposes of pro forma disclosures in accordance with SFAS No. 123, the estimated fair value of the options is amortized to expense over the options’ vesting period. Our pro forma net earnings and earnings per share were as follows:

	For the Years Ended December 31,
	2002	2001	2000
Net earnings (loss)—as reported	$57,124	$43,132	$(55,449)
Net earnings (loss)—pro forma*	$53,022	$39,199	$(58,021)

Basic earnings (loss) per share—as reported	$2.44	$1.86	$(2.46)
Basic earnings (loss) per share—pro forma*	$2.27	$1.69	$(2.58)

Diluted earnings (loss) per share—as reported	$2.41	$1.83	$(2.46)
Diluted earnings (loss) per share—pro forma*	$2.24	$1.66	$(2.58)

*Net	of income tax benefit.

We also have a stock purchase plan for certain key executives (the “Executive Stock Purchase Plan” or “ESPP”). Under the ESPP, participants may purchase shares of common stock in an amount of between 1% and 20% of their annual base compensation and between 1% and 100% of their annual bonus compensation, provided, however, that in no event shall the participant’s total contribution exceed 20% of their combined base and annual bonus compensation, as defined by the ESPP. Participants’ accounts are credited with the number of share units derived by dividing the amount of the participant’s contribution by the average price of a share of common stock at approximately the time such contribution is made. The share units credited to a participant’s account do not give such participant any rights as a shareholder or record owner of any shares of common stock. Amounts representing share units that have been credited to a participant’s account will be distributed to the participant following the earlier of the participant’s termination of employment or three calendar years following the date on which the share units were initially credited to the participant’s account. It is anticipated that, at the time of distribution, a participant will receive one share of common stock for each share unit being distributed.

Following the crediting of each share unit to a participant’s account, we will issue a matching share of common stock held in escrow in the participant’s name. Each matching share is subject to forfeiture as provided in the ESPP. A participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the matching shares issued to such participant while such matching shares are held in escrow. The matching shares vest three years from the date of the contribution.

At December 31, 2002, there were approximately 47,393 ESPP shares arising from participants’ contributions and approximately 47,393 matching shares. The number of shares vested, including matching shares, at December 31, 2002, was 49,768. We recognize the cost of the matching shares over the vesting period. At December 31, 2002, deferred compensation cost relating to matching shares was $923. Expense recognized in 2002, 2001 and 2000 was $537, $281 and $180, respectively. Matching shares are included in weighted average shares outstanding for purposes of computing earnings per share.

In September 2000, we recorded $394 of compensation from the acceleration of vesting of 10,952 matching shares previously contributed on behalf of our former president and chief executive officer.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

10.    Pension and Employee Benefits

Substantially all of our employees are included in a trusteed non-contributory defined benefit pension plan. Upon retirement, employees are provided a monthly pension based on length of service and compensation. We fund pension costs to the extent necessary to meet the minimum funding requirements of ERISA.

Pension cost (benefit) is as follows:

	For the Years Ended December 31,
	2002	2001	2000
Benefits earned during the year (service cost)	$2,297	$2,203	$1,797
Interest cost on projected benefit obligation	5,076	4,139	3,800
Expected return on plan assets	(6,951)	(7,534)	(7,870)
Other components—net	86	(847)	(1,880)

Net periodic pension cost (benefit)	$508	$(2,039)	$(4,153)
Voluntary Retirement Program cost	1,720	4,120	—

Total net periodic pension cost (benefit)	$2,228	$2,081	$(4,153)

Plan assets include cash, equity, fixed income securities and pooled funds under management by a financial institution. Plan assets include CTE Common Stock and Class B Common Stock with a combined fair value of approximately $5,871 and $7,035 at December 31, 2002 and 2001, respectively.

On December 12, 2001, we initiated a Voluntary Retirement Program (“VRP”). The program was offered to certain eligible employees across all of our operations. The VRP was largely funded from pension assets; and therefore, nearly 80% of the cost was non-cash. Since the deadline related to this program extended into 2002, and because only a portion of the eligible employees had made a decision to accept this program prior to year-end 2001, approximately 70%, or $4,120 of the non-cash VRP costs were recorded in 2001. In the first quarter 2002, an additional $1,720 was recorded against the pension asset. The VRP costs recorded primarily represent charges related to pension enhancement, social security supplements and vacation benefits.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The following table sets forth the Plan’s funded status and amounts recognized in our Consolidated Balance Sheets:

	December 31,
	2002	2001
Change in plan assets:
Fair value of plan assets at beginning of year	$79,358	$84,813
Actual loss on plan assets	(8,087)	(3,021)
Benefits paid	(4,453)	(2,434)

Fair value of plan assets at end of year	$66,818	$79,358

Change in benefit obligation:
Projected benefit obligation at beginning of year	$67,243	$55,156
Benefits earned	2,297	2,203
Interest cost	5,076	4,139
Amendments	2,729	5,020
Actuarial loss	7,341	3,159
Benefits paid	(4,453)	(2,434)

Projected benefit obligation at end of year	$80,233	$67,243

Funded status	$(13,415)	$12,115
Unrecognized actuarial loss (gain)	16,695	(5,578)
Unrecognized prior service cost	4,271	3,737
Unrecognized net transition asset	(495)	(989)

Prepaid pension cost	$7,056	$9,285

Amounts recognized in the Consolidated Balance Sheets consist of:

Prepaid pension cost	$—	$9,285
Accrued benefit liability	(1,782)	—
Intangible asset	4,271	—
Accumulated other comprehensive loss	4,567	—

Net amount recognized	$7,056	$9,285

In the 2002 fourth quarter, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” we recorded a minimum pension liability of $1,782 representing the difference between the accumulated benefit obligation and the fair value of the Plan assets at December 31, 2002. Also, a pension intangible equal to the unrecognized prior service cost of $4,271 was recognized. A charge to other comprehensive income (loss) in the amount of $4,567 ($2,839 after-tax) represents the excess of additional minimum pension liability over unrecognized prior service cost.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The following assumptions were used in the determination of the projected benefit obligation and net periodic pension cost (benefit):

	December 31,
	2002	2001	2000
Discount rate	6.75%	7.25%	7.50%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%
Weighted average long-term rate of compensation increases	5.50%	5.50%	5.50%

The actuarial assumptions used are based on market interest rates, past experience and our best estimate of future economic conditions. We estimate pension cost of approximately $2,800 for 2003. Depending on, among other things, the return on pension assets in 2003, we may be required to fund the pension plan in 2004 for plan year 2003.

We sponsor a 401(k) savings plan covering substantially all employees. For employees who are not covered by collective bargaining agreements, we contribute to the 401(k) plan based on a specified percentage of employee contributions. Contributions charged to expense were $1,042, $1,087 and $1,100 in 2002, 2001 and 2000, respectively.

For employees retiring prior to 1993, we provide certain postretirement medical benefits. We also provide nominal postretirement life insurance benefits to all vested retirees. Net periodic postretirement (benefit) cost was ($36), $174 and $166 for the years ended December 31, 2002, 2001 and 2000, respectively. Service cost was $0, $0 and $5 for the years ended December 31, 2002, 2001 and 2000, respectively.

The following table sets forth the Plan’s funded status and amounts recognized in our Consolidated Balance Sheets:

	December 31,
	2002	2001
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	174	229
Benefits paid	(174)	(229)

Fair value of plan assets at end of year	$—	$—

Change in benefit obligation:
Projected benefit obligation at beginning of year	$2,151	$2,005
Interest cost	68	174
Actuarial (gain) loss	(1,111)	201
Benefits paid	(174)	(229)

Projected benefit obligation at end of year	$934	$2,151

Funded status	$(934)	$(2,151)
Unrecognized actuarial gain	(1,227)	(220)

Accrued benefit cost	$(2,161)	$(2,371)

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The accrued postretirement benefit liability is included in other liabilities in the accompanying Consolidated Balance Sheets.

The discount rate used in determining the accumulated postretirement benefit obligation was 6.75% in 2002, 7.25% in 2001 and 7.50% in 2000.

Our portion of the monthly premium for retirees included in the postretirement obligation is limited, and any increase in medical costs is absorbed by the retiree. As such, a negative trend in healthcare costs will have no effect on the accumulated postretirement benefit obligation or the net periodic postretirement benefit cost.

We also have a nonqualified supplemental pension plan covering certain former employees which provides for incremental pension payments from us to the extent that income tax regulations limit the amount payable from our defined benefit pension plan. The projected benefit obligation relating to this unfunded plan was approximately $1,037, $1,050 and $1,050 at December 31, 2002, 2001 and 2000, respectively. Pension expense for the plan was $73 in 2002, $76 in 2001 and $77 in 2000.

We provide certain postemployment benefits to former or inactive employees who are not retirees. These benefits are primarily short-term disability salary continuance. We accrue the cost of postemployment benefits over employees’ service lives. We use the services of an enrolled actuary to calculate the expense. The net periodic (benefit) cost for postemployment benefits was ($494) in 2002, $955 in 2001 and $1,238 in 2000. The reduction in cost is primarily attributable to our decision to contract with a third-party administrator to manage short-term disability claims as well as a decrease in headcount.

11.    Income Taxes

The provision (benefit) for income taxes is reflected in the Consolidated Statements of Operations as follows:

	For the Years Ended December 31,
	2002	2001	2000
Currently payable:
Federal	$11,932	$10,693	$(2,174)
State	2,333	3,355	7,448

Total current	14,265	14,048	5,274

Deferred, net:
Federal	18,781	13,180	(27,269)
State	807	(6,333)	(331)

Total deferred	19,588	6,847	(27,600)

Total provision (benefit) for income taxes	$33,853	$20,895	$(22,326)

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

The following is a reconciliation of income taxes at the applicable U.S. federal statutory rate with income taxes recorded by us:

	For the Years Ended December 31,
	2002	2001	2000
Income (loss) before provision (benefit) for income taxes	$90,977	$64,027	$(77,775)

Federal tax provision at statutory rate	31,842	22,409	(27,221)
Increase (reduction) due to:
State income taxes, net of federal effects	1,806	(1,933)	4,626
Stock offering costs	129	444	—
Nondeductible items	39	39	39
Other, net	37	(64)	230

Provision (benefit) for income taxes	$33,853	$20,895	$(22,326)

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	December 31,
	2002	2001
Net operating loss carryforwards	$3,141	$5,996
Employee benefit plans	4,159	7,362
Reserve for bad debts	2,220	1,325
Restructuring reserve	4,517	27,503
All other	25,420	18,261

Total deferred tax assets	39,457	60,447

Property, plant and equipment	(74,180)	(63,465)
All other	(603)	(6,838)

Total deferred tax liabilities	(74,783)	(70,303)

Subtotal	(35,326)	(9,856)

Valuation allowance	(2,088)	(5,964)

Net deferred taxes	$(37,414)	$(15,820)

In our opinion, based on the future reversal of existing taxable temporary differences, primarily depreciation, and expectations of future operating results, after consideration of the valuation allowance, we will more likely than not be able to realize substantially all of our deferred tax assets.

The net change in the valuation allowance for deferred tax assets during 2002 was a decrease of $3,876. The net change is primarily due to a reversal of $3,469 related to tax strategies implemented in 2002.

State net operating losses will expire as follows:

2003-2010	$ 4,000 per year
2011-2022	$19,211

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

12.    Commitments and Contingencies

a.    Total rental expense, including pole and conduit rentals, was $6,829, $6,361 and $6,443 in 2002, 2001 and 2000, respectively. At December 31, 2002, rental commitments under noncancelable leases, excluding annual pole and conduit rental commitments of approximately $3,484 that are expected to continue indefinitely, are as follows:

Year	Aggregate Amounts
2003	$ 2,916
2004	$ 2,007
2005	$ 1,880
2006	$ 1,829
2007	$ 1,714
After 2007	$11,750

b.    Effective November 22, 2002, we extended our agreement for the provision to us of data processing services including the general management of our data processing operations through December 31, 2004. The annual commitment, excluding annual increases based on increases in the Consumer Price Index, is $7,109 in 2003 and $7,359 in 2004.

c.    In May 2001, CT entered into a fifteen-year, two-month agreement for the rental of a building in an area of a city qualifying for certain tax incentives offered by the state of Pennsylvania. The annual commitment through year ten is $1,163. Annual rent for the last five years is subject to changes in the Consumer Price Index. In addition, CT also entered into a lease agreement for the rental of parking spaces for employees of the building, for a similar term. The annual commitment, excluding increases in the last five years based on increases in the Consumer Price Index, is $168.

d.    We had existing letters of credit aggregating $750 at December 31, 2001.

e.    We had various purchase commitments at December 31, 2002 related to our 2003 capital budget. Excluding CTSI’s expansion markets, CTE’s capital expenditures have averaged $72,040 over the three years ended December 31, 2002. We anticipate that consolidated capital expenditures will be in the range of $50,000 to $55,000 for 2003.

In the normal course of business, there are various legal proceedings outstanding, including both commercial and regulatory litigation. In our opinion, these proceedings will not have a material adverse effect on our results of operations or financial condition.

13.    Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

a.    Cash and temporary cash investments—The carrying amount approximates fair value because of the short maturity of these instruments.

b.    Long-term investments—Long-term investments consist primarily of investments accounted for under the equity method for which disclosure of fair value is not required and Rural Telephone Bank (“RTB”) Stock. It

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

is not practicable to estimate the fair value of the RTB Stock because there is no quoted market price for the stock; it is issued only at par, and can be held only by recipients of RTB loans.

c.    Debt—The fair value of fixed rate long-term debt was estimated based on our current incremental borrowing rate for debt of the same remaining maturities. The fair value of floating rate debt is considered to be equal to carrying value since the debt reprices at least every six months and we believe that our credit risk has not materially changed from the time the floating rate debt was borrowed.

d.    Letters of credit—The contract amount of letters of credit represents a reasonable estimate of their value since such instruments reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

e.    Interest rate swaps—The fair value has been calculated by the counterparties using appropriate valuation methodologies. The fair value of the interest rate swaps is recorded in other liabilities on our Consolidated Balance Sheets. The fair value of the interest rate swaps at January 1, 2001 was ($280). The transition adjustment of $182, net of taxes of $98, is reported as a cumulative effect type adjustment of accumulated other comprehensive loss. For the year ended December 31, 2001, we recorded an adjustment of ($4,150) (($2,697) net of tax), to adjust the fair value of the swaps to ($4,430). For the year ended December 31, 2002, we recorded an adjustment of ($1,911) (($1,243) net of tax), to adjust the fair value of the swaps to ($6,341).

The estimated fair value of our financial instruments is as follows:

	December 31,
	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and temporary cash investments	$34,935	$34,935	$27,298	$27,298
Financial liabilities:
Fixed rate long-term debt:
Mortgage note payable to CoBank	$28,512	$29,526	$33,075	$34,925
Floating rate debt:
Revolving line of credit	$65,000	$65,000	$65,000	$65,000
Revolving credit agreement	$30,000	$30,000	$95,000	$95,000
Mortgage note payable to CoBank	$27,797	$27,797	$32,244	$32,244
Unrecognized financial instruments:
Letters of credit	$—	$—	$750	$750
Interest rate swaps	$—	$(6,341)	$—	$(4,430)

14.    Off Balance Sheet Risk and Concentration of Credit Risk

Certain financial instruments potentially subject us to concentrations of credit risk. These financial instruments consist primarily of trade receivables and cash and temporary cash investments.

We place our cash and temporary cash investments with high credit quality financial institutions and limit the amount of credit exposure to any one financial institution. We also periodically evaluate the credit worthiness of the institutions with which we invest. We do, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Our trade receivables reflect a customer base primarily centered in northeastern and central Pennsylvania. We routinely assess the financial strength of our customers; as a result, concentrations of credit risk are limited.

We have entered into interest rate swap agreements to adjust the interest rate profile of our debt obligations and to achieve a targeted mix of floating and fixed rate debt. The counterparties to the interest rate swap agreements are major financial institutions. These financial institutions have been accorded high ratings by primary rating agencies. We limit the dollar amount of contracts entered into with any one financial institution and monitor the credit ratings of these counterparties. While we may be exposed to credit losses due to non-performance of the counterparties, we consider the risk remote and do not expect the settlement of these transactions to have a material effect on our financial condition or results of operations.

15.    Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2002
Sales	$78,396	$78,300	$80,304	$81,555
Operating income	$20,026	$24,113	$23,653	$28,803
Net income	$10,749	$14,098	$13,835	$18,442
Basic earnings per share:
Net income per share	$0.46	$0.60	$0.59	$0.79
Diluted earnings per share:
Net income per share	$0.45	$0.60	$0.58	$0.78
Common Stock closing price:
High	$44.27	$42.95	$41.23	$39.39
Low	$35.15	$36.78	$34.49	$34.11
Class B Common Stock closing price:
High	$47.50	$44.00	$41.49	$39.00
Low	$40.00	$39.10	$34.41	$34.00

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001
Sales	$76,946	$76,467	$76,223	$76,978
Operating income	$15,571	$19,497	$25,133	$16,560
Net income	$5,896	$9,669	$17,984	$9,583
Basic earnings per share:
Net income per share	$0.26	$0.42	$0.77	$0.41
Diluted earnings per share:
Net income per share	$0.25	$0.41	$0.76	$0.40
Common Stock closing price:
High	$37.63	$42.25	$44.40	$48.60
Low	$32.13	$28.88	$35.09	$36.54
Class B Common Stock closing price:
High	$40.00	$44.00	$44.00	$47.45
Low	$33.00	$30.00	$35.00	$38.00

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

16.    Certain Related Party Transactions

We had the following transactions with related parties:

	For the Years Ended December 31,
	2002	2001	2000
Corporate office costs allocated from RCN	$1,200	$1,200	$2,000
Long-distance terminating access charges to RCN	$1,083	$1,560	$922
Revenue from engineering services provided to RCN	$8	$54	$460
Long-distance expense from RCN Long Distance	$4,257	$7,244	$7,193
Other related party revenues	$2,015	$2,401	$3,700
Other related party expenses	$2,547	$537	$1,137

At December 31, 2002, we had accounts receivable from related parties of $690 and accounts payable to related parties of $10.

In 2002, the Company terminated a month-to-month long-distance resale agreement and a management service agreement with RCN.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Commonwealth Telephone Enterprises, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) of this Form 10-K present fairly, in all material respects, the financial position of Commonwealth Telephone Enterprises, Inc. and Subsidiaries (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2) of this Form 10-K, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 14, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

REPORT OF MANAGEMENT

The integrity and objectivity of the financial information presented in the financial statements is the responsibility of the management of Commonwealth Telephone Enterprises, Inc. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and have been audited by PricewaterhouseCoopers LLP.

The financial statements report on management’s accountability for Company operations and assets. To this end, management maintains a system of internal controls and procedures designed to provide reasonable assurance that the Company’s assets are protected and that all transactions are accounted for in conformity with accounting principles generally accepted in the United States of America. The system includes documented policies and guidelines, augmented by a comprehensive program of internal and independent audits conducted to monitor overall accuracy of financial information and compliance with established procedures. Management believes that the system of internal controls was adequate to accomplish this objective.

PricewaterhouseCoopers LLP, independent accountants, conduct a review of internal accounting controls to the extent required by auditing standards generally accepted in the United States of America and perform such tests and procedures, as they deem necessary, to arrive at an opinion on the fairness of the financial statements presented herein.

The Board of Directors meets its responsibility for the Company’s financial statements through its Audit Committee, which is comprised exclusively of directors who are not officers or employees of the Company. The Audit Committee recommends to the Board of Directors the independent auditors for election by the shareholders. The Committee also meets periodically with management and the independent and internal auditors to review accounting, auditing, internal accounting controls and financial reporting matters. As a matter of policy, the internal auditors and the independent auditors periodically meet alone with, and have access to, the Audit Committee.

/s/ MICHAEL J. MAHONEY	/s/ DONALD P. CAWLEY
Michael J. Mahoney President and Chief Executive Officer	Donald P. Cawley Senior Vice President and Chief Accounting Officer

Schedule I

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2002	2001	2000
	(Thousands of Dollars, Except Per Share Amounts)
Income:
Sales	$14,320	$16,112	$20,443
Interest income-other	1	15	10
Other	19	13	194

Total income	14,340	16,140	20,647

Expenses:
Cost of goods sold	8,623	10,435	14,953
Interest expense on long-term debt	6,647	10,160	11,577
Interest expense (income) net, on notes payable to subsidiaries	2,035	1,898	(11,963)
General and administrative expenses	5,255	5,817	6,877
Voluntary retirement program	2,333	5,388	—
Depreciation and amortization	340	518	606

Total expenses	25,233	34,216	22,050

Loss before income taxes and equity in net income (loss) of subsidiaries	(10,893)	(18,076)	(1,403)
Benefit for income taxes	(3,810)	(6,321)	(336)

Loss before equity in net income (loss) of subsidiaries	(7,083)	(11,755)	(1,067)
Net income (loss) of subsidiaries	64,207	54,887	(54,382)

Net income (loss)	$57,124	$43,132	$(55,449)
Cumulative effect of accounting change for derivative instruments, net of tax	—	(182)	—
Unrealized loss on derivative instruments, net of tax	(1,243)	(2,697)	—
Minimum pension liability adjustment, net of tax	(2,839)	—	—

Comprehensive net income (loss)	$53,042	$40,253	$(55,449)

Basic earnings (loss) per share:
Net income (loss)	$2.44	$1.86	$(2.46)
Weighted average shares outstanding	23,390,939	23,157,784	22,541,138

Schedule I

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

BALANCE SHEETS

	December 31,
	2002	2001
	(Thousands of Dollars)
ASSETS
Current assets:
Cash	$15,681	$12,632
Notes receivable affiliates	225	4,559
Interest receivable	232	409
Accounts receivable affiliates	5,961	13,424
Accounts receivable other	4,243	4,164
Prepayments and other	84	85
Materials and supply inventory	2,692	1,638
Deferred tax assets and other	4,228	1,135

Total current assets	33,346	38,046

Investment in subsidiaries (stated at equity)	350,533	318,921
Property, plant and equipment, net of accumulated depreciation of $3,197 in 2002 and $3,492 in 2001	627	659
Deferred tax assets and other	9,592	11,972

Total assets	$394,098	$369,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Note payable to affiliates	$119,282	$89,759
Accounts payable to affiliates	6,658	5,788
Accrued liabilities and other	8,597	8,024
Deferred income taxes—current	45	193

Total current liabilities	134,582	103,764

Long-term debt	30,000	95,000
Deferred income taxes and other deferred credits	8,526	5,318
Common shareholders’ equity:
Common Stock, par value $1, authorized 85,000,000 shares, issued 21,488,697 shares in 2002 and 21,426,556 shares in 2001	21,489	21,427
Class B Common Stock, par value $1, authorized 15,000,000 shares, issued 5,818,684 shares in 2002 and 5,838,630 shares in 2001	5,818	5,838

Total common stock	27,307	27,265
Additional paid-in capital	256,594	255,570
Deferred compensation	(2,676)	(4,306)
Accumulated other comprehensive loss	(6,961)	(2,879)
Retained earnings	77,969	20,845
Treasury stock at cost, 3,829,133 shares in 2002 and 3,821,883 shares in 2001	(131,243)	(130,979)

Total common shareholders’ equity	220,990	165,516

Total liabilities and common shareholders’ equity	$394,098	$369,598

Schedule I

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2002	2001	2000
	(Thousands of Dollars)
Cash flows from operating activities:
Net income (loss)	$57,124	$43,132	$(55,449)
Depreciation and amortization	340	518	606
Deferred income taxes, net	(6,165)	(4,998)	109
Net change in certain assets and liabilities	7,382	(8,088)	5,684
Equity in income of subsidiaries	(64,207)	(54,887)	54,382
Other	3,426	9,338	4,191

Net cash flow (used in) provided by operating activities	(2,100)	(14,985)	9,523

Cash flows from investing activities:
Additions to property, plant and equipment	(335)	(87)	(322)
Dividends from subsidiaries	41,000	76,000	10,000
Capital contributions to subsidiaries	(5,119)	(50,000)	(224,687)
Other	26	6	7

Net cash provided by (used in) investing activities	35,572	25,919	(215,002)

Cash flows from financing activities:
Redemption of long-term debt	(65,000)	(100,000)	(10,000)
Borrowings of long-term debt	—	—	91,000
Proceeds from the exercise of stock options	720	7,304	11,078
Increase in notes payable to affiliates	29,523	73,381	8,743
Decrease (increase) in notes receivable from affiliates	4,334	(3,376)	120,042
Payment made for debt issuance costs	—	(81)	(37)

Net cash (used in) provided by financing activities	(30,423)	(22,772)	220,826

Net increase (decrease) in cash and temporary cash investments	$3,049	$(11,838)	$15,347

Cash and temporary cash investments at beginning of year	$12,632	$24,470	$9,123

Cash and temporary cash investments at end of year	$15,681	$12,632	$24,470

Components of net change in certain assets and liabilities:
Accounts receivable	$7,562	$(5,274)	$1,125
Materials and supply inventory	(1,054)	(370)	1,065
Accounts payable	1,152	(5,896)	4,362
Prepayments	1	(23)	2,022
Accrued expenses	(279)	3,475	(2,890)

Net change in certain assets and liabilities	$7,382	$(8,088)	$5,684

Schedule II

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Years Ended December 31, 2002, 2001 and 2000

(Thousands of Dollars)

		ADDITIONS
DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSE	CHARGED TO OTHER ACCOUNTS	DEDUCTIONS/ REVERSALS	BALANCE AT END OF PERIOD
ALLOWANCE FOR DOUBTFUL ACCOUNTS—DEDUCTED FROM ACCOUNTS RECEIVABLE IN THE CONSOLIDATED BALANCE SHEETS.
2002	$3,047	$3,981	$56	$1,564	$5,520
2001	$2,525	$3,195	$(21)	$2,652	$3,047
2000	$1,884	$2,164	$248	$1,771	$2,525
ALLOWANCE FOR INVENTORY—DEDUCTED FROM MATERIAL AND SUPPLY INVENTORY IN THE CONSOLIDATED BALANCE SHEETS.
2002	$535	$367	$151	$386	$667
2001	$446	$676	$308	$895	$535
2000	$324	$572	$36	$486	$446
ALLOWANCE FOR DEFERRED TAX ASSETS—DEDUCTED FROM DEFERRED TAX ASSETS IN THE CONSOLIDATED BALANCE SHEETS.
2002	$5,964	$46	$—	$3,922	$2,088
2001	$10,658	$2,882	$—	$7,576	$5,964
2000	$3,142	$—	$7,649	$133	$10,658
RESERVE FOR RESTRUCTURING EXPENSE—ACCRUED RESTRUCTURING EXPENSES.
2002	$7,381	$—	$(3,940)	$1,412	$2,029
2001	$21,825	$—	$(6,252)	$8,192	$7,381
2000	$—	$23,708	$—	$1,883	$21,825

Selected Pages from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended March 31,
	2003	2002
Sales	$83,158	$78,396
Costs and expenses, excluding other operating expenses itemized below	39,827	38,764
Management fees, related party	—	300
Depreciation and amortization	17,627	16,973
Voluntary retirement program	—	2,333

Operating income	25,704	20,026
Interest and dividend income	706	881
Interest expense	(2,388)	(3,349)
Other income (expense), net	35	(9)
Equity in income of unconsolidated entities	231	228

Income before income taxes and cumulative effect of accounting change	24,288	17,777
Provision for income taxes	9,334	7,028

Income before cumulative effect of accounting change	14,954	10,749
Cumulative effect of accounting change, net of tax	13,230	—

Net income	$28,184	$10,749
Unrealized gain (loss) on derivative instruments, net of tax	264	842

Comprehensive net income	$28,448	$11,591

Basic earnings per share:
Income before cumulative effect of accounting change	$0.64	$0.46
Cumulative effect of accounting change, net of tax	0.56	—

Net income	$1.20	$0.46

Weighted average shares outstanding	23,436,706	23,352,097
Diluted earnings per share:
Income before cumulative effect of accounting change	$0.63	$0.45
Cumulative effect of accounting change, net of tax	0.56	—

Net income	$1.19	$0.45

Weighted average shares and common stock equivalents outstanding	23,707,481	23,677,562

See accompanying notes to Condensed Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and temporary cash investments	$53,054	$34,935
Accounts receivable and unbilled revenues, net of reserve for doubtful accounts of $5,633 at March 31, 2003 and $5,520 at December 31, 2002	58,394	52,866
Other current assets	15,282	10,138
Deferred income taxes	21,816	23,669

Total current assets	148,546	121,608
Property, plant and equipment, net of accumulated depreciation of $415,747 at March 31, 2003 and $432,435 at December 31, 2002	422,448	411,370
Investments	9,484	9,718
Deferred charges and other assets	10,843	10,738
Unamortized debt issuance costs	529	605

Total assets	$591,850	$554,039

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$9,010	$9,010
Notes payable	65,000	65,000
Accounts payable	29,033	30,503
Accrued restructuring expenses	1,913	2,029
Accrued expenses	44,814	49,955
Accrued income taxes	5,605	—
Advance billings and customer deposits	5,207	5,870

Total current liabilities	160,582	162,367
Long-term debt	75,047	77,299
Deferred income taxes	70,394	61,083
Other liabilities	34,827	32,300
Common shareholders’ equity:
Common Stock ($1 par value, authorized: 85,000,000 and 85,000,000; issued: 21,683,518 and 21,488,697; outstanding: 21,639,034 and 21,444,213, at March 31, 2003 and December 31, 2002, respectively)	21,682	21,489
Class B Common Stock ($1 par value, authorized: 15,000,000 and 15,000,000; issued: 5,810,030 and 5,818,684; outstanding: 2,025,381 and 2,034,035, at March 31, 2003 and December 31, 2002, respectively)	5,810	5,818
Additional paid-in capital	263,259	256,594
Deferred compensation	(7,964)	(2,676)
Accumulated other comprehensive loss	(6,697)	(6,961)
Retained earnings	106,153	77,969
Treasury stock at cost, 3,829,133 shares at March 31, 2003 and December 31, 2002	(131,243)	(131,243)

Total common shareholders’ equity	251,000	220,990

Total liabilities and shareholders’ equity	$591,850	$554,039

At the option of the holder, Class B Common Stock is convertible on a one-for-one basis into Common Stock.

See accompanying notes to Condensed Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three months ended March 31,
	2003	2002
NET CASH PROVIDED BY OPERATING ACTIVITIES	$25,561	$18,957
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant & equipment	(7,381)	(9,591)
Other	753	793

Net cash used in investing activities	(6,628)	(8,798)

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of long-term debt	(2,252)	(12,252)
Proceeds from exercise of stock options	1,471	132
Capital lease obligation	(33)	(33)

Net cash used in financing activities	(814)	(12,153)

Net increase (decrease) in cash and temporary cash investments	18,119	(1,994)

Cash and temporary cash investments at beginning of year	34,935	27,298

Cash and temporary cash investments at March 31	$53,054	$25,304

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$2,498	$3,180

Income taxes	$537	$546

See accompanying notes to Condensed Consolidated Financial Statements.

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, Except Per Share Amounts)

The Condensed Consolidated Financial Statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of our Management, the Condensed Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information. The Condensed Consolidated Financial Statements should be read in conjunction with the financial statements and notes thereto included in our Form 10-K for the fiscal year ended December 31, 2002.

1.    Background and Basis of Presentation—The consolidated financial statements of Commonwealth Telephone Enterprises, Inc. (“CTE,” “the Company,” “we,” “us” or “our”) include the accounts of its wholly-owned subsidiaries, Commonwealth Telephone Company (“CT”), a rural incumbent local exchange carrier (“RLEC”); CTSI, LLC (“CTSI”), our RLEC edge-out operation and a competitive local exchange carrier (“CLEC”); and other operations (“Other”), which include Commonwealth Communications (“CC”), a provider of telecommunications equipment and facilities management services; the portion of epix® Internet Services (“epix”), that includes dial-up Internet customers within CT’s operating territory and non-CTSI customers outside CT’s service territory; the portion of Jack Flash® (“Jack Flash”), the digital subscriber line (“DSL”) product offering in CT’s franchise area; and Commonwealth Long Distance Company (“CLD”), a reseller of long-distance services. Other also includes our corporate financing entity. All significant intercompany accounts and transactions are eliminated.

2.    Stock-Based Compensation—We apply the intrinsic value method of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and the Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) in accounting for our stock plans. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123:

	Three months ended March 31,
	2003	2002
Net income—as reported	$28,184	$10,749
Add: stock-based employee compensation expense included in reported net income, net of related tax effects	387	313
Deduct: total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(1,314)	(1,291)

Net income—pro forma	$27,257	$9,771

Net income per share:
Basic earnings per share—as reported	$1.20	$0.46
Basic earnings per share—pro forma	$1.16	$0.42
Diluted earnings per share—as reported	$1.19	$0.45
Diluted earnings per share—pro forma	$1.15	$0.41

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Pro forma information regarding net income and earnings per share has been determined as if we had accounted for our stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes American option pricing model with weighted average assumptions as follows:

	Three months ended March 31,
	2003	2002
Dividend yield	0.00%	0.00%
Expected volatility	42.09%	42.09%
Risk-free interest rate	3.76%	3.76%
Expected lives	5 years	5 years

3.    Segment Information—CT provides local and long-distance telephone service to residential and business customers in a 19-county service territory in rural northeastern and central Pennsylvania. CT also provides network access and billing/collection services to interexchange carriers and sells telecommunications products and services.

CTSI, which operates in three edge-out regional Pennsylvania markets that border CT’s territory, is a competitive local exchange carrier, offering bundled local and long-distance telephone, Internet, DSL and enhanced services.

The Other segment includes the results of CC and CLD, the portion of the results of epix consisting of dial-up Internet customers within CT’s territory and non-CTSI customers outside CT’s territory, Jack Flash customers within CT’s territory and CTE’s corporate financing entity.

Financial information by business segment is as follows:

Three months ended March 31, 2003

	CT	CTSI	Other	Consolidated
Sales	$54,964	$21,667	$9,739	$86,370
Elimination of intersegment sales	2,867	172	173	3,212
External sales	52,097	21,495	9,566	83,158
Costs and expenses	17,107	13,284	9,436	39,827
Depreciation and amortization	11,499	5,060	1,068	17,627
Operating income (loss)	23,491	3,151	(938)	25,704
Interest expense, net	(368)	—	(1,314)	(1,682)
Other income (expense), net	(29)	12	52	35
Equity in income of unconsolidated entities	—	—	231	231
Income (loss) before income taxes and cumulative effect of accounting change	23,094	3,163	(1,969)	24,288
Provision (benefit) for income taxes	8,680	1,165	(511)	9,334
Income (loss) before cumulative effect of accounting change	14,414	1,998	(1,458)	14,954
Cumulative effect of accounting change, net of tax	13,230	—	—	13,230
Net income (loss)	27,644	1,998	(1,458)	28,184

COMMONWEALTH TELEPHONE ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, Except Per Share Amounts)

Three months ended March 31, 2002

	CT	CTSI	Other	Consolidated
Sales	$52,108	$21,033	$9,093	$82,234
Elimination of intersegment sales	3,492	152	194	3,838
External sales	48,616	20,881	8,899	78,396
Costs and expenses	17,113	13,133	8,518	38,764
Management fees, related party	300	99	(99)	300
Depreciation and amortization	11,022	4,495	1,456	16,973
Voluntary retirement program	—	—	2,333	2,333
Operating income (loss)	20,181	3,154	(3,309)	20,026
Interest expense, net	(490)	—	(1,978)	(2,468)
Other income (expense), net	5	(10)	(4)	(9)
Equity in income of unconsolidated entities	—	228	—	228
Income (loss) before income taxes	19,696	3,372	(5,291)	17,777
Provision (benefit) for income taxes	7,566	1,239	(1,777)	7,028
Net income (loss)	12,130	2,133	(3,514)	10,749

4.    Revenue Recognition—Local telephone service is recorded based on tariffed or contracted rates. Telephone network access and long-distance revenues are derived from access charges, toll rates and settlement arrangements. CT’s interstate access charges are subject to a pooling process with the National Exchange Carrier Association (“NECA”). Final interstate revenues are based on nationwide average costs applied to certain demand quantities. Increases to CT’s reserve for doubtful accounts are charged against revenue. Internet access service revenues are based on contracted fees. Long-distance telephone service revenues are recorded based on minutes of traffic processed and tariffed rates or contracted fees. Revenue from local telephone, Internet access and long-distance telephone services is earned and recorded when the services are provided. Long-term contracts of CC are accounted for on the percentage-of-completion method. We defer and amortize CT, CTSI and epix installation revenue as well as direct incremental service installation costs over their respective estimated customer life. We carry in the Consolidated Balance Sheets a deferred credit of $5,805 as of March 31, 2003 in other liabilities representing the unamortized portion of installation revenue. Additionally, we have a deferred charge of $5,805 as of March 31, 2003 in other assets representing the unamortized portion of installation costs.

5.    Income Taxes—The provision for income taxes is different than the amount computed by applying the United States statutory federal tax rate primarily due to state income taxes net of federal benefit. In December 2002, we reorganized our legal entity structure to allow the state of Pennsylvania tax losses of CLD and epix to be offset against state taxable income of CT.

6.    CTE Stock Options and Restricted Stock—At March 31, 2003, we have approximately 1,423,000 options outstanding at exercise prices ranging from $9.378 to $54.3125. During the first three months of 2003, no options were granted, 36,000 options were canceled and 49,167 options were exercised, yielding cash proceeds of $1,471. As provided for in the CTE Equity Incentive Plan, we granted 155,000 shares of restricted stock in 2000, of which 33,750 have been canceled. As of March 31, 2003, 65,000 shares were vested. In accordance with Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees,” as clarified by Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” as issued by the FASB, the compensation cost related to restricted stock granted in 2000 was $333 and $384 in the three month periods ended March 31, 2003 and 2002, respectively. On February 28, 2003, we granted an additional 137,000 shares of restricted stock that vests over four years. The fair value of the restricted stock issued of $5,173 to be recognized as compensation cost over the four year vesting period has been recognized as deferred compensation, shown as a separate reduction of shareholders’ equity. The compensation cost related to this issue of restricted stock was $108 in the three month period ended March 31, 2003.

7.    Earnings per Share—Basic earnings per share amounts are based on net income divided by the weighted average number of shares of Common Stock and Class B Common Stock outstanding during each period.

Diluted earnings per share amounts are based on net income divided by the weighted average number of shares of Common Stock and Class B Common Stock outstanding during each period after giving effect to dilutive common stock equivalents.

The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations for net income:

	Three months ended March 31,
	2003	2002
Income before cumulative effect of accounting change	$14,954	$10,749
Cumulative effect of accounting change, net of tax	13,230	—

Net income	$28,184	$10,749

Basic earnings per share:
Weighted average shares outstanding	23,436,706	23,352,097

Income before cumulative effect of accounting change	$0.64	$0.46
Cumulative effect of accounting change, net of tax	0.56	—

Net income per share	$1.20	$0.46

Diluted earnings per share:
Weighted average shares outstanding	23,436,706	23,352,097
Dilutive shares resulting from common stock equivalents	270,775	325,465

Weighted average shares and common stock equivalents outstanding	23,707,481	23,677,562

Income before cumulative effect of accounting change	$0.63	$0.45
Cumulative effect of accounting change, net of tax	0.56	—

Net income per share	$1.19	$0.45

8.    Derivative Instruments—We utilize interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without exchange of the underlying notional amounts. The notional amounts of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. Amounts to be paid or received under interest rate swap agreements are accrued and recognized over the life of the swap agreements as an adjustment to interest expense.

The fair value of the interest rate swaps is recorded in other liabilities on our Consolidated Balance Sheets. The effective portion of interest rate swap gains or losses is initially reported as a component of other comprehensive income and subsequently reclassified into earnings as an adjustment to interest expense. The ineffective portion, if any, is reported as other income (expense). In the three months ended March 31, 2003, we recorded an adjustment of ($406) (($264) net of tax) to adjust the fair value of the swaps to ($5,935). In the three months ended March 31, 2002, we recorded an adjustment of ($1,296) (($842) net of tax) to adjust the fair value of the swaps to ($3,134).

9.    Restructuring Charges (Reversals)—In December 2000, we initiated an exit strategy for CTSI to reduce its network expansion plan from a total of eight markets to three markets. This strategy was aimed at focusing on the three “edge-out” markets adjacent to CT’s rural footprint. These edge-out markets encompass the Wilkes-

Barre/Scranton/Hazleton, Harrisburg and Lancaster/Reading/York, PA markets. Related to this strategy, CTE recorded an estimated restructuring charge of $99,713 (pre-tax) and $64,813 (after-tax). CTSI had completed its withdrawal from the five non-”edge-out” expansion markets (suburban Philadelphia, PA; Binghamton, NY; Syracuse, NY; Charleston/Huntington, WV; and Youngstown, OH) by June 30, 2001.

During December 2000, we reduced our workforce by approximately 220 employees and as of December 31, 2001 we reduced our workforce by an additional 33 employees who had remained to facilitate the transition of customers to other service providers. No further workforce reductions as a result of this restructuring will occur.

Employee termination benefits associated with this workforce reduction and included in the restructuring charge was $2,628. Of this liability, $2,534 was paid and the remaining $94 was reversed in 2001.

Also included in accrued restructuring expense were estimated incremental costs associated with financial advisory, legal and other fees of $3,500. In 2000 and 2001, $1,328 was paid, with $1,600 reversed in 2001 as a result of favorable negotiations of commitments. In 2002, $41 of this liability was paid and the remaining $531 was reversed due to lower than anticipated legal expenses.

Additionally, other exit costs associated with terminating customer contracts, committed purchases of equipment, building and circuit lease terminations, asset removal and site restorations were estimated to be $17,580. During 2001, $6,213 was paid and $4,558 was reversed from the cancellation of a committed equipment purchase that was favorably negotiated, the sale of certain assets and the assignment of certain leases to another CLEC and a favorable building lease settlement. In 2002, $1,371 of this liability was paid and $3,409 was reversed due to the elimination of liabilities associated with certain customer contracts. In the first three months of 2003, $116 of this liability was paid.

We will continue to evaluate and update our estimation of the remaining liabilities.

The restructuring charge as of December 31, 2000 included $73,994, net of estimated salvage value, for the write-down of assets included in property, plant and equipment. Estimated salvage values were based on estimates of proceeds from the sale of the affected assets, offset by costs of removal. These assets primarily related to switching, central office equipment and outside communications plant physically located in the exited markets. In July 2001, another CLEC purchased a portion of our assets in the New York expansion markets at amounts higher than estimated, resulting in a gain of $3,035.

The restructuring charge also included $2,011 related to the write-down, net of estimated salvage value, of assets included in inventory to be sold or disposed of in connection with the restructuring.

The write-down of the assets to be disposed of was a direct result of our unwillingness to incur the capital requirements necessary to grow these markets and make them profitable; and accordingly, no future cash flows from these assets could be anticipated. Excluding the items included in the restructuring charge, we are not aware of any events or circumstances that would suggest the carrying amount of our remaining assets would not be recoverable.

The key elements of the restructuring charge recorded in December 2000 were:

	Employee Termination Benefits	Contract Terminations	Assets, Disposal and Removal Costs	Other	Total
Employee termination benefits	$2,628				$2,628
Contract terminations and settlements		$15,294			15,294
Removal and restoration costs			$2,286		2,286
Write-down of assets			76,005		76,005
Investment advisory and other fees				$3,500	3,500

Total restructuring charges	$2,628	$15,294	$78,291	$3,500	$99,713

Accrued restructuring expense comprises the following:

	Provision	Payments	Balance December 31, 2000	Payments	Reversal of Provision	Balance December 31, 2001
Employee termination benefits	$2,628	$(1,572)	$1,056	$(962)	$(94)	$—
Contract terminations and settlements	15,294	—	15,294	(5,150)	(3,788)	6,356
Removal and restoration costs	2,286	—	2,286	(1,063)	(770)	453
Investment advisory and other fees	3,500	(311)	3,189	(1,017)	(1,600)	572

Total accrued restructuring expenses	$23,708	$(1,883)	$21,825	$(8,192)	$(6,252)	$7,381

	Balance December 31, 2001	Payments	Reversal of Provision	Balance December 31, 2002	Payments	Reversal of Provision	Balance March 31, 2003
Employee termination benefits	$—	$—	$—	$—	$—	$—	$—
Contract terminations and settlements	6,356	(1,361)	(2,966)	2,029	(116)	—	1,913
Removal and restoration costs	453	(10)	(443)	—	—	—	—
Investment advisory and other fees	572	(41)	(531)	—	—	—	—

Total accrued restructuring expenses	$7,381	$(1,412)	$(3,940)	$2,029	$(116)	$—	$1,913

10.    Voluntary Retirement Program—On December 12, 2001, we initiated a Voluntary Retirement Program (“VRP”). The program was offered to certain eligible employees across all of our operations. The VRP was largely funded from pension assets and, therefore, nearly 80% of the cost was non-cash to the Company. In the fourth quarter of 2001, we recorded a charge of $5,388 of which $4,120 represents non-cash charges related to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $1,268 related to medical insurance and other program expenses. Since the deadline related to this program extended into 2002, and because only a portion of the eligible employees had made a decision to accept this program prior to year-end 2001, $2,333 ($1,423 after-tax) was recorded in the first quarter of 2002. The VRP costs of $2,333 represent $1,805 of non-cash charges primarily related to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $528 related to medical insurance and other program expenses.

11.    Debt—An amended revolving line of credit agreement with CoBank was entered into on June 4, 2002, that extended the availability of the Company’s $65,000 line of credit to June 2003. The line of credit is at interest rates which are based on a LIBOR rate or floating rate option. We anticipate refinancing this line of credit when it becomes due in June 2003.

12.    Change in Accounting and New Accounting Pronouncements—

Asset Retirement Obligations—

Effective January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. SFAS No. 143 also precludes companies from accruing removal costs that exceed gross salvage in their depreciation rates and accumulated depreciation balances if there is no legal obligation to remove the long-lived assets. For our outside plant accounts, such as telephone poles and cable, estimated cost of removal does exceed gross salvage.

Although we have no legal obligation to remove assets, we have historically included in our group depreciation rates estimated net removal costs associated with these outside plant assets in which estimated cost of removal exceeds gross salvage. These costs have been reflected in the calculation of depreciation expense, which results in greater periodic depreciation expense and the recognition in accumulated depreciation of future removal costs for existing assets. When the assets are actually retired and removal costs are expended, the net removal costs are recorded as a reduction to accumulated depreciation.

In connection with the adoption of this standard, we were required to remove existing accrued net costs of removal in excess of the related estimated salvage from our accumulated depreciation for those accounts. The adjustment is reflected in the income statement as a cumulative effect of accounting change, net of tax that increased net income by $13,230 or $0.56 per share for the first quarter of 2003.

On a pro forma basis, for the three month period ended March 31, 2002, adjusting for the effect of retroactive application on depreciation, cost of removal expense and related taxes which would have been made had SFAS No. 143 been in effect, net income would have decreased by $2 and earnings per share would not change from the amounts reported.

Revenue Recognition for Multi-Element Deliverables—

In January 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the impact, if any, this statement will have on our financial position or results of operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Dollars in Thousands, Except Per Share Amounts)

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and we intend that such forward-looking statements be subject to these safe harbors. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar statements. Our forward-looking statements involve risks and uncertainties that could significantly affect expected results in the future differently than expressed in any forward-looking statements we have made. These risks and uncertainties include, but are not limited to:

•	uncertainties relating to our ability to further penetrate our markets and the related cost of that effort;

•	economic conditions, acquisitions and divestitures;

•	government and regulatory policies;

•	the pricing and availability of equipment, materials and inventories;

•	technological developments;

•	changes in the competitive environment in which we operate; and

•	the receipt of necessary approvals.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot provide any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future events, plans or expectations that we contemplate will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance. The following discussion should be read in conjunction with the attached Condensed Consolidated Financial Statements and notes thereto and with the Company’s audited financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2002.

Overview and Segments

Our two primary operations are Commonwealth Telephone Company, or CT, which is a rural incumbent local exchange carrier (“RLEC”), and CTSI, LLC, our RLEC edge-out operation and a competitive local exchange carrier (“CLEC”). We also have another business segment labeled “Other,” which is comprised of telecommunications-related businesses that all operate in the deregulated segments of the telecommunications industry and support the operations of our two primary operating companies. These support businesses are epix(R) Internet Services (“epix”), a rural Internet service provider; Jack Flash(R) (“Jack Flash”), a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions; Commonwealth Communications (“CC”), a provider of telecommunications equipment and facilities management services; and Commonwealth Long Distance Company (“CLD”), a long-distance reseller. Both epix and Jack Flash results included in Other represent the portion of these businesses in CT’s territory. Other also includes our corporate financing entity.

CT has been operating in various rural Pennsylvania markets since 1897. As of March 31, 2003, our RLEC served over 338,000 switched access lines. In 1997, we formally launched our facilities-based RLEC edge-out operation, CTSI. CTSI operates in three “edge-out” regional Pennsylvania markets that border CT’s markets and that, we believe, offer attractive market demographics, such as higher population density and a higher concentration of businesses.

Beginning in 1998, CTSI expanded beyond its original three “edge-out” markets into five additional expansion markets in Pennsylvania, New York, Ohio and West Virginia. At the end of 2000, we developed an exit strategy for these “expansion” markets in order to refocus our attention on our three original “edge-out” markets. This strategy has allowed us to significantly reduce our capital needs. We had completed our withdrawal from these markets by June 30, 2001.

CTSI served over 130,500 switched access lines as of March 31, 2003, which were mainly business customers. Recently, CTSI announced the extension of its existing business operations into select areas of Pennsylvania’s Lehigh Valley. We view this opportunity as an extension of our current activities, rather than the establishment of a fourth regional market.

Revenue

CT revenue is derived primarily from access, local service, enhanced services and intraLATA toll. IntraLATA toll revenue is derived from customers who have chosen us to provide local long-distance service. Access revenue consists primarily of charges paid by long-distance companies for access to our network in connection with the completion of long-distance telephone calls. Local service revenue consists of charges for local exchange telephone services, including monthly tariffs for basic local service. Enhanced services revenue is derived from service for special calling features, such as Caller ID and Call Waiting.

CTSI’s revenue is derived primarily from access, local service, point-to-point circuit, Internet access from dial-up and DSL, local long-distance and long-distance service revenue. Access revenue consists primarily of charges paid by long-distance companies and other non-CLEC customers for access to our network in connection with the completion of long-distance telephone and local calls and the delivery of other services. Access revenue also includes recurring trunking revenue and reciprocal compensation. Local service revenue consists of charges for local exchange telephone services, including monthly recurring charges for basic services and special calling features. Competitive access revenue consists of charges for point-to-point connections. Internet access revenue consists of charges for dial-up Internet access provided to CTSI customers. DSL revenue consists of charges for high-speed Internet access and digital connectivity solutions provided to CTSI customers. Long-distance revenue consists of charges for long-distance service paid by CTSI customers.

Our “Other” business segment includes a portion of the revenue from epix and Jack Flash and all of the revenues from Commonwealth Communications and Commonwealth Long Distance Company. epix revenue for this segment consists of dial-up Internet revenue charges from customers within CT’s service territory and non-CTSI customers outside CT’s territory. Jack Flash revenue for this segment consists of charges for DSL service from customers within CT’s service territory. Commonwealth Communications generates revenue primarily from telecommunications projects including installation of PBX systems for business customers, cabling projects, and telecommunication systems design. Commonwealth Long Distance primarily derives its revenue from long-distance customers within CT’s operating territory.

Costs and Expenses

Our costs and expenses excluding other operating expenses for each of our segments primarily include access charges and other direct costs of sales, payroll and related benefits, selling and advertising, software and information system services and general and administrative expenses. These costs have increased over time as we have grown our operations and revenues. We expect these costs to continue to increase as our revenue growth continues, but generally at a slower rate than revenue growth. CTSI also incurs additional costs related to leased local loop charges associated with providing last mile access, circuit rentals, engineering costs, colocation expense, terminating access for local calls and long-distance expense. Commonwealth Long Distance also incurs long-distance expense associated with purchasing long-distance minutes on a wholesale basis from a third party provider. Commonwealth Communications also incurs expenses primarily related to equipment and materials used in the course of the installation and provisioning of service.

Capital Expenditures

We incur capital expenditures associated with access line growth, expenditures for upgrading existing facilities and costs related to the provisioning of DSL services in CT and CTSI territories. Capital expenditures associated with access line growth, comprising a significant portion of our overall capital spending, are success-based and therefore result in incremental revenue.

Results of Operations

Three months ended March 31, 2003 vs March 31, 2002

Our consolidated sales were $83,158 and $78,396 for the three months ended March 31, 2003 and 2002, respectively. Contributing to the sales increase of $4,762 or 6.1% were higher sales of CT of $3,481, higher CTSI sales of $614 and higher Other sales of $667.

Our consolidated costs and expenses (excluding other operating expenses) were $39,827 for the three months ended March 31, 2003 as compared to $38,764 for the three months ended March 31, 2002, an increase of $1,063.

Other operating expenses decreased $1,979 as a result of a $2,333 charge in 2002 associated with the Voluntary Retirement Program that did not recur in 2003 and the elimination of management fees which were $300 in 2002. The decreases were partially offset by an increase in depreciation expense of $654.

Consolidated operating income was $25,704 for the three months ended March 31, 2003 as compared to $20,026 for the three months ended March 31, 2002. The increase was a result of the items discussed above.

Consolidated net income was $28,184 or $1.19 per diluted share for the three months ended March 31, 2003, including a cumulative effect accounting adjustment of $13,230 or $0.56 per share associated with the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.” Net income was $10,749 or $0.45 per diluted share for the three months ended March 31, 2002. Contributing to the increase in net income is the increase in operating income discussed above, the cumulative effect accounting adjustment and a reduction in non-operating income and expense, primarily a reduction in interest expense, partially offset by an increase in the provision for income taxes.

Selected Segment Data

DATA TABLES

We have included certain segment financial data in the tables below:

Three months ended March 31, 2003

	Sales	Costs and expenses (excluding other operating expenses)	Other operating expenses	Operating income (loss)
CT	$52,097	$17,107	$11,499	$23,491
CTSI	21,495	13,284	5,060	3,151
Other	9,566	9,436	1,068	(938)

Total	$83,158	$39,827	$17,627	$25,704

Three months ended March 31, 2002

	Sales	Costs and expenses (excluding other operating expenses)	Other operating expenses	Operating income (loss)
CT	$48,616	$17,113	$11,322	$20,181
CTSI	20,881	13,133	4,594	3,154
Other	8,899	8,518	3,690	(3,309)

Total	$78,396	$38,764	$19,606	$20,026

Installed access lines:

	March 31,
	2003	2002
CT	338,003	332,947
CTSI	130,582	115,901

Total	468,585	448,848

Commonwealth Telephone Company

Sales were $52,097 and $48,616 for the three months ended March 31, 2003 and 2002, respectively. The sales increase of $3,481 or 7.2% is primarily due to higher access, local service and enhanced services revenues. Contributing to the increase in revenue are an increase in the NECA average schedule formulas, an increase in minutes of use and an increase in special access circuits. The increase in revenue is also the result of an increase in installed access lines of 5,056 or 1.5%. CT’s sales of business lines primarily contributed to the access line growth.

Interstate access revenue increased $1,902 for the three months ended March 31, 2003, versus the comparable period of 2002, resulting from an increase in the NECA average schedule formulas, an increase in special access circuits and an increase in minutes of use.

State access revenue increased $1,042 for the three months ended March 31, 2003 as compared to the comparable period of 2002, primarily a result of an increase in minutes of use.

Local service revenue increased $533 for the three months ended March 31, 2003, as compared to the same period last year, primarily as a result of the increase in access lines and a regulatory rate increase of $0.21 in May 2002 for substantially all dial-tone lines, based on a Gross Domestic Product Profitability Index (GDPPI) rate increase.

Enhanced services revenue increased $217 for the three months ended March 31, 2003 in comparison to the same period last year primarily as a result of increases in Caller ID and certain other custom calling sales.

IntraLATA toll revenue decreased $388 for the three months ended March 31, 2003 as compared to the comparable period of 2002, primarily as a result of lower market share due to customers selecting alternate lower cost service providers and attractive calling packages offered by several non-wireline providers in certain areas of CT’s territory. Also, customers are switching to a new CLD intraLATA long-distance product offering. We expect this decline to continue.

Costs and expenses excluding other operating expenses for the three months ended March 31, 2003 were $17,107 as compared to $17,113 for the three months ended March 31, 2002. Payroll expenses were reduced

$848 primarily due to the realignment of our management staff that occurred late in the fourth quarter of 2002. This reduction was offset by higher snow removal costs, higher utility costs, higher local terminating expense and higher material expense associated with higher business sales.

Other operating expenses increased $177 or 1.6%. Depreciation and amortization expense increased $477 or 4.3% to $11,499 as a result of higher depreciable plant from capital expenditures in 2002 and 2003. This increase was offset by the elimination of management fees of $300.

CT’s operating income was $23,491 for the three months ended March 31, 2003 as compared to $20,181 for the three months ended March 31, 2002. The increase was a result of the items discussed above.

CTSI, LLC

CTSI sales were $21,495 for the three months ended March 31, 2003 as compared to $20,881 for the same period in 2002. The increase of $614 or 2.9% primarily represents an increase in local service primarily from of an increase in installed access lines, customer point-to-point circuit revenues and long-distance, partially offset by the continued reduction in access revenue resulting from a modification to certain transport billings related to access trunking. This modification is a result of a potential dispute between CTSI and Verizon regarding billing for these transport trunking facilities. Also contributing to the revenue reduction is the continued implementation of the Federal Communications Commission’s (“FCC”) mandated interstate access rate reduction. At March 31, 2003, CTSI had 130,582 installed access lines versus 115,901 installed access lines at March 31, 2002, an increase of 14,681 or 12.7%. Also contributing to the increase in revenue was an increase in Internet service provider (“ISP”) traffic. For the three months ended March 31, 2003, CTSI recorded approximately $3,864 or 18.0% of its revenues from revenue associated with ISP traffic, as compared to $3,093 or 14.8% for the same period last year. All of the allowable billable minutes on ISP reciprocal compensation above the 3 to 1 ratio available to be billed in 2003 were billed in the first quarter, resulting in the large revenue percentage from ISP traffic. CTSI will have no allowable billable minutes above the 3 to 1 ratio for the remainder of 2003. The increase in point-to-point circuit revenue is due to Internet and cellular providers using our circuits to allow their networks to tie into the switched network system.

Costs and expenses excluding other operating expenses were $13,284 and $13,133 for the three months ended March 31, 2003 and 2002, respectively. Contributing to the increase of $151 or 1.1% are additional circuit rental expense partially offset by reduced bad debt expense.

Other operating expenses increased $466 or 10.1%. Depreciation and amortization expense increased $565 or 12.6% to $5,060 as a result of higher depreciable plant as a result of capital expenditures in 2002 and 2003, primarily associated with increased installed access lines. This increase was partially offset by the elimination of management fees of $99.

CTSI’s operating income was $3,151 for the three months ended March 31, 2003 as compared to $3,154 for the three months ended March 31, 2002. The change was a result of the items discussed above.

Other

Sales of our support businesses were $9,566 and $8,899 for the three months ended March 31, 2003 and 2002, respectively. The increase of $667 or 7.5% is due primarily to an increase in Jack Flash and CC sales, offset by a decrease in epix sales.

CC sales increased $611 or 17.6% primarily due to an increase in business systems installation sales. At March 31, 2003, Jack Flash had 10,538 installed DSL subscribers as compared to 7,879 at March 31, 2002, contributing to its increase in revenue of $228. CLD sales increased $12 or 1.0% as a result of a new intraLATA long-distance product offering. epix sales decreased $184 or 5.2% due to a decrease in dial-up subscribers.

Costs and expenses of our support businesses, excluding other operating expenses, were $9,436 and $8,518 for the three months ended March 31, 2003 and 2002, respectively. CLD costs and expenses increased $77 for the three months ended March 31, 2003, as compared to the same period last year, due primarily to the new product rollout. epix expenses decreased $83 for the three months ended March 31, 2003, in comparison to the same period last year due to lower rent expense and a reduction in headcount. Jack Flash costs increased $181 for the three months ended March 31, 2003, as compared to the same period last year, due to higher advertising costs and an increase in network support costs. Expenses at the corporate financing entity increased primarily due to the recapitalization agreement entered into with Level 3 Communications, Inc. See “Liquidity and capital resources.”

Other operating expenses decreased $2,622. The decrease was primarily the result of a $2,333 charge in 2002 associated with the Voluntary Retirement Program described below that did not recur in 2003. Depreciation and amortization expense decreased $388 or 26.6% to $1,068 as a result of lower depreciable plant. This decrease was partially offset by an increase of $99 attributable to the elimination of management fees allocations.

The operating loss in Other was ($938) for the three months ended March 31, 2003 as compared to ($3,309) for the three months ended March 31, 2002. The change was a result of the items discussed above.

Voluntary Retirement Program

On December 12, 2001, we initiated a Voluntary Retirement Program (“VRP”). The program was offered to certain eligible employees across all of our operations. The VRP was largely funded from pension assets and, therefore, nearly 80% of the cost was non-cash to the Company. In the fourth quarter of 2001, we recorded a charge of $5,388 of which $4,120 represented non-cash charges related to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $1,268 related to medical insurance and other program expenses. Since the deadline related to this program extended into 2002, and because only a portion of the eligible employees had made a decision to accept this program prior to year-end 2001, $2,333 ($1,423 after-tax) was recorded in the first quarter of 2002. The VRP costs of $2,333 represent $1,805 of non-cash charges primarily related to pension enhancement, social security supplements and vacation benefits. Other VRP program costs of $528 related to medical insurance and other program expenses. As a result of the VRP, we reduced our headcount by 103 employees, or approximately 7% of our overall workforce. The results of this program allowed us to achieve increased efficiency and reduced costs.

Interest Expense

Interest expense includes interest on CT’s mortgage note payable to CoBank, ACB (“CoBank”), interest on revolving credit facilities and amortization of debt issuance costs. We used interest rate swaps on $90,000 of floating rate debt to hedge against interest rate exposure. Consolidated interest expense was $2,388 and $3,349 for the three months ended March 31, 2003 and 2002, respectively; this represents a decrease of $961 or 28.7% from the comparable period of 2002. The decrease in interest expense is primarily due to lower average debt outstanding and lower interest rates on variable rate debt not subject to interest rate swaps. Interest expense on CT’s mortgage note payable to CoBank decreased as a result of scheduled principal payments.

Income Taxes

Our effective income tax rates were 38.4% and 39.5% for the three months ended March 31, 2003 and 2002, respectively. In December 2002, we reorganized our legal entity structure to allow the state of Pennsylvania tax losses of CLD and epix to be offset against state taxable income of CT.

Liquidity and Capital Resources:

	March 31, 2003	December 31, 2002
Cash and temporary cash investments	$53,054	$34,935
Working capital deficit	$(12,036)	$(40,759)
Long-term debt (including current maturities and notes payable)	$149,057	$151,309

We have the following financing arrangements in place that provide liquidity based on our current needs. Aggregate amounts available under existing facilities were $210,000 at March 31, 2003 and $155,000 at March 31, 2002.

	March 31, 2003		March 31, 2002
	Balance	Available	Balance	Available
Revolving credit facility	$30,000	$210,000	$85,000	$155,000
Credit agreement—CoBank	54,057	—	63,067	—
Revolving line of credit—CoBank	65,000	—	65,000	—

Total	$149,057	$210,000	$213,067	$155,000

Cash and temporary cash investments were $53,054 at March 31, 2003 as compared to $34,935 at December 31, 2002. Our working capital ratio was 0.93 to 1 at March 31, 2003 as compared to 0.75 to 1 at December 31, 2002. The net increase is due to increased liquidity provided by operations and reductions in capital spending.

	As of March 31,
	2003	2002
Net cash provided by (used in):
Operating activities	$25,561	$18,957
Investing activities	$(6,628)	$(8,798)
Financing activities	$(814)	$(12,153)

For the three months ended March 31, 2003, our net cash provided by operating activities was $25,561 comprised of net income before cumulative effect of accounting change of $14,954, non-cash depreciation and amortization of $17,627 and a reduction in other non-cash items and working capital changes of $7,020. Net cash used in investing activities of $6,628 consisted primarily of additions to property, plant and equipment of $7,381. Net cash used in financing activities of $814 consisted primarily of the net redemption of debt of $2,252, partially offset by proceeds of stock option exercises of $1,471.

We have a $65,000 revolving line of credit with CoBank. This agreement contains restrictive covenants which, among other things, requires the maintenance of a specific debt to cash flow ratio. As amended in June 2002, the revolving line of credit agreement provides for the availability of credit to June 2003. We anticipate refinancing this line of credit when it becomes due in June 2003.

We expect to have adequate resources to meet our currently foreseeable obligations and development plans for our CTSI edge-out markets and customer demand for additional capacity and service. In addition to cash generated from operations and existing credit facilities, sources of funding for any additional capital requirements or acquisitions may include financing from public offerings or private placements of equity and/or debt securities and bank loans. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of our development plans and expenditures.

Level 3 Communications, Inc. (“Level 3”) owns 1,017,061 shares of our Class B Common Stock and no shares of our Common Stock. On April 24, 2003, the Company entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with Level 3 and Eldorado Equity Holdings. Under the terms of the Recapitalization Agreement, the Company agreed to amend its existing charter to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock and (ii) eliminate from the existing charter the CTE Class B Common Stock, and all provisions related thereto, and certain miscellaneous inoperative provisions. Level 3 has agreed, pursuant to the terms of the Recapitalization Agreement, to vote its shares in favor of the reclassification and the related charter amendments at the upcoming Annual Meeting. The reclassification and the related charter amendments are subject to the satisfaction or, to the extent permitted by applicable law, waiver of various conditions precedent, including Company shareholder approval and receipt of applicable regulatory approvals. At the conclusion of the reclassification, CTE will have only one class of common stock, with each share having one vote in all matters. We may, from time to time, consider purchasing some or all of our shares held by Level 3 Communications, Inc. and its affiliates in one or more transactions and may finance these purchases through public or private offerings of equity or debt, operating cash flows and/or bank loans.

Related and Like Parties

On April 2, 2002, we completed a 4,898,000 share secondary offering of our Common Stock. In December 2002, a 4,741,326 share secondary offering of our Common Stock was also completed. All of these shares were offered by a subsidiary of Level 3 Communications, Inc. As such, we did not receive any proceeds from the sale of shares in these offerings.

Level 3 Communications, Inc. currently holds 29.3% of the voting power in our equity securities. However, Level 3 will only have approximately 4.6% of the voting power in our equity securities if the proposed reclassification and conversion of CTE Class B Common Stock into 1.09 shares of CTE Common Stock is approved by the shareholders. Level 3 maintains certain rights to register its shares for resale and has stated publicly that it would consider monetizing certain of its non-core assets, including its holdings in public companies such as CTE. Four of our directors are also directors of Level 3. We have entered into a month-to-month agreement with Level 3 to provide Internet backbone and colocation services.

We have existing relationships with RCN Corporation (“RCN”), which is an affiliate of Level 3. Our Chairman, David McCourt, is also the Chairman and CEO of RCN, a facilities-based telecommunications company. Five of our directors also serve on the board of directors of RCN. On April 23, 2003, Michael Adams and Timothy Stoklosa resigned from our Board of Directors. Both are officers of RCN. Recently, we terminated our month-to-month long-distance resale agreement and a management service agreement with RCN. Also, Level 3 owns a significant amount of the outstanding equity securities of RCN.

Legislative and Regulatory Developments

Commonwealth Telephone Company

Prices for CT’s local and in-state long-distance services are regulated by the Pennsylvania Public Utility Commission (“PUC”). These prices are currently set under an alternative regulation plan, which the PUC approved in 1997. Under this plan, among other things, CT is protected by an exogenous events provision that recognizes and accounts for any state/federal regulatory, legislative changes or other unique changes in the telephone industry that affect revenues or expenses, thereby allowing CT to adjust rates to compensate for changes in revenues and/or expenses due to such exogenous events.

In response to CT’s petition seeking an exogenous event adjustment for revenues lost due to the bankruptcies of two large interexchange carriers in 2002, government agencies that represent ratepayer interests have challenged CT’s surcharge treatment of certain state taxes. CT might be ordered to provide a refund to customers. The PUC has not yet ruled on these matters, and the outcome of this proceeding is uncertain.

The state law authorizing this alternative form of regulation for CT and other incumbent LECs in Pennsylvania is scheduled to sunset on December 31, 2003. The Pennsylvania legislature must reenact the enabling legislation prior to this sunset date in order to ensure continuation of alternative regulation. In late 2002, representatives of CT appeared at two preliminary legislative hearings, and we plan to be actively involved in the legislative process, both individually and through our membership in various industry organizations, to renew the legislation. At this time it is unknown whether, or in what form, the law may be reenacted, or whether or under what terms the PUC might continue alternative regulation on its own discretion absent specific action by the legislature, and thus we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

The PUC is currently considering intrastate access reform and universal service funding reform for independent local exchange carriers in Pennsylvania. At this time, we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

Prices for CT’s interstate services (consisting primarily of subscriber line charges and access charges for interstate toll calls), which currently account for approximately 32.4% of its telephone service revenues, are regulated by the Federal Communications Commission (“FCC”) based on the “average schedule” formulas proposed by the National Exchange Carrier Association (“NECA”). During 2003, NECA and CT have continued to implement new rules adopted by the FCC in 2001 that required a reduction in access charges to IXCs, an increase in subscriber line charges to customers and the creation of a universal funding mechanism funded by all local and interexchange carriers. In addition to the above modifications to the NECA funding mechanisms, the FCC has also released a Notice of Proposed Rulemaking (“NOPR”) under which it will investigate the possibility of allowing telephone companies such as CT to convert to a form of incentive regulation similar in some respects to CT’s existing alternative regulation plan in Pennsylvania. We are unable to predict the outcome of this proposed rulemaking at this time.

CT, CTSI and CLD are required to make contributions to the Federal Universal Service Fund, based on their end-user revenues for interstate and international telecommunications services. Each of these companies currently passes through the cost of these contributions to its end-user customers, either as a surcharge or as part of the price of its services. The FCC made relatively modest changes to the contribution formulas in 2002 that become effective April 1, 2003. The FCC is currently considering further changes to its Universal Service Fund regulations that, if adopted, would alter the basis upon which Universal Service Fund contributions are determined and the means by which such contributions may be recovered from customers. The FCC has not yet acted on these proposals and it is not clear whether the FCC will adopt any of these proposals. Based on the foregoing, the application and effect of the Universal Service Fund requirements (and comparable state contribution requirements) on the telecommunications industry cannot be definitively ascertained at this time.

Pursuant to the “rural exemption” provision of Section 251(f)(1) of the Telecommunications Act of 1996, CT is currently exempted from offering colocation, unbundled network elements (“UNEs”), wholesale discounts and other requirements of the Act that pertain to Regional Bell Operating Companies (“RBOCs”) and non-rural incumbent LECs. The rural exemption does not preclude competitors from providing telephone services within CT’s service area entirely over their own facilities. However, it requires prospective competitors who seek to interconnect with our network in order to resell services or lease unbundled network elements to go through a formal review by the PUC before receiving approval. The PUC may grant such approval only if it finds that the competitor’s proposal is not unduly economically burdensome, is technically feasible and is consistent with the universal service provisions of the Telecommunications Act. To date, no carrier has sought such a review by the PUC.

The Act’s general requirement that telecommunications carriers interconnect networks for the exchange of traffic does, however, apply to CT. CT has recently received limited requests for network interconnection for the exchange of traffic between its network and the networks of other facilities-based telecommunications providers.

CT is currently negotiating with one or more telecommunications carriers for such limited interconnection. At this time, we are unable to predict the outcome of these developments or their potential effect on our results of operations or financial condition.

Effective February 1, 2003, CT entered into an interconnection and reciprocal compensation agreement with Verizon Wireless, a national wireless company, for the exchange of traffic between the companies’ respective end-users. The agreement has a term of 36 months. Under the terms of the agreement, CT and Verizon Wireless will exchange traffic at a reciprocal compensation rate of $0.042 per minute, dropping to $0.03 per minute on January 1, 2004, and dropping to $0.02 per minute on June 1, 2004. The agreement was finally approved by the PUC at its May 1 meeting. CT anticipates that it will offer similar terms for traffic exchange to other wireless companies.

CTSI, LLC

CTSI’s prices are also subject to regulation by the FCC and the PUC although, as a competitive provider, its rates are typically subject to much less scrutiny than those of CT. CTSI’s costs are also affected by regulatory decisions, because CTSI relies in part on facilities and services purchased from incumbent telephone companies (primarily Verizon), including interconnection for the exchange of local traffic with other companies, in providing its services. CTSI has month-to-month interconnection and resale agreements with Verizon.

On September 19, 2001, Verizon was granted permission to provide long-distance services to Pennsylvania customers after the FCC determined that Verizon had met its obligations under the 14-point competitive checklist established by the Telecommunications Act of 1996. Verizon is now able to offer long-distance services in conjunction with its local telephone services in Pennsylvania. CTSI already offers packages of local and long-distance services. Verizon may be able to compete more effectively against CTSI now that it is able to offer all of the same services as CTSI.

Under the Telecommunications Act of 1996, the PUC has authority to arbitrate any disputes over the terms and conditions of interconnection between CTSI and Verizon, and the prices of various unbundled network elements CTSI purchases from Verizon. The PUC has taken a number of actions over the past several years affecting the prices for network elements, as well as the terms and conditions under which these elements are provided. Currently, the PUC is considering changes to Verizon’s rates for unbundled local loops, which may affect CTSI’s cost of providing service to on-switch, off-net customers. The PUC operates within a framework of national rules adopted by the FCC governing network element unbundling. Further decisions by the PUC and the FCC regarding these interconnection and unbundling obligations may have a material effect on CTSI’s costs and profitability.

On February 20, 2003, the FCC adopted significant changes to its rules requiring incumbent carriers like Verizon to offer unbundled access to network elements to competing carriers like CTSI. The full text of these rules has not yet been released and we are unable to analyze their impact at this time. However, the FCC’s preliminary announcement of its ruling indicates that the rules are not likely to have a material impact on CTSI’s “on-net” services, which now account for 52% of its access lines, or on its “on-switch” services, which (together with “on-net” services) now account for 98% of its access lines. The FCC’s rules are likely to be subject to judicial review, but we are unable to predict the outcome of these developments or their potential effect on CTSI’s results of operations at this time.

In October 2002, the PUC directed Verizon to recalculate the rates it charges CTSI and other telecommunications carriers for unbundled network elements. We expect that the recalculation of rates will result in some change in the costs incurred by CTSI to purchase these elements, although we are unable at this time to predict what the new rates will be. The PUC also stated that it would review the impact of the recalculated rates on Verizon’s four density cells. Since the areas served by CTSI are located in higher-cost density cells, the PUC’s decision to review Verizon’s geographic deaveraging of rates may lead to some cost reduction, but this remains uncertain until the Commission completes its review.

The PUC is currently considering a request made by Verizon-PA to declare all services provided to business customers as qualifying for special individual case basis pricing arrangements. CTSI has intervened in the case in opposition to this request. At this time, we are unable to predict the outcome of this proposal.

On October 8, 2002, the PUC entered an order initiating a generic investigation concerning the use of virtual NXX codes in Pennsylvania. Virtual NXX is the industry practice of assigning and populating NXX codes in exchanges where no physical LEC presence exists for the carrier responsible for the NXX code. The concern raised with virtual NXX involves carrier compensation and expense for calling activity terminated to these exchange codes. At this time we are unable to predict the outcome of this proceeding, or its possible effect on our results of operations or financial condition.

In 2001, the FCC adopted new rules to limit the access charges of non-dominant providers. Under these rules, carriers such as CTSI are currently permitted to charge interstate access rates no higher than $0.018 per minute. In June 2003, this rate ceiling will be reduced to $0.012 per minute; and, after June 2004, CTSI will be required to reduce its interstate access charges to levels no higher than those charged by Verizon (which we anticipate will be approximately $0.0055 per minute under the FCC’s rules for large incumbent carriers).

Also in 2001, the FCC adopted new rules limiting the right of competitive local carriers, such as CTSI, to collect reciprocal compensation on local telephone calls that terminate to Internet service providers (“ISPs”). Under these rules, which took effect in June 2001, the amount of compensation payable to CTSI on calls to ISPs above a 3 to 1 ratio will be limited (under certain conditions) to $0.0010 per minute until June 2003, and $0.0007 per minute thereafter. In addition, the total number of minutes for which CTSI can collect compensation at these rates is capped based on the number of minutes CTSI terminated in the first quarter 2001. On May 3, 2002, the U.S. Court of Appeals for the D.C. Circuit remanded the order in which the FCC adopted these rules, on the grounds that the FCC did not provide proper statutory authority for its order. The Court did not vacate the rules, however, and thus the current compensation scheme will remain in effect pending the remand.

These FCC rate ceilings will result in continued reductions in the revenues CTSI receives from interstate access charges and reciprocal compensation, both in dollar amount and as a percentage of total annual revenues. For the three months ended March 31, 2003, CTSI recorded approximately $3,864 or 18.0% of its revenues from compensation revenue from ISP traffic. This compares to $3,093 or 14.8% for the same period in the previous year. Of these amounts, local reciprocal compensation associated with ISP traffic was $1,140 or 1.4% and $1,192 or 1.5% of our total consolidated revenues for the three months ended March 31, 2003 and 2002, respectively. Revenues from interstate access charges represented approximately 0.8% and 1.4% of our consolidated revenues, for the three months ended March 31, 2003 and 2002, respectively.

Effective February 1, 2003, CTSI entered into an interconnection and reciprocal compensation agreement with Verizon Wireless, a national wireless company, for the exchange of traffic between the companies’ respective end-users. The agreement has a term of 36 months and was approved by the PUC on May 1. Under the terms of the agreement, CTSI and Verizon Wireless will exchange traffic at a reciprocal compensation rate of $0.0035 per minute, which is comparable to the per minute compensation rate CTSI has in place with Verizon Telephone Company.

Quantitative and Qualitative Disclosures about Market Risk

Quantitative and Qualitative Disclosures about Market Risk—We are exposed to interest rate risk primarily through our borrowing activities. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our future financing requirements.

The table that follows summarizes the fair values of our fixed and variable rate debt. The table also provides a sensitivity analysis of the estimated fair values of these financial instruments assuming 100-basis-point upward and downward shifts in the weighted average interest rate.

As of March 31, 2003	Carrying amount	Fair value	Fair value assuming +100 basis point shift	Fair value assuming -100 basis point shift
	(thousands of dollars)
Long-term debt and notes payable:
Fixed	$27,372	$28,348	$28,257	$28,440
Variable	$121,685	$121,685	$120,369	$123,028

We manage our interest rate risk through a combination of variable and fixed rate debt instruments at varying maturities and by using interest rate swaps.

The table below provides information about our interest rate swaps. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. The estimated fair value amounts have been provided to us by the financial institutions with which we have swap contracts using appropriate and consistent valuation methodologies.

	Maturity date	Fixed rate	Notional amount	Approximate fair value as of March 31, 2003
	(thousands of dollars)
Variable to fixed:
Hedge 3	2004	5.78%	$20,000	$(1,127)
Hedge 4	2004	6.13%	$15,000	$(1,069)
Hedge 6	2006	5.40%	$35,000	$(3,573)
Hedge 7	2003	4.75%	$20,000	$(166)

Two of our interest rate swaps matured in the second quarter 2002, and were not renewed. Additionally, one interest rate swap matured in the third quarter 2002, and did not renew. An interest rate swap is scheduled to mature in May 2003 that will not be renewed.

As of May 15, 2003, we had no other material exposure to market risk.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE DRIVE

DALLAS, PENNSYLVANIA 18612-9774

PROXY – Annual Meeting of Shareholders — September 3, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Michael J. Mahoney, James Q. Crowe and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in COMMONWEALTH TELEPHONE ENTERPRISES, INC. (the “Company”) entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on September 3, 2003, at 11:30 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2003 Annual Meeting.

By signing and returning this proxy, the undersigned delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Change of Address

email:

(Continued, and to be Signed and Dated, on Reverse Side)

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This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as recommended by the Board of Directors.	Please mark your vote as indicated in the example	☒

1.	Election of four (4) Directors to Class I to serve for a term of three (3) years		3.

Approval to adopt the Charter Amendment to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock and (ii) eliminate from the Articles of Incorporation the CTE Class B Common Stock and all provisions relating thereto and certain inoperative provisions.

The Board of Directors recommends a vote “FOR” all the nominees.
(Instructions: To withhold authority to vote for any individual nominee, first mark “Vote For All Nominees”, then strike a line through the nominee’s name in the list below.)
	01 Walter Scott, Jr. 03 David C. McCourt	02 David C. Mitchell 04 Daniel E. Knowles	The Board of Directors recommends a vote “FOR” Proposal #3
	VOTE FOR ALL NOMINEES ☐	VOTE WITHHELD FROM ALL NOMINEES ☐		FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.		4.	To adjourn the Annual Meeting, if needed, to solicit additional votes in favor of the Charter Amendment proposal.
The Board of Directors recommends a vote “FOR” Proposal #2 FOR AGAINST ABSTAIN ☐ ☐ ☐			The Board of Directors recommends a vote “FOR” Proposal #4
				FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                                      Signature                                                                    Date

NOTE:	Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.

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